AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  JANUARY 19, 2010

                                                                                                                                     FILE NO. 333-161522

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.5 to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIDAS MEDICI GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8742	37-1532843
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

445 Park Avenue, 20th Flr.
New York, New York 10022
(212) 792-0920
(Address and telephone number of principal executive offices)

Nana Baffour, CFA
Chief Executive Officer & Co-Executive Chairman
445 Park Avenue, 20th Flr.
New York, New York 10022
(212) 792-0920
(Name, address and telephone number of agent for service)

Thomas A. Rose, Esq	Stephen A. Weiss, Esq
Marcelle S. Balcombe, Esq.	Janet Gabel, Esq.
Sichenzia Ross Friedman Ference LLP	Hodgson Russ, LLP
61 Broadway, 32nd Floor	1540 Broadway
New York, New York 10006	New York, New York 10036
T: (212) 930-9700	T: (212) 751-4300
F: (212) 930-9725	F: (212) 751-0928

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

(COVER CONTINUES ON FOLLOWING PAGE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐Large accelerated filer	☐Non-accelerated filer
☐Accelerated filer	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value (2)	1,150,000	$6.50	$7,475,000	$417.10
Common Stock, $0.001par value (3)	50,000	$7.80	$390,000	$18.50
Total Registration Fee				$435.60	*

*previously paid.
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2) Includes shares of common stock issuable upon the exercise of a 45-day option granted to the registration to the underwriter to cover over-allotments, if any.
(3) Issuable to the underwriter upon exercise of warrants of the registrant, exercisable at no less than 120% of the initial public offering price of the registrant’s shares and expiring five years from the effective date of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject To Completion, Dated January 19, 2010

MIDAS MEDICI GROUP HOLDINGS, INC.

1,000,000 Shares of Common Stock

This is a firm commitment public offering of 1,000,000 shares of our common stock. We expect that the public offering price of our common stock will be between $5.50 and $6.50 per share.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended.

There is no public market for our securities. On or about the date of this prospectus, we intend to have our common stock quoted for trading on the FINRA OTC Bulletin Board. There can be no assurance that our common stock will ever be quoted on a quotation service or a stock exchange or that any market for our securities will develop.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount and Commissions(1)	Proceeds, to Us, Before Expenses(2)
Per share	$	$	$
Total	$	$	$

(1)
Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to National Securities, as representative of the several underwriters  estimated at $_________. We have also agreed to issue to the representative of the underwriters warrants to purchase up to 50,000  shares of our common stock at an exercise price equal to 120% of the per share offering price, exercisable for a four year period commencing one year after the effective date of this prospectus.  The foregoing warrant will only be issued to the representative of the underwriters and permitted officers or employees of the representative.

(2)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and non-accountable expenses allowance, will be approximately $791,822.

We have granted the underwriters a 45-day option to purchase up to 150,000 additional shares from us to cover over-allotments, if any. If the underwriters exercise the over-allotment option in full, the net proceeds to us will be $________.

We are offering the shares for sale on a firm-commitment basis. The underwriters expect to deliver our securities to investors in the offering on or about ___________ , 2010.

NATIONAL SECURITIES CORPORATION	ARDOUR CAPITAL INVESTMENTS, LLC

The date of this prospectus is_________, 2010.

Until [*], 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully including the risk factors, our business description and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus. Unless the context indicates otherwise, as used in this prospectus, “Midas Medici” or the “Registrant” refers only to Midas Medici Group Holdings, Inc., a Delaware corporation, and “we”, “us”, “our” or the “Company” refers to Midas Medici, together with our wholly-owned subsidiary Utilipoint International, Inc. (“Utilipoint”) and its 60% owned subsidiaries The Intelligent Project LLC. and  Utilipoint, s.r.o., in the Czech Republic. The term “year” or “fiscal year” refers to the year ended December 31. All share and per share information assumes an initial offering price of $6.00 per share.

Midas Medici Group Holdings, Inc.

Overview

We are a clean energy company that provides services to utilities and others to further the development of the electric grid.  The electric grid is the entire infrastructure available to generate, transmit, and distribute electricity to end users. We define the “Smart Grid” as the electrical grid, enhanced by technologies and solutions designed to make it function more efficiently, reliably and securely.

In much the same way that technological advances in microprocessors, power electronics and the internet revolutionized the telecommunications industry, we believe that technological advances are transforming the traditional electrical grid into a smarter grid and significantly improving its capabilities.  Key elements of the Smart Grid include the ability to: introduce clean energy sources into the grid; collect, transmit, store and analyze data from the grid; communicate information between all segments of the grid; automate certain functions of the grid using advanced control systems and devices; and reduce the carbon footprint using various products, processes and services for remote demand management and ensuring affordability of electrical power.

In October 2008, the U.S. Department of Energy released a study, “The Smart Grid: An Introduction”, in which it estimated that for the past 20 years, demand growth has exceeded supply growth by 25% per year. As a result, power outages are estimated to cost U.S. businesses $100 billion per year, with 41% more power outages in the second half of the 1990s than in the first half. Smart Grid enhancements will ease congestion and increase utilization of generating capacity, allowing between 50% to 300% more electricity to be sent through the existing electrical grid.

Through our wholly-owned subsidiary, Utilipoint we provide energy industry consulting services and proprietary research in seven practice areas that encompass the entire energy and utility value chain, including:

•	Smart Meter Deployment,
•	Energy Investments & Business Planning,
•	CommodityPoint,
•	Meter-to-Cash,
•	Pricing & Demand Response,
•	Public & Regulatory Issues Management, and
•	The Intelligent Project.
With its origins dating back to 1933, Utilipoint built its reputation in the power utility industry by supplying market data to United States utilities. Today, Utilipoint is a full service energy-focused consulting firm, providing independent research, information, analysis, and consulting to energy companies, utilities, investors, regulators, and industry service providers. Our clients include utilities, investors, regulators, and energy industry vendors and service providers, both domestically and internationally.

According to the International Energy Agency’s (“IEA”) World Energy Outlook 2008, electric power infrastructure will require cumulative worldwide investment of over $13.6 trillion (in 2007 dollars) from 2007-2030. On a national level, and according to the Brattle Group, investment totaling approximately $1.5 trillion will be required between 2010 and 2030 to pay for grid infrastructure in the United States 1. We believe we are well positioned to benefit from this anticipated market opportunity.

 ________________________

1 The Brattle Group, “Transforming America’s Power Industry”, November 2008

With Utilipoint’s acquisition of 60% of The Intelligent Project, LLC, completed in July 2009, we now have the ability to provide additional consulting services, which complement our current service offerings, to help clients understand and consider the Smart Grid’s impact.  We believe this knowledge will provide critical intelligence to enable our clients to successfully deploy Smart Grid solutions.  We provide our consulting services and proprietary research using multi-disciplinary teams with deep subject matter expertise, analytical methodologies, primary research and proprietary databases and web-based survey tools. We also host annual conferences in the U.S. and Europe targeted to our client base to discuss topical issues in the Clean Energy and Smart Grid sectors.  As of September 30, 2009, more than 50% of our professional staff held post-graduate degrees in such diverse fields as economics, engineering, business administration, information technology, law, life sciences and public policy. Our senior managers have considerable industry and project management experience and an average tenure of more than 20 years in the industry. We believe this diverse pool of intellectual capital is what enables us to assemble the multi-disciplinary teams that can provide creative solutions to our clients’ most pressing problems.  We are headquartered in New York, New York. Our subsidiary, Utilipoint is headquartered in Albuquerque, New Mexico, with two domestic regional offices in Tulsa, Oklahoma and Sugar Land, Texas, and it maintains international operations through its office in Brno, Czech Republic.  The Intelligent Project, LLC is located in West Lafayette, Indiana.

Our Strategy

Our goal is to become a global leader in alternative energy and Smart Grid solutions. Our strategy is to grow our business both organically and through acquisitions by leveraging the knowledge and experience of Utilipoint and  our management team’s extensive experience owning and operating businesses. Prior to joining our company, our management team has acquired and operated businesses with an aggregate enterprise value of approximately $600 million in the energy services sector. We intend to identify new areas of growth and expand our activities beyond our current consulting business. We target the following areas of growth: engineering services, data warehousing and information technologies and financial services.

Accelerate organic growth

Our organic growth strategy is to increase the number of customers and the value of services we sell to them. We intend to achieve this by building technology systems and a back-office infrastructure, complemented by investing in market awareness of the Utilipoint brand to support our consultants.  This strategy is designed to generate significant financial and operational leverage by raising the utilization rate of our consultants and by growing the revenue they generate from our technology tools. We expect that as we employ additional consultants with significant industry expertise at increased rates to reflect their higher level of experience, this will increase revenue without significantly increasing costs.

Pursue strategic acquisitions

The core of our growth strategy includes executing strategic acquisitions of companies providing services and solutions that support the development of the Smart Grid. We plan to pursue a disciplined acquisition strategy to obtain new customers, increase our size and market presence and obtain capabilities that complement our existing portfolio of services, while focusing on cultural compatibility and financial impact. We made our first acquisition in August 2009, when we acquired Utilipoint, a full service energy-focused consulting firm, providing independent research, information, analysis, and consulting to energy companies, utilities, investors, regulators, and industry service providers.

Some of the types of businesses that we have currently identified for possible acquisition include:

·	Engineering companies that provide enabling solutions to the Smart Grid infrastructure;
·	Technology companies that provide data warehousing technology infrastructure and data center solutions;
·	Companies that facilitate financing of energy efficiency initiatives for consumers and commercial enterprises; and
·	Other companies or products and services aimed at commercial/industrial customers and consumers to impact the Smart Grid.

We currently have no agreements or arrangements for any acquisitions.  There can be no assurance that we will be able to consummate any strategic acquisitions, or if we are able to do so, that any one or more of the acquisitions will prove to be profitable or otherwise beneficial to our Company.

Leverage our management team’s diverse industry experience

Our management team, led by our CEO, Nana Baffour, and President, Johnson Kachidza, possesses a breadth and depth of industry experience which we believe will enable us to achieve our growth objectives. We believe that our relationships with executive level management at utilities, regulators, vendors, technology leaders and investment professionals who are active in the utility space will serve us well as we continue to execute our business strategy. We believe that our experience and expertise will maximize our chances of succeeding in acquiring and managing energy services companies, which we define as non-generation companies supporting the energy sector, whose customers include utilities, educational institutions, automobile manufacturers, architectural engineering firms, technology providers, general manufacturers and local municipalities.

Grow our client base and increase the scope of services provided to existing clients

According to the Earnest Orlando Lawrence Berkley National Laboratory’s research report entitled “A Survey of the ESCO Industry: Market Growth and Development from 2000 to 2006,” the energy consulting and energy services market is sized at approximately $3.6 billion.  The overall Smart Grid market opportunity, according to the Energy Information Administration’s (“EIA”) World Energy Outlook 2008, is approximately $13.6 trillion (in 2007 dollars) for the period 2007-2030. We intend to capitalize on this large market and grow our client base by expanding our geographic presence domestically and internationally, while expanding the scope of services we provide. In addition, we intend to invest in development and marketing initiatives in order to strengthen our brand recognition among potential clients.

Focus on higher margin contracts and recurring revenue

We plan to focus our efforts on obtaining energy consulting assignments in the form of subscription-based revenues and bundled service agreements, which we believe will provide us with higher profit margins and increase the share of our revenue that is recurring. We also intend to expand and improve our existing databases in order to increase our revenues from subscriptions to those databases.

Strengthen our end-to-end service offerings

We plan to increase our revenue from research, advisory and consulting services, which include information technology solutions, executive level panels, primary research, project management, project management and conferences.

Build upon our brand equity

Through our subsidiary Utilipoint, we enjoy 76 years of brand recognition as an energy industry expert. We intend to distinguish ourselves as a diversified Clean Energy and Smart Grid focused company.

Capitalize on operating leverage

We are building a corporate infrastructure and internal systems that we believe when in place would be readily scalable and will accommodate significant growth without a proportionate increase in expense.

Competition

We operate in a highly competitive and fragmented marketplace and compete against a number of firms in each of our key markets.  A substantial number of these firms have significantly greater infrastructure and financial resources than our company.

Competitive Strengths

Experienced management team.  Our management team possesses extensive experience acquiring and integrating energy services businesses, relationships with senior executives throughout the electric energy industry and a comprehensive understanding of the U.S. regulatory framework. With extensive experience owning, operating and acquiring companies, members of our management have a track record of successfully building companies through organic, strategic and operational expertise and leveraging critical partnerships into stable and positive cash-flow generating assets.

Highly experienced professional staff with deep subject matter knowledge.  Management believes the in-depth subject matter knowledge of our experts coupled with our corporate experience developed over decades of providing advisory services at the intersection of electricity and technology make us a valuable resource to our clients and distinguish us from our competitors.

Versatile advisory services practice.    We believe our advisory approach to consulting and understanding of our clients’ requirements and objectives, gives us a significant competitive advantage, permitting us to gain access to key client decision makers during the initial phases of their policy, program, project or initiative, which we hope to leverage into opportunities for other facets of our business.

Proprietary analytics and methods which allow us to deliver superior solutions to clients. We have developed energy-planning, benchmarking and pricing models that are used by municipalities and commercial entities in US, Europe and Canada and select clients in Asia, South America and the Middle East and Africa. In addition, we have developed a suite of proprietary tools, databases and project management methodologies that are available to be utilized on client engagements and leveraged to develop proprietary products.

Industry Background

The Electrical Power Industry

The electrical power industry can be divided into four segments: Generation, Transmission, Distribution, and End-Use Consumption. Generation is the process of producing electrical energy or the amount of electrical energy produced by transforming other forms of energy, commonly expressed in kilowatt hours (“KWh”) or megawatt hours (“MWh”). Transmission refers to the high-voltage, long-distance transfer of electricity. Distribution refers to medium-voltage, medium-distance transport from transmission substations to customer meters. End-Use Consumption is the use of electricity by residential, commercial and industrial consumers.

The federal government increased the regulation of the utility industry  with the passage of the Public Utility Holding Company Act of 1935, (“PUHCA”). PUHCA regulated vertically integrated monopolies that generate, transmit and distribute electricity to end users in predefined service regions.  These vertically integrated utilities are also regulated at the federal level by the Federal Energy Regulatory Commission (“FERC”) and at the state level by the Public Utility Commissions (“PUCs”). The FERC regulates the interstate transmission of natural gas, oil and electricity, including wholesale sales of electricity outside a utilities’ predefined service region, while the PUCs generally regulate the quality of service and rates charged to retail customers.  The rates are designed to recover a PUC-determined return on investment, as well as other costs incurred by the utilities.

Over the past 30 years, the benefits of the monopoly nature of the industry have been questioned and challenged. Restructuring throughout North America is fostering a competitive environment in the energy industry. The FERC and the PUCs have driven an industry restructuring meant to enable and encourage the development of more efficient generation sources and to permit increased competition in order to reduce prices.  The most fundamental change to the electrical energy business has been breaking up the vertically integrated utilities by separating generation from their distribution functions. In these restructured markets, utility companies continue to operate and maintain local distribution, delivering electricity to consumers at regulated prices as before, but power generators and electricity suppliers are now allowed to openly compete to sell their electricity at market prices. Grid operators, comprised of independent system operators, referred to as ISOs, or regional transmission organizations, referred to as RTOs, have been formed in these deregulated markets to operate the power systems, including transmission lines, energy trading, coordinating the wholesale of electricity, and establishing electricity markets. These grid operators are responsible for maintaining federal reliability standards designed to avoid service disruptions.

Increasingly, grid operators and utilities in both restructured markets and in traditional regulated markets are challenged to provide electricity reliably during periods of peak demand. Recently, Government legislation, such as the Energy Policy Act of 2005, The Clean Air Act of 2005, the Energy Independence and Security Act of 2007, and the American Recovery and Reinvestment Act of 2009, have been promulgated to address national and global issues pertaining to energy security, energy independence and environmental concerns. The key structural changes in the utility industry and recent legislation have all laid the groundwork for the implementation and acceleration of the Smart Grid by:

•	Expanding the sources of generation to include more efficient and environmentally friendly resources such as solar, biomass and wind;
•	Opening access to the transmission and distribution system to facilitate wholesale trading of electricity between regions to introduce competition; and
•	Providing consumers with choices of where to purchase power further promoting competition.

Once implemented, we believe the Smart Grid will address the current constraints of the existing grid and make it function more efficiently, by:

•	Improving reliability through the enhanced monitoring of the grid using technology-based tools such as digital electronics, visualization technologies and advanced controls to avoid power outages;
•	Maintaining power affordability by facilitating competition and energy efficiency through reduced usage;
•	Reinforcing U.S. competitiveness by promoting energy independence and energy security;
•	Accommodating renewable energy sources on the grid;
•	Helping reduce the carbon footprint by decreasing consumption and thus reducing the need to build new fossil fuel power plants;
•	Increasing effective supply by reducing blackouts and brownouts through data-driven grid management, optimizing capacity allocation and demand response and management;
•	Facilitating cost savings for utilities by automating tasks such as meter reading or remote grid monitoring; and
•	Introducing efficiencies yet to be envisioned driven by further advances to the Smart Grid.

Recent acceleration in demand for power on a global and national scale. According to the EIA, overall U.S. electricity consumption will be about five trillion KWh by 2030 (World Energy Outlook 2009) which will require about 218 gigawatts (“GW”) of new generating capacity during the 2007 to 2030 period (Annual Energy Outlook 2009) although only 47 GW is under plan today. Given the disparity between the required capacity and the anticipated capacity, along with constraints in building new generation capacity, including construction and environmental costs, the Smart Grid provides a cost-effective and practical opportunity to optimize the grid to accommodate the increased electrical energy demand while minimizing these costs.

The Cost of Under-Investment and Grid Deterioration.  Historically, investment in expanding the grid infrastructure has not generally kept pace with the increase in demand, creating increased congestion and sub-optimization of utility operations.  The Smart Grid offers a practical solution to optimize the current grid, reducing infrastructure investment, in order to meet future demand.

An Evolving Regulatory Framework.  Driven by national and global environmental, energy security, and energy dependence concerns, new and existing legislation will continue to constrain the ability to meet energy demand by building more power plants. As such, the Smart Grid presents a cost effective solution to meet future electrical energy needs within the constraints of present and anticipated legislation and environmental policy.

Corporate History

We were incorporated in the State of Delaware on October 30, 2006 under the name Mondo Acquisition I, Inc. We were formed as a vehicle to pursue a business combination through the acquisition of, or merger with, an operating business.  From inception until May, 2009, we were engaged in organizational efforts and obtaining initial financing. On May 15, 2009, our then sole shareholder, Mondo Management Corp., and Midas Medici Group, Inc. entered into a Purchase Agreement.  Pursuant to the Purchase Agreement, Mondo Management Corp. sold 100% of the issued and outstanding capital stock of Mondo Acquisition to Midas Medici Group, Inc. The closing of the transactions contemplated in the Purchase Agreement resulted in a change in control of the Company, both in its shareholding and management. Effective May 22, 2009, we changed our name to Midas Medici Group Holdings, Inc.

On August 10, 2009, Midas Medici entered into an Agreement and Plan of Merger with Utilipoint and Utilipoint Acquisition Co., a New Mexico corporation and wholly-owned subsidiary of Midas Medici (the "Merger Sub"). Pursuant to the Merger Agreement, Merger Sub merged with and into Utilipoint and Utilipoint became our wholly-owned subsidiary on August 21, 2009. At the closing of the Merger on August 21, 2009, we ceased to be a shell company.  In connection with the Merger, we issued an aggregate of 1,348,516 shares of common stock to the Utilipoint stockholders in exchange for 42,191 Utilipoint shares and 172,597 options in exchange for 5,400 Utilipoint options. In addition, Knox Lawrence International, LLC, KLI IP Holding, Inc. and UTP International, LLC, stockholders of Utilipoint, received an aggregate of 889,444 shares of our common stock and 27,168 options at the closing of the Merger in exchange for 27,828 shares of Utilipoint and 850 options of Utilipoint. Prior to the merger, Knox Lawrence International, LLC, owned 6,305 shares (14.9%) of Utilipoint of which 4,855 were acquired on July 23, 2007, 1,250 were acquired on December 31, 2008 and 200 were acquired on January 15, 2009.  KLI IP Holding, Inc. owned 0 shares or 0% of Utlipoint and UTP International, LLC owned 21,523 preferred shares (51%) of Utilipoint which were acquired on July 23, 2007.  At the closing of the merger, the preferred shares were converted into common shares (51% of Utilipoint) at a ratio of one preferred share for one common share.  In exchange for their shares of Utilipoint, each of Knox Lawrence International, LLC, KLI IP Holding, Inc. and UTP International, LLC received, 201,522 shares, 0 shares and 687,922 shares of Midas Medici, respectively, in connection with the acquisition of Utilipoint by Midas Medici. KLI IP Holding, Inc. received 27,168 options to acquire shares of Midas Medici at the closing of the merger. Each of KLI IP Holding and UTP International has no operations and their sole business is their current ownership of our shares acquired at the closing of the merger. KLI IP Holding, Inc. and UTP International, LLC are wholly owned subsidiaries of Knox Lawrence International, LLC.  Prior to the merger, Knox Lawrence International and its affiliates owned an aggregate of 65.9% of Utilipoint and upon the consummation of the merger owns 38.5% of Midas Medici, which in turn owns 100% of Utilipoint. Nana Baffour, our CEO and Johnson Kachidza, our President and CFO are co-founders and Managing Principals of Knox Lawrence International, LLC. Nana Baffour, our CEO and Johnson Kachidza, our President are the principal shareholders of Knox Lawrence International, LLC, KLI IP Holding, Inc. and each own 373.5 membership units or 37.35% of Knox Lawrence International, LLC, 150 shares or 30% of KLI IP Holding, Inc., no membership units or 0% of UTP International, LLC and have an indirect ownership in UTP International, LLC through Knox Lawrence International, LLC.

At the closing of the Merger, we also issued options to purchase 25,000 shares of our common stock to David Steele, President of Utilipoint and options to purchase 10,000 of our common stock each to Peter Shaw, Managing Director of The Intelligent Project, LLC ("IP") and Stephen Schweich, our director.

Knox Lawrence International, LLC and its affiliates have had a close relationship with Utilipoint through their ownership interests and by virtue of the involvement of Messrs Baffour and Kachidza, who in addition to serving as our CEO and President, respectively, are also Managing Members of Knox Lawrence International, LLC and control KLI IP Holding, Inc. and UTP International, LLC.

The Merger is being accounted for as a reverse merger and recapitalization which resulted in Midas Medici being the “legal acquirer” and Utilipoint the “accounting acquirer”. This filing with the Securities and Exchange Commission (the “SEC”) includes the historical financial results of Utilipoint as of and for the periods ended September 30, 2009 and 2008 and Midas Medici, and its subsidiaries only as of and for the period commencing August 21, 2009, the date of the reverse merger.

References herein to Utilipoint common shares have been retrospectively adjusted to reflect the exchange ratio of 31.96217203 Midas Medici common shares for each share of Utilipoint common stock established in the Merger Agreement.

Utilipoint, together with its subsidiaries, is a utility and energy consulting and issues analysis firm. Utilipoint offers public issues and regulatory management, advanced metering infrastructure and meter data management, rates and demand response, utility energy and technology, trading and risk management, and energy investment services. Utilipoint provides its services to energy companies, utilities, investors, regulators, and industry service providers primarily in North America and Europe. Utilipoint also serves select clients in Asia, South America, Africa and the Middle East. Utilipoint is headquartered in Albuquerque, New Mexico, with two offices in Tulsa, Oklahoma and Sugar Land, Texas, and is incorporated under the laws of the State of New Mexico. Utilipoint also has a wholly owned subsidiary, Utilipoint, s.r.o., in the Czech Republic and maintains its international operations through its office in Brno, Czech Republic. In July 2009, Utilipoint acquired a controlling interest in IP. IP is a research and advisory services firm addressing the challenges that utilities face in advancing and solving electricity consumers’ needs related to the Smart Grid. IP, which was incorporated on March 10, 2009, is headquartered in West Lafayette, Indiana.

Corporate Information

Our executive offices are located at 445 Park Avenue, 20th Floor, New York, New York, 10022. Our telephone number is (212) 792-0920. Utilipoint’s web address is www.utilipoint.com. The information contained on, or that can be accessed through, Utilipoint’s website is not a part of this prospectus. We have included the website address in this prospectus solely as an inactive textual reference.

The Offering

Securities being offered		1,000,000 shares of common stock .

Over-allotment option
Up to an additional 150,000 shares of common stock may be issued in the event that the underwriters exercise their over-allotment option within 45 days of the effective date of the registration statement of which this prospectus is a part.

Common stock outstanding before this offering		2,310,516 shares

Common stock outstanding after this offering		3,310,516 shares (1)

Use of proceeds
Repayment of debt and accrued expenses; website and database upgrades;
marketing and infrastructure expenses; investment in strategic partnerships; and working capital, including acquisition and transactions costs.

Underwriters’ compensation	• • •
8% of the public offering price
1% non-accountable expense allowance
Warrants to purchase 50,000 shares of common stock at an exercise price of 120% of the public offering price, exercisable on the first anniversary of the effective date of this prospectus and expiring on the fifth anniversary of the date of this prospectus.

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See
“Risk Factors” beginning on page 9.

_______________________________
(1) Excludes (i) up to 150,000 shares of common stock that may be sold by us to the underwriters to cover over-allotments, (ii) 50,000 shares of our common stock issuable upon exercise of warrants to be issued to the underwriters in connection with this offering, and (iii) 650,000 shares of common stock reserved for issuance under our stock option plan.

Summary Historical Consolidated Financial Data

The table below is a summary of the audited consolidated financial data for the fiscal years ended December 31, 2008 and 2007 and the unaudited consolidated financial data for the nine months ended September 30, 2009 and 2008.

Historical results are not necessarily indicative of the results that may be expected for any future period. The information presented below is only a summary and should be read in conjunction with our consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Fiscal Year Ended	Fiscal Year Ended	Nine Months Ended	Nine Months Ended
	December 31,	December 31,	September 30,	September 30,
	2008	2007	2009	2008
			Restated
Statement of Operations Data

Net Revenues	$3,660,941	$3,910,392	$2,566,962	$2,826,650
Cost of Services	2,037,046	2,149,136	1,445,193	1,485,006
Gross Margin	1,623,895	1,761,256	1,121,769	1,341,644

Operating Expenses
Selling, general and administrative	1,777,613	1,548,028	1,784,968	1,338,676
Depreciation and amortization	17,845	10,871	13,835	12,207
Management fees	100,000	25,000	-	-
Total operating expenses	1,895,458	1,583,899	1,798,803	1,350,883
Operating income (loss)	(271,563)	177,357	(677,034)	(9,239)

Other Income (Expense)
Interest income	1	1,974	2	-
Interest expense	(63,942)	(66,381)	(62,855)	(49,332)
Other income	-	850	-	-
Total other income (expense)	(63,941)	(63,557)	(62,853)	(49,332)
Income (loss) before income taxes	(335,504)	113,800	(739,887)	(58,571)

Provision (benefit) for income taxes	(35,815)	45,737	2,077	(1,362)
Net income (loss)	(299,689)	68,063	(741,964)	(57,209)
Less: Net loss attributable to the non-controlling interest	-	-	71,041	-
Net loss attributable to Midas Medici Group Holdings, Inc.	(299,689)	68,063	(670,923)	(57,209)

Preferred stock dividends and dividend accretion
Preferred stock stated dividends	(136,500)	(34,125)	(109,958)	(102,375)
Preferred stock dividend accretion	(279,353)	(116,232)	(203,109)	(201,659)
Net loss applicable to common stockholders	$(715,542)	$(82,294)	$(983,990)	$(361,243)

Net loss per share applicable to common
stockholders - basic and diluted	$(1.05)	$(0.08)	$(0.64)	$(0.26)

Weighted average common shares
outstanding - basic and diluted	679,995	1,065,779	1,531,736	1,372,730

Balance Sheet Data
Cash and cash equivalents	$144,546	$-	$112,335	$20,140
Total assets	776,875	858,896	570,578	888,599
Total liabilities	2,292,245	1,743,462	2,301,867	2,134,409
Stockholders' equity (deficit)	(1,515,370)	(884,566)	(1,731,289)	(1,245,809)
Total liabilities and stockholders' equity (deficit)	776,875	858,896	570,578	888,599

RISK FACTORS

An investment in our common stock involves risk.   You should carefully consider the risks described below which are material and inherent in this offering together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Associated with Our Business

We have recently incurred net losses, and we may continue to incur net losses in the future.

The net loss of Midas Medici in 2008 was $299,689 and for the nine months ended September 30, 2009 was $741,964 . Our accumulated deficit as of September 30, 2009 was $1,483,705. We currently have a working capital deficiency of $1,552,973 as of September 30, 2009. Our net losses in 2008 and 2009 were driven principally by deteriorated macroeconomic conditions and the fixed cost nature of our business. More recently, our net losses have been driven principally by general and administrative, marketing, operating and depreciation and amortization expenses relating to investing in human capital to support our newer service offerings and grow our presence in Europe. To try to grow our revenues and customer base, we plan to continue emphasizing the expansion and development of our services, which will include increased marketing and operating expenses. We cannot be certain that by incurring these expenses our hoped-for revenue growth will occur. Further, even with additional investment we may never obtain profitability.

We face intense competition from many competitors that have greater resources than we do, which could result in price reductions, reduced profitability and loss of market share.

We operate in highly competitive markets and generally encounter intense competition to win contracts and acquire new business. Many of our competitors are larger and have greater financial, technical, marketing and public relations resources, larger client bases, and greater brand or name recognition than we do. Some of our competitors are ICF International, Navigant Consulting, IBM, and Accenture. We also have numerous smaller competitors, many of which have narrower service offerings and serve niche markets. Our competitors may be able to compete more effectively for contracts and offer lower prices to clients, causing us to lose contracts.  In order to compete, we may be forced to lower the prices at which we offer our services in order to win or retain contracts, which could lower our  margins or cause us to suffer losses on contracts that we do win. Some of our subcontractors are also competitors, and some of them may in the future secure positions as prime contractors, which could deprive us of work we might otherwise have won. Our competitors also may be able to provide clients with different and greater capabilities and benefits than we can provide in areas such as technical qualifications, past performance on relevant contracts, geographic presence, ability to keep pace with the changing demands of clients and the availability of key professional personnel. Our competitors also have established or may establish relationships among themselves or with third parties, including through mergers and acquisitions, to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge. We also may compete with our competitors for the acquisition of new businesses.  Our competitors may also be able to offer higher prices for attractive acquisition candidates, which could harm our strategy of growing through selected acquisitions. In addition, our competitors may engage in activities, whether proper or improper, to gain access to our proprietary information, to encourage our employees to terminate their employment with us, to disparage our company, and otherwise to gain competitive advantages over us. For further information regarding competition, see the section entitled “Business — Competition.” If we are unable to compete successfully in the provision of services to clients and for new business, our revenue and operating margins may decline.

We may compete with our affiliates for customers and acquisitions

Some of our directors and officers are affiliated with companies that are also in the energy services area and may compete with us for acquisitions which may increase the price we pay for acquisitions. In addition, we may compete with some of these companies for customers. If we are unable to compete successfully with these affiliated companies, we may lose customers and may be unable to expand our customer base which will affect our revenue and operations.

Because much of our work is performed as short-term projects, research assignments and consulting engagements, we are exposed to a risk of under-utilizing our staff.

Utilipoint performs much of its work under short-term contracts. Even under many of its longer-term contracts, it performs much of its work under individual task orders and delivery orders, many of which are awarded on a competitive basis. If Utilipoint cannot obtain new work in a timely fashion, whether through new task orders or delivery orders, modifications to existing task orders or delivery orders, or otherwise, it may not be able to keep its staff profitably utilized. It is difficult to predict when assignments will be obtained. Moreover, Utilipoint must manage its staff carefully in order to ensure that consultants with appropriate qualifications are available when needed and  are utilized to the fullest extent. There can be no assurance that Utilipoint can profitably manage the utilization of its staff. Staff under-utilization may hurt our revenue, profit and operating results.

If we fail to successfully educate existing and potential customers regarding the benefits of our service offerings or solutions or if the Smart Grid market fails to develop, our ability to sell our solutions and grow our business could be limited.

Our future success depends on commercial acceptance of our clean energy and Smart Grid solutions and our ability to obtain additional contracts. We anticipate that revenues related to our consulting services and solutions will constitute a substantial portion of our revenues for the foreseeable future. The market for clean energy and Smart Grid solutions is relatively new. In addition, because the clean energy and Smart Grid solutions sector is rapidly evolving, we cannot accurately assess the size of the market, and we may have limited insight into trends that may emerge and affect our business. For example, we may have difficulty predicting customer needs and developing clean energy and Smart Grid solutions that address those needs. If the market for our consulting services and solutions does not continue to develop, our ability to grow our business could be limited and we may not be able to achieve profitability.

If we lose key personnel upon whom we depend or fail to attract and retain skilled employees, we may not be able to manage our operations and meet our strategic objectives.

We believe that our success depends on the continued contributions of the members of our senior management team. Also, we rely on our senior management to generate business and manage and execute projects and programs successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with client personnel and industry professionals contribute to our ability to maintain good client relations and identify new business opportunities. We are especially dependent on our senior management team’s experience and expertise to implement our acquisition strategy. The loss of key personnel could impair our ability to implement our growth strategy through acquisitions, identify and secure new contracts, to maintain good client relations, and otherwise manage our business.

Also, we must continue to hire highly qualified individuals who have technical skills and who work well with our clients. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, our ability to staff engagements and to maintain and grow our business could be limited. In such a case, we may be unable to win or perform contracts, and we could be required to engage larger numbers of subcontractor personnel, any of which could cause a reduction in our revenue, profit and operating results and harm our reputation. We could even default under one or more contracts for failure to perform, which could expose us to additional liability and further harm our reputation and ability to compete for future contracts. In addition, some of our contracts contain provisions requiring us to commit to staff engagements with specific personnel the client considers key to our performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutes, or otherwise staff our work, the client may reduce the size and scope of our engagement under a contract or terminate it, and our revenue and operating results may suffer. In addition, consistent with their employment agreements, Nana Baffour, our CEO and Johnson Kachidza, our President and CFO are only required to dedicate at least 65% of their time to of the Company. Our inability to utilize more than 65% of their time may adversely affect affect our ability to execute on our business plan.

We may not be able to identify suitable acquisition candidates or complete acquisitions successfully, which may inhibit our rate of growth.

In addition to organic growth, we intend to pursue growth through the acquisition of companies or assets that may enable us to expand our project skill-sets and capabilities, enter new geographic markets, add experienced management and expand our product and service offerings. However, we may be unable to implement this growth strategy if we cannot identify suitable acquisition candidates or reach agreements for potential acquisitions on acceptable terms, or for other reasons. Our failure to successfully implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general and could inhibit our growth and future profitability. Our inability to procure adequate financing for acquisitions may adversely impact our ability to complete the acquisitions successfully or at all.

In addition if and to the extent we engage in acquisitions of companies of which our officers and directors are affiliates, conflicts of interest may arise in connection with the negotiations of acquisition terms and conditions which may impact our ability to complete those acquisitions on the most favorable terms to us.

We may not be able to successfully integrate acquisitions to realize the full benefits of the combined business, and may therefore suffer losses or not be as profitable as planned.

Acquisitions that we complete may expose us to a number of unanticipated operational or financial risks, including:

•	The business we acquire may not prove to be profitable and my cause us to incur additional consolidated losses from operations;

•	we may have difficulty integrating new operations and systems;

•	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

•	we may experience additional financial and accounting challenges and complexities in areas such as internal control, tax planning and financial reporting;

•	we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence;

•	our ongoing business may be disrupted or receive insufficient management attention; and

•	we may not be able to realize the cost savings or other financial benefits we anticipate.

Moreover, to the extent that any acquisition results in goodwill, it will reduce our tangible net worth, which might have an adverse effect on our ability to obtain credit. In addition, in the event that we issue shares of our common stock as part or all of the purchase price, an acquisition will dilute the ownership of our then-current stockholders.

The process of completing the integration of acquisitions could cause an interruption, or loss of, momentum in our activities. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the operations of acquisition targets could have an adverse effect on our business, financial condition or results of operations.

Our business may become subject to modified or new government regulation, which may negatively impact our ability to market our products.

Our services are not subject to existing federal and state regulations in the U.S. governing the electric utility industry. In the future, federal, state or local governmental entities or competitors may seek to change existing regulations or impose additional regulations. Any modified or new government regulation applicable to our products or services may negatively impact the implementation, servicing and marketing of our services and increase our costs.

Our relations with our contracting partners are important to our business and, if disrupted, could affect our earnings.

We derive a portion of our revenue from contracts under which we act as a subcontractor or from “teaming” arrangements in which we and other contractors jointly bid on particular contracts, projects or programs. As a subcontractor or team member, we often lack control over fulfillment of a contract. Poor performance by the prime contractor could tarnish our reputation, result in reduction of the amount of our work under or result in termination of that contract, and could cause us not to obtain future work, even when we are not at fault. We expect to continue to depend on relationships with other contractors for a portion of our revenue and profit in the foreseeable future. Moreover, our revenue and operating results could be materially and adversely affected if any prime contractor or teammate does not pay our invoices in a timely fashion, chooses to offer products or services of the type that we provide, teams with other companies to provide such products or services, or otherwise reduces its reliance upon us for such products or services.

We derive significant revenue from contracts awarded through a competitive bidding process, which can impose substantial costs upon us, and we will lose revenue if we fail to compete effectively.

We derive significant revenue and gross profit from utility contracts that are awarded through a competitive bidding process. We expect that most of the business we seek in the foreseeable future from these clients will be awarded through competitive bidding. We will occasionally bid these jobs as the prime contractor, and occasionally as a sub-contractor. Competitive bidding imposes substantial costs and presents a number of risks, including:

•	the substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may or may not be awarded to us;

•	the need to estimate accurately the resources and costs that will be required to service any contracts we are awarded, sometimes in advance of the final determination of their full scope;

•
the expense and delay that may arise if our competitors protest or challenge awards made to us pursuant to competitive bidding, and the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, and in termination, reduction or modification of the awarded contracts; and

•	the opportunity cost of not bidding on and winning other contracts we might otherwise pursue.

To the extent we engage in competitive bidding and are unable to win particular contracts, we may incur substantial costs in the bidding process that would negatively affect our operating results. Even if we win a particular contract through competitive bidding, our gross profit margins may be depressed or we may suffer losses as a result of the costs incurred through the bidding process and the need to lower our prices to overcome competition.

We may lose money on some contracts if we underestimate the resources we need to perform under the contract.

We provide services to clients primarily under three types of contracts: time-and-materials contracts; fixed-price contracts; and bundled service agreement contracts. Each of these types of contracts, to differing degrees, involves the risk that we could underestimate our cost of fulfilling the contract, which may reduce the profit we earn or lead to a financial loss on the contract. To the extent our working assumptions prove inaccurate, we may lose money on the contract, which would adversely affect our operating results.

For all three contract types, we bear varying degrees of risk associated with the assumptions we use to formulate our pricing for the work. To the extent our working assumptions prove inaccurate, we may lose money on the contract, which would adversely affect our operating results.

Our international operations are subject to risks which could harm our business, operating results and financial condition.

We currently have international operations and expect to expand these operations over time. Such international business operations will be subject to a variety of risks associated with conducting business internationally, including the following:

•	changes in, or interpretations of, foreign regulations that may adversely affect our ability to perform services or repatriate profits, if any, to the United States;

•	difficulties in developing, staffing, and managing a large number of foreign operations as a result of distance, language, and cultural differences;

•	economic or political instability in foreign countries;

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	the existence of inconsistent laws or regulations;

•	the imposition or increase of investment requirements and other restrictions or requirements by foreign governments;

•	uncertainties relating to foreign laws and legal proceedings;

•	fluctuations in foreign currency and exchange rates; and

•	failure to comply with U.S. laws (such as the Foreign Corrupt Practices Act), and local laws prohibiting corrupt payments to government officials.

The realization of any of the foregoing, could harm our business, operating results and financial condition.

Our operating results may be affected by fluctuations in foreign currency exchange rates, which may affect our operating results in U.S. dollar terms.

A portion of our revenue arises from our international operations and we anticipate that, as we grow, our revenues from international operations will increase. Revenues generated and expenses incurred by our international operations are often denominated in local currencies. As a result, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as revenues and expenses of our international operations are translated from local currencies into U.S. dollars. In addition, our financial results are subject to changes in exchange rates that impact the settlement of transactions. The Company does not undertake any hedges to protect against adverse foreign currency exposure.

An economic or industry slowdown may materially and adversely affect our business.

Our business depends on providing services to utility companies. In past two years, economic conditions have deteriorated significantly in the United States and other countries, and may remain depressed for the foreseeable future. Slowdowns in the economy may reduce the demand for our services by causing utility companies to delay or abandon implementation of new systems and technologies. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery. These economic factors could have a material adverse effect on our financial condition and operating results.

Our ability to use our net operating loss carryforwards may be subject to limitation which could result in increased future tax liability for us.

Generally, a change of more than 50% in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit a company’s ability to use its net operating loss carryforwards attributable to the period prior to such change. The number of shares of our common stock that we issue in this offering may be sufficient, taking into account prior or future shifts in our ownership over a three-year period, to cause us to undergo an ownership change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could result in increased future tax liability for us.

A  portion of the proceeds of this offering will be used to repay certain outstanding debt.

We intend to use up to $982,000 raised in this offering to repay outstanding debt owed to certain of our affiliates. The proceeds of this offering available to us to allocate to developing our business is reduced by the amount of the proceeds used to repay these outstanding debts.  To the extent that we are unable to successfully consummate this offering, we may have to find alternate means to raise funds to repay such outstanding debt, including through the issuance of our common stock. To the extent that we are required to issue additional shares of common stock, in any financing transaction, shareholders will experience dilution. If we are unable to repay such outstanding debt, the holders of the debt may commence legal actions against us.

Risks Associated with this Offering and Our Capital Structure

Investors will experience immediate and substantial dilution of our common stock's book value.

Upon the closing of this offering, investors will incur immediate and substantial dilution in the per share net tangible book value of their common stock. At September 30, 2009, after giving pro forma effect to our receipt of the net proceeds of this offering, we would have a pro forma net tangible book value of $1.05 per share. Net tangible book value is the amount of our total assets minus intangible assets and liabilities. This represents a gain in our net tangible book value of $1.80 per share for the benefit of our current stockholders, and assuming an offering price to the public of $6.00, dilution of $4.95 or 83% of the public offering price, for investors in this offering. Investors in this offering may be subject to increased dilution upon the exercise of existing outstanding stock options and warrants granted to the representative of the underwriters.

Insiders have substantial control over the company, and issuance of shares of Common Stock pursuant to our incentive plan will dilute your ownership and voting rights and allow insiders to control the direction of the Company.

The executive officers of Midas Medici and its directors beneficially owned as of  January 18, 2010 in the aggregate, approximately 1,724,568 shares of our outstanding common stock, which constitutes approximately 73.5% of our outstanding shares.  Our officers and directors ownership percentage will increase as a result of any shares issued under our incentive plan under which we can issue 650,000 shares to our officers, directors, employees and consultants. Through January 18, 2010 we have granted options to purchase an aggregate of 472,097 shares of our common stock to our management.

The executive officers of Midas Medici and its directors have the ability to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our stockholders.

Liquidity of shares of our common stock is limited.

Our shares are not and have not been listed or quoted on any exchange or quotation system. We have arranged for a market maker to apply to have our common stock quoted on the OTC Bulletin Board on or about the effective time of the registration statement of which this prospectus forms a part. There can be no assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, investors may be unable to liquidate their investment. Even if a market for our common stock does develop, the market price of our common stock may continue to be highly volatile.

Should our stock become listed on the OTC Bulletin Board, if we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to trade our securities in the secondary market.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we become listed on the OTC Bulletin Board, but we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity of our securities could be severely adversely affected by limiting the ability of broker-dealers to trade our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock could be subject to extreme volatility.

The trading price of our common stock may be affected by a number of factors, including events described in the risk factors set forth in this prospectus, as well as our operating results, financial condition and other events or factors. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock and wide bid-ask spreads. These fluctuations may have a negative effect on the market price of our common stock.  In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We have never paid common stock dividends and have no plans to pay dividends in the future, as a result our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. There can be  no assurance that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Our common stock may be subject to “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

 Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on a national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we are subject to the penny stock rules for any significant period, it could have an adverse effect on the market liquidity of our stock and investors may find it more difficult to dispose of our securities.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Financing may not be available in amounts and on terms acceptable to us, or at all. In addition, the successful execution of our business plan requires significant cash resources, including cash for investments and acquisition. Changes in business conditions and future developments could also increase our cash requirements. To the extent we are unable to obtain external financing, we will not be able to execute our business plan effectively. Although we recently procured a working capital line of credit, our ability to draw upon that line is subject to our compliance with covenants such as net worth, operating profits and adequate accounts receivable balances. Further, this line of credit is secured by all  our assets and a default under the Revolving Credit Facility agreement could result in the loss of our assets. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The implementation of our stock-based incentive plan may dilute your percentage ownership interest and may also result in downward pressure on the price of our stock.

Our board has adopted a stock-based incentive plan. Under the incentive plan, the Company can grant a maximum of up to 650,000 shares to our officers, directors, employees and consultants. Shareholders would experience a dilution in ownership interest assuming the maximum issuance of 650,000 shares from stock options or awards of restricted stock under the plan.  In addition, the existence of a significant amount of stock and stock options that are issuable under our incentive plan may be perceived by the market as having a dilutive effect, which could lead to a decrease in the price of our common stock.

We have significant related party transactions, which may be viewed unfavorably by investors.

We have consummated several transactions with affiliated parties (See section entitled “Certain Relationships and Related Transactions”) Investors may view such transactions unfavorably and may be reluctant to purchase our stock, which could negatively affect both the price and market for our common stock.

In connection with an evaluation of our disclosure controls and procedures required by paragraph (b) of Rule 13a-15 or Rule 15d-15 of the Securities Exchange Act of 1934, our Chief Executive Officer and Chief Financial Officer concluded that, as of September 30, 2009, our disclosure controls and procedures were not effective in ensuring that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the requisite time periods.

Based on an evaluation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended) required by paragraph (b) of Rule 13a-15 or Rule 15d-15, as of September 30, 2009, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not effective in ensuring that information required to be  disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the  Commission's rules and forms.  Our Chief Executive Officer and Chief Financial Officer also concluded that, as of September 30, 2009, our disclosure controls and procedures were not effective in ensuring that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure. If we fail to maintain effective internal control over financial reporting and effective disclosure controls and procedures, we may not be able to accurately report our financial results or prevent fraud.

DETERMINATION OF OFFERING PRICE

The offering price of our shares was determined by our management after consultation with our underwriters and is based upon consideration of various factors, including our history and prospects, the background of our management and current conditions in the securities markets. The price of our shares does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of our shares be regarded as an indicator of any future market price of our securities.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements.  All statements other than statements of historical fact contained in this prospectus constitute forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or similar terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. We are responsible for the accuracy and completeness of the historical information contained in these market data as of the date of this prospectus. However, these market data also includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the SEC. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law.

USE OF PROCEEDS

Based on an assumed $6.00 initial offering price per share, we estimate the gross proceeds from the offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $6,000,000 (approximately $6,900,000 if the over-allotment option granted to the underwriters is exercised in full). Pending the use of the net proceeds, we will invest the proceeds in short-term, investment-grade, interest-bearing securities.

	Without Over-		Over-Allotment
	Allotment		Option
	Option		Exercised
Gross proceeds	$6,000,000	100.0%	$6,900,000	100.0%

Offering expenses (1)	791,822	13.2%	872,822	12.6%

Net proceeds	$5,208,178	86.8%	$6,027,178	87.4%
Use of net proceeds
Marketing and infrastructure	$1,300,000	21.7%	1,550,000	22.5%
Investment in strategic partnerships	1,100,000	18.3%	1,300,000	18.8%
Website and databases upgrade	1,000,000	16.7%	1,200,000	17.4%
Repay subordinated debt, accrued unpaid preferred stock dividends and management fees (2)	981,793	16.4%	981,793	14.2%
Working capital, including acquisitions and transaction costs (3)	826,385	13.8%	995,385	14.4%
Total	$5,208,178	86.8%	$6,027,178	87.4%

(1)	Includes underwriting discount of 8%, underwriting non-accountable expense allowance of 1% and other legal, accounting and consulting agreement expenses.
(2)
Includes repayment of up to $981,793 of the principal amount plus accrued interest on  the following: (A) (i) a 12% $447,106  note due on 03/31/2010; (ii) a 10% $62,500 note issued by Knox Lawrence International, LLC. to Utilipoint which is due on 12/31/2013; (iii)  a 10% $10,000 note issued by Knox Lawrence International, LLC. to Utilipoint which is due on 01/15/2014; (iv)  a 4% $5,000 note due on 05/04/2010; (v) a 4% $16,000  note due on 01/30/2010; (vi) a 10% $7,500 note due on 01/15/2014; (vii) a $21,309 variable interest rate note issued by Robert Bellemare to Utilipoint which was due on 08/02/2009; (viii) a 10% $7,500 note issued by Robert Bellemare which is due on 01/15/2014, (ix) $3,722 on 4% note payable which was due on 06/02/2009, and (x) a 5% $108,969 promissory note issued by the Intelligent Project to KLI IP Holding, Inc. which is due on 6/30/2012; Notes with due dates in June and August 2009 have been extended through 2010; (B) accrued unpaid dividends in the amount of $178,208 which represents dividends on Series A preferred stock of Utilipoint issued to UTP International, LLC  paid by Knox Lawrence International, LLC on behalf of Utilipoint and (C) unpaid management fees to Knox Lawrence International, LLC in the amount of approximately $113,978. Of the debts and obligations that is being repaid out of proceeds approximately $500,000 is to certain of our officers and directors.

(3)
Includes, salaries, administrative expenses and cost associated with being a reporting company.  In addition we may utilize a portion of the proceeds allocated for working capital to pay acquisition and transaction costs including costs associated with identifying potential acquisition targets and initial due diligence costs. Such costs will not include amounts related to payment for the acquisitions, but will only cover costs related to investigating such acquisitions.  Our management has identified the following types of businesses for possible acquisition: (i) engineering companies that provide enabling solutions to the Smart Grid infrastructure; (ii) technology companies that provide infrastructure solutions; (iii) companies that facilitate financing of energy efficiency initiatives for consumers and commercial enterprises; and (iv) other companies or Smart Grid-related products and services aimed at commercial and industrial customers and consumers. Currently we have no agreements for any acquisitions.  There can be no assurance that we will be able to consummate any strategic acquisitions, or if we are able to do so, that any one or more of the acquisitions will prove to be profitable or otherwise beneficial to our company.

In the event that we locate acquisition candidates we deem to be attractive, we may be required to raise additional proceeds from the sale of debt or equity securities in order to finance such acquisitions.  There can be no assurance that we will be successful in raising additional capital or that the terms offered will be attractive to the Company and its stockholders.

DIVIDEND POLICY

We have never paid cash dividends or distributions to our common stock owners. We do not expect to pay cash dividends on our common stock, but instead, intend to utilize available cash to support the development and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including but not limited to, future operating results, capital requirements, our financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and other factors our Board of Directors may deem relevant at the time such payment is considered. There is no assurance that we will be able, or that our Board of Directors will desire, to pay dividends in the future or, if dividends are paid, in what amount.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009 (unaudited):

•	on an actual basis; and
•
on a pro forma as adjusted basis giving effect to the sale of 1,000,000 shares of common stock  (excluding the 150,000 shares which the underwriter has the option to purchase to cover over-allotments, if any) in this offering at an assumed public offering price of $6.00, and after  deducting underwriting discounts and commission and additional offering expenses estimated at $791,822

You should read this table in conjunction with “Use of Proceeds,” “Summary Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in this prospectus.

	Midas Medici
	Group Holdings, Inc.	Pro Forma Offering
Cash and cash equivalents	$112,335	$4,338,720

Revolving Credit Facility	$53,764	$53,764
Long-term debt	689,607	-
Common stock	2,736	3,736
Additional paid-in capital	(187,719)	5,019,459
Treasury stock	(40)	(40)
Accumulated other comprehensive income	8,480	8,480
Accumulated deficit	(1,483,705)	(1,483,705)
Non-controlling interest	(71,041)	(71,041)
Total Capitalization	$(987,918)	$3,530,653

DILUTION

Purchasers of common stock in this offering will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma, adjusted net tangible book value (deficit) per share of common stock immediately after completion of this offering. Pro forma net tangible book value (deficit) per share as of a specified date is determined by dividing our tangible book value (deficit) (total tangible assets less total liabilities) by the number of outstanding shares of common stock at such date.

After giving effect to our reverse merger with Utilipoint and the issuance of 1,348,516 shares of our common stock to the Utilipoint shareholders, our net tangible book value as of September 30, 2009, was $(1,731,289), or $(0.75) per share of common stock.

After giving effect to our sale of the 1,000,000 shares of common stock offered by this prospectus (based upon a public offering price of $6.00 per share, after deducting the underwriting discount and our estimated offering expenses), our pro forma net tangible book value as of September 30, 2009, would have been $3,476,889, or $1.05 per share of common stock. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $1.80 per share, and an immediate dilution to new investors of $4.95 per share, or 83% of the public offering price of the shares offered in this offering. The following table illustrates the per share dilution:

Public offering price per share		$6.00
Tangible book value (deficit) per share as of September 30, 2009	$(0.75)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors in this offering	1.80
Pro forma net tangible book value per share as of September 30, 2009 after this offering		1.05
Pro forma net tangible book value dilution per share to new investors in this offering		$4.95

The following table sets forth, on an as adjusted basis as of  September 30, 2009, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $6.00 per share of common stock:

					Average
	Shares Purchased		Total Cash Consideration		Price Per
	Number	Percent	Amount	Percent	Share
Existing stockholders	2,310,516	70%	$397,153	6%	$0.17
New investors from public offering	1,000,000	30%	6,000,000	94%	$6.00
Total	3,310,516	100%	$6,397,153	100%

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock as of September 30, 2009.  If the underwriters’ over-allotment option of 150,000 shares of common stock is exercised in full, the number of shares held by existing stockholders will be reduced to 54% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to 977,500 shares, or 46%, of the total number of shares of common stock outstanding after this offering.

The discussion and tables above is based on (i) 2,310,516 shares of common stock issued and outstanding as of September 30, 2009, and (ii) 1,000,000 shares of common stock issued in the public offering (excluding the underwriter’s over-allotment option of up to 150,000 shares).   In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited condensed consolidated pro forma financial data of Midas Medici Group Holdings, Inc. were derived from the historical consolidated financial statements of Midas Medici and should be read in conjunction with the historical financial statements and the notes thereto, included elsewhere in this Prospectus. Included are the unaudited pro forma condensed consolidated balance sheet of Midas Medici as of September 30, 2009 pro forma for the additional shares issued in this offering and as presented in the prospectus.

On August 21, 2009, Midas Medici completed a reverse merger with privately held Utilipoint, a New Mexico corporation which resulted in Midas Medici being the “legal acquirer” and Utilipoint the “accounting acquirer”. The acquisition was effected pursuant to a Merger Agreement dated August 10, 2009 by and among the Company, Utilipoint and Utilipoint Acquisition Company. Pursuant to the Merger Agreement, an aggregate of 1,348,516 shares of Midas Medici were issued to Utilipoint shareholders in exchange for 42,191 Utilipoint shares (which represents 100% of the then outstanding shares). This includes 21,523 Utilipoint Series A Preferred Stock that were converted to 687,922 Midas Medici common shares. Further, all outstanding Utilipoint options were exchanged for 172,597 Midas Medici options in accordance with the Midas Medici stock option program, adopted on July 27, 2009. Immediately after the closing of the acquisition and as of September 30, 2009, an aggregate of 2,310,516 shares of common stock were outstanding. Hence, the 1,348,516 shares represented approximately 58% of the outstanding shares of Midas Medici. The shares of common stock issued in connection with the reverse merger were not registered with the Securities and Exchange Commission and are considered to be restricted securities.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 gives effect to the following transactions as if:

•	the issuance of 1,000,000 shares of our common stock in this offering at an assumed price of $6.00 per share, the mid-point of the range shown on the cover of this prospectus; and

•	the use of the proceeds we will receive as set forth in the “Use of Proceeds” section of this prospectus.

The unaudited pro forma condensed consolidated financial statements data is provided for illustrative purposes only. They do not purport to represent what the Company’s financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project the Company’s financial position.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
AS OF SEPTEMBER 30, 2009

	Midas Medici Group Holdings, Inc. and Subsidiaries (Formally Utilipoint International, Inc. and Subsidiaries)	Offering Adjustments	Note (1)	Pro Forma Midas Medici Group Holdings, Inc. and Subsidiaries Offering
ASSETS
Current assets
Cash and cash equivalents	$112,335	$4,226,385	(A)	$4,338,720
Accounts receivable, net	408,605	-		408,605
Prepaid expenses and other current assets	23,083	-		23,083
Total current assets	544,023	4,226,385		4,770,408

Property and equipment, net	23,603	-		23,603
Other assets	2,952	-		2,952
Total assets	$570,578	$4,226,385		$4,796,963

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$578,803	$-		$578,803
Accrued expenses	464,591	-		464,591
Revolving credit facility	53,764	-		53,764
Deferred revenue	180,455	-		180,455
Current portion of long-term debt	493,138	(493,138)	(B)	-
Capital lease obligations - current portion	13,493	-		13,493
Preferred stock dividends payable - stated	178,208	(178,208)	(B)	-
Management fees payable	113,978	(113,978)	(B)	-
Other current liabilities	20,566	-		20,566
Total current liabilities	2,096,996	(785,324)		1,311,672

Long-term debt, less current portion	196,469	(196,469)	(B)	-
Capital lease obligations, less current portion	8,402	-		8,402
Total non-current liabilities	204,871	(196,469)		8,402
Total liabilities	2,301,867	(981,793)		1,320,074

Stockholders' equity (deficit):
Common stock	2,736	1,000	(C)	3,736
Additional paid-in capital	(187,719)	5,207,178	(C)	5,019,459
Treasury stock	(40)	-		(40)
Accumulated other comprehensive income	8,480	-		8,480
Accumulated deficit	(1,483,705)	-		(1,483,705)
Total stockholders' equity (deficit) of Midas Medici Group Holdings, Inc.	(1,660,248)	5,208,178		3,547,930
Non-controlling interest	(71,041)	-		(71,041)
Total stockholders' equity (deficit)	(1,731,289)	5,208,178		3,476,889
Total liabilities and stockholders' equity (deficit)	$570,578	$4,226,385		$4,796,963

See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

Note to Pro Forma Condensed Consolidated Balance Sheet
(Unaudited)

Note 1 — Adjustments to Pro Forma Condensed Consolidated Balance Sheet

The following adjustments were applied to the pro forma condensed consolidated balance sheet:

(A)
Adjustment to reflect the estimated net proceeds from the offering discussed in this prospectus. Amount includes gross proceeds of $6,000,000 less estimated fees associated with the transaction of $791,822 and $981,793 of proceeds used to pay certain indebtedness.

(B)	Adjustment to remove management fees payable, subordinated debt and accrued unpaid preferred stock dividends.

(C)	Adjustments to “Additional Paid-in Capital” to reflect amounts associated with this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We urge you to read the following discussion in conjunction with our consolidated financial statements and the notes thereto beginning on page F-1. This discussion may contain forward-looking statements that involve substantial risks and uncertainties. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including, but not limited to risks and uncertainties discussed under the heading “Risk Factors” beginning on page 9 of this prospectus, and in our other filings with the SEC. See “Special Note Regarding Forward Looking Statements”.

Midas Medici Group Holdings, Inc.

Overview

We were incorporated in the State of Delaware on October 30, 2006 under the name Mondo Acquisition I, Inc. We were formed as a vehicle to pursue a business combination through the acquisition of, or merger with, an operating business. On May 15, 2009, we, Mondo Management Corp., our then sole shareholder, and Midas Medici Group, Inc. entered into a Purchase Agreement.  Pursuant  to the Purchase Agreement, Mondo Management Corp. sold  to Midas Medici Group, Inc.  1,000,000 previously  issued  and outstanding  shares  of  the  Company's restricted common stock, comprising 100% of  the  issued  and outstanding  capital  stock  of the Company. The execution of the Purchase Agreement resulted in a change in control of the Company, both in its shareholding and management. Effective May 22, 2009, we changed our name to Midas Medici Group Holdings, Inc.

Prior to its acquisition of Utilipoint International, Inc., the Company was a “shell company” based on its business activities. Under SEC rule 12b-2 under the Securities Act of 1933, as amended (the “Securities Act”), the Company also qualified as a “shell company,” because it had no or nominal assets (other than cash) and no or nominal operations.

With the acquisition of Utilipoint on August 21, 2009, the merger was accounted for as a reverse merger and recapitalization which resulted in Midas Medici being the "legal acquirer" and Utilipoint the "accounting acquirer".

Utilipoint provides consulting services and proprietary research to its clients using multi-disciplinary teams with deep subject matter expertise, analytical methodologies, primary research and technology-enabled tools. As of January 18, 2010 , Utilipoint had 19 employees.  More than 50% of Utilipoint’ s professional staff hold post-graduate degrees in such diverse fields as economics, engineering, business administration, information technology, law, life sciences and public policy. Utilipoint’s senior managers have considerable industry and project management experience and an average tenure of more than 20 years in the industry. We believe this diverse pool of intellectual capital enables us to provide creative solutions to our clients’ most pressing problems.

Utilipoint is headquartered in Albuquerque, New Mexico, with two domestic regional offices in Tulsa, Oklahoma and Sugar Land, Texas. It maintains international operations through its office in Brno, Czech Republic.

Recent Developments

Revolving Loan Agreement

On October 14, 2009, Midas Medici and UtiliPoint, entered into a Revolving Loan Agreement with Proficio Bank. Pursuant to the terms of the Loan Agreement, the Lender agreed to lend us up to $500,000, which amounts will be evidenced by a Senior Secured Revolving Promissory Note.

The Loan matures on October 14, 2010, unless earlier accelerated upon the occurrence of an event of default, as such term is defined in the Loan Agreement. Interest on the Loan is payable monthly in arrears commencing on November 1, 2009, at a rate which is equal to the published Wall Street Journal prime rate plus 2.5%, or a minimum of  6.5%. In the event of default, as such term is defined in the Loan Agreement, the interest rate shall bear additional interest of 3%.  Pursuant to the terms of the Loan Agreement, events of default include: (i) our failure to make any payments due under the Loan within 10 days of the due date, (ii) Our failure to make any required payments on any material obligation for money borrowed or the Company’s failure to pay its debts as they become due, unless the debts are the subject of a bona fide dispute; (iii) default under the security agreement or any other agreement we execute in favor of Proficio; (iv) our breach of any representation or warranty under the Loan Agreement; (v) our failure to perform or observe any covenants under the Agreement, which failure continues for 10 days after written notice from Proficio; (vi) our assignment for the benefit of our creditors, or taking action with respect to the appointment of a receiver or custodian for the Company or a substantial part of its business or the filing of any proceeding under any bankruptcy or similar law or if any such petition or proceeding has been commenced against us, such petition is not dismissed within 60 days; (vii) our concealment or removing any of our assets with the intent to defraud our creditors or making a fraudulent transfer  or while insolvent, permitting a creditor to obtain a lien on our property, which is not vacated within 30 days.

The Loan is secured by all of our property, including, all our accounts, inventory, furniture, fixtures, equipment, leasehold improvements, chattel paper and general intangibles and all proceeds thereof.

In connection with the Loan Agreement, we paid an origination fee of 2% or $10,000. The proceeds of the Loan are to be utilized solely for working capital purposes.  At the closing of the Loan Agreement, we drew $150,000 of the available line of credit from Pacifico Bank.

In connection with the Loan, in addition to the Loan Agreement, we entered into a Security Agreement with Proficio and the holders of the senior subordinate debentures issued by Utilipoint entered into a Subordination and Standstill Agreement.  In addition, Knox Lawrence International, LLC (“KLI”) issued a comfort letter to Proficio Bank.  Nana Baffour, the CEO and Co-Executive Chairman of Midas Medici and Johnson Kachidza, the President, CFO and Co-Executive Chairman of Midas Medici are key shareholders of KLI.

Agreement with Forbes Magazine

On October 2, 2009 Utilipoint and Forbes Magazine entered into an agreement whereby Utilipoint would produce a series of video and audio interviews with Energy and Utility industry senior executives and policy makers, to be called “The Great Transformers”. The Great Transformers interviews would be posted on the Forbes Custom and Utilipoint websites as well as be part of the Special Advertising section in the March 15, 2010 edition of Forbes Magazine. The videos and podcasts of Great Transformers interview can be viewed and listened to on the Utilipoint and Forbes websites at www.utilipoint.com/greattransformers and www.forbescustom.com respectively.

Results of Operations

The following discussion highlights results from our comparison of consolidated statements of operations for the periods indicated.

Three months ended September 30, 2009 compared to three months ended September 30, 2008 (dollars in thousands)

Net revenues. Net revenues for the three months ended September 30, 2009 were $837.4, compared to $1,055.6 for the three months ended September 30, 2008. The decrease in net revenues was primarily due to the Company's clients and target customers cutting budgets for discretionary spending that account for the Company's core revenues sources.

Cost of services. Cost of services for the three months ended September 30, 2009 were $506.2, or 60.4% of net revenue, compared to $599.6 or 56.8% of net revenue, for the three months ended September 30, 2008. The slight decrease in our margins, as a result of higher cost of services as a percentage of net revenues, was primarily due to variability in the type of services we provided.

Selling, general and administrative expenses. Selling, general and administrative expenses for the three months ended September 30, 2009 were $820.5, compared to $493.7 for the three months ended September 30, 2008. Selling, general and administrative expenses increased significantly primarily due to expenses related to the preparation and filing of the registration statement as filed on August 24, 2009 and stock-based compensation charges for the options granted under the Midas Medici Group Holdings Stock Options Plan ("MMGH Plan") of $196.4.

Operating loss. For the three months ended September 30, 2009, losses from operations totaled $493.6, compared to an operating loss of $42.1 for the three months ended September 30, 2008. Loss from operations increased primarily due to reduced net revenues combined with one time acquisition (of Utilipoint) and stock-based compensation related expenses.

Interest and tax expense. For the three months ended September 30, 2009, interest expense was $19.8, compared to $19.9 for the three months ended September 30, 2008. Tax provisions were not material for either period.

Nine Months ended September 30, 2009 compared to Nine Months ended September 30, 2008 (dollars in thousands)

Net revenues. Net revenues for the nine months ended September 30, 2009 was $2,567.0, compared to $2,826.7 for the nine months ended September 30, 2008. This decrease was due primarily to macroeconomic market conditions, negatively impacting clients' budgets for research and consulting engagements.

Cost of services. Cost of services for the nine months ended September 30, 2009 were $1,445.2, or 56.3% of net revenue, compared to $1,485.0 or 52.5%, for the nine months ended September 30, 2008. This 2.7% decrease in dollar amount cost of services associated with our net revenues was as a result of cost cutting during the reporting period.

Selling, general and administrative expenses. Selling, general and administrative expenses for the nine months ended September 30, 2009 were $1,785.0, compared to $1,338.7 for the nine months ended September 30, 2008. Selling, general and administrative expenses increased significantly primarily due to expenses related to the preparation and filing of the registration statement as filed on August 24, 2009 and stock-based compensation charges for the options granted under the MMGH Plan, of $196.4.

Operating loss. For the nine months ended September 30, 2009, losses from operations totaled $677.0, compared to an operating loss of $9.2 for the nine months ended September 30, 2008. Earnings from operations decreased due to one-time selling, general and administrative expenses related to the preparation and filing of our registration statement and stock-based compensation expense and decreased in net revenues and increased cost of services as a percentage of net revenues that resulted from lower than historical fixed staff utilization.

Interest and tax expense. For the nine months ended September 30, 2009, interest expense was $62.9, compared to $49.3 for the nine months ended September 30, 2008. Tax provisions were not material for either period.

Liquidity and Capital Resources

At September 30, 2009, we had cash and cash equivalents of $112,335 and working capital deficiency of $1,552,973.

On October 14, 2009, Midas Medici Group Holdings, Inc. and UtiliPoint entered into a Revolving Loan Agreement with Proficio Bank. Pursuant to the terms of the Loan Agreement, the Lender agreed to loan up to $500,000 to the Company which amounts will be evidenced by a Senior Secured Revolving Promissory Note. At the closing of the Loan Agreement, the Company issued a senior secured revolving promissory note to Proficio Bank in the amount of $150,000.

Management believes the Company’s Line of Credit coupled with improved profitability resulting from the further implementation of management’s strategic initiatives will enable the Company to operate its business in a sustainable manner through December 31, 2010.

Utilipoint International, Inc.

Overview

Utilipoint International, Inc. is our wholly-owned subsidiary. Utilipoint provides custom research and management, technology and policy consulting services to utilities, investors, regulators, and energy industry service providers both domestically and internationally. We help our clients conceive, develop, implement and improve Smart Grid and other energy solutions that address the efficiency, reliability and security of the generation, transmission, and distribution of electricity to end users. Through our wholly-owned subsidiary, Utilipoint, we provide our services along seven practice areas: (1) Smart Meter Deployment; (2) Energy Investments & Business Planning; (3) CommodityPoint; (4) Meter-to-Cash; (5) Pricing & Demand Response; (6) Public & Regulatory Issues Management; and (7) Intelligent Project.  We believe increased demand for electricity, infrastructure under-investment and grid deterioration and an evolving regulatory environment have created opportunities for us.

We served 132 clients during fiscal year 2008. We concentrate our business activity throughout the United States and Canada, and Europe and also serve select clients in Asia, South America, Africa and the Middle East. Our clients include utilities, investors, regulators, and energy industry service providers such as vendors to utilities, including companies such as General Electric, Electronic Data Systems (EDS), SAP, Eskom Holdings, Union Fonesa SA, ICAP Energy, International Power, Alliance Data and others . No single client represented more than 10.0% of our total net revenue in 2008. Revenue contribution from our 63 new clients was approximately $502,700 in 2008.

Acquisitions

A key element of our growth strategy is to pursue acquisitions. We plan to continue to acquire businesses as opportunities arise. We expect future acquisitions to also be accounted for as purchases and therefore result in recording goodwill and other intangible assets. We expect to raise additional funds and incur additional debt for future acquisitions and, in some cases, to use our stock as acquisition consideration in addition to, or in lieu of, cash. Any issuance of stock may have a dilutive effect on our stock outstanding.

Intelligent Project.

On July 1, 2009, Utilipoint, acquired 60% of the membership interest of the Intelligent Project, LLC, a research and advisory services firm addressing the challenges that utilities face in advancing and solving electricity consumers’ needs related to the Smart Grid. As consideration for the transaction, Utilipoint entered into a capital commitment agreement with Intelligent Project for an amount up to $200,000 to support its initial financing. Utilipoint also committed to provide certain management services to Intelligent Project in exchange for reasonable compensation. Further, the existing members of Intelligent Project will provide services to Utilipoint in exchange for options to purchase an aggregate of  17,579 shares of the common stock of Midas Medici that are fully-vested on the date of grant. Since inception, KLI has financed the operations of the Intelligent Project and has to date provided funds in the aggregate of $108,969 evidenced by a promissory note issued by the Intelligent Project to KLI IP Holding, Inc. on June 30, 2009 which matures on June 30, 2012. The note will be repaid out of the proceeds of this offering.

Utilipoint

On August 21, 2009, Midas Medici completed a reverse merger transaction with Utilipoint International, Inc. (“Utilipoint”), a New Mexico Corporation, which resulted in Midas Medici being the “legal acquirer” and Utilipoint the “accounting acquirer”. The merger was effected pursuant to Agreement and Plan of Merger (the “Merger Agreement”) dated August 10, 2009 by and among the Company, Utilipoint International, Inc. and Utilipoint Acquisition Co. Pursuant to the Merger Agreement, an aggregate of 1,348,516 shares of Midas Medici were issued to Utilipoint shareholders in exchange for 42,191 UtiliPoint shares (which represented 100% of the then outstanding shares). Further, all outstanding UtiliPoint options were exchanged for 172,597 Midas Medici options in accordance with the Midas Medici stock option program, adopted on July 27, 2009. Immediately after the closing of the merger and as of September 30, 2009, an aggregate of 2,310,516 shares of common stock are issued and outstanding. Hence, the 1,348,516 shares represented approximately 58% of the outstanding shares of Midas Medici. The shares of common stock issued in connection with the merger were not registered with the Securities and Exchange Commission and are considered to be restricted securities.  Knox Lawrence International, LLC, KLI IP Holding, Inc. and UTP International LLC, stockholders of Utilipoint, received an aggregate of 889,444 shares of our common stock and options to purchase 27,168 shares of our common stock at the closing of the Merger in exchange for 27,828 shares of Utilipoint and 850 options of Utilipoint. Prior to the merger, Knox Lawrence International, LLC, owned 6,305 shares (14.9%) of Utilipoint of which 4,855 were acquired on July 23, 2007, 1,250 were acquired on December 31, 2008 and 200 were acquired on January 15, 2009.  KLI IP Holding, Inc. owned 0 shares or 0% of Utlipoint and UTP International LLC owned 21,523 preferred shares (51%) of Utilipoint which were acquired on July 23, 2007.  At the closing of the merger, the preferred shares were converted into common shares (51% of Utilipoint) at a ratio of one preferred share for one common share.  In exchange for their shares of Utilipoint, each of Knox Lawrence International, LLC, KLI IP Holding, Inc. and UTP International LLC received, 201,522 shares, 0 shares and 687,922 shares of Midas Medici, respectively, in connection with the acquisition of Utilipoint by Midas Medici. KLI IP Holding, Inc. received 27,168 options to acquire shares of Midas Medici at the closing of the merger. Each of KLI IP Holding and UTP International has no operations and their sole business is their current ownership of our shares acquired at the closing of the merger. UTP International LLC is a wholly owned subsidiary of Knox Lawrence International LLC.  Prior to the merger, Knox Lawrence International and its affiliates owned an aggregate of 65.9% of Utilipoint and upon the consummation of the merger owns 38.5% of Midas Medici, which in turn owns 100% of Utilipoint. Nana Baffour, our CEO and Johnson Kachidza, our President and CFO are co-founders and Managing Principals of Knox Lawrence International. Nana Baffour, our CEO and Johnson Kachidza, our President are the principal shareholders of Knox Lawrence International, LLC, KLI IP Holding, Inc. and each own 373.5 membership units or 37.35% of Knox Lawrence International, LLC, 150 shares or 30% of KLI IP Holding, Inc., no membership units or 0% of UTP International, LLC and have an indirect ownership in UTP International, LLC through Knox Lawrence International, LLC.

At the closing of the Merger, we also issued options to purchase 25,000 shares of our common stock to David Steele, President of Utilipoint and options to purchase 10,000 of our common stock each to Peter Shaw, Managing Director of The Intelligent Project, LLC ("IP") and Stephen Schweich, our director.

Knox Lawrence International, LLC and its affiliates have had a close relationship with Utilipoint through their ownership interests and by virtue of the involvement of Messrs Baffour and Kachidza, who in addition to serving as our CEO and President, respectively, are also Managing Members of Knox Lawrence International, LLC and control KLI IP Holding, Inc. and UTP International, LLC.

Nana Baffour, our CEO and Johnson Kachidza, our President were directors of Utilipoint since August 2007. Mr. Baffour became Chairman of Utilipoint's board in August 2007. In August 2009 after the closing of the merger, Mr. Baffour, was appointed as  the CEO of Utilipoint.

Immediately after the closing of the acquisition, but prior to this offering, an aggregate of 2,310,516 shares of common stock were outstanding.  The shares of common stock issued by Midas Medici in connection with the acquisition were not registered with the Securities and Exchange Commission and are restricted securities.

Revenue

Our revenue is generated through time-and-materials contracts, bundled service agreements, fixed-price contracts, events and conferences, and other revenue. Our revenue mix varies from year to year due to numerous factors, including our business strategies and the procurement activities of our clients. Unless the content requires otherwise, we use the term “contracts” to refer to contracts and any task orders or delivery orders issued under a contract.

Under time-and-materials contracts, we are paid for labor at fixed hourly rates and generally reimbursed separately for allowable materials, other cost of services and out-of-pocket expenses. Under bundled service agreements, the customers sign one-year subscription agreements for a bundled set of analyst time and related services. Under fixed-price contracts, we perform specific tasks for a pre-determined price. Compared to time-and-materials and cost-based contracts, fixed-price contracts involve greater financial risk because we bear the full impact of labor and non-labor costs that exceed our estimates, in terms of costs per hour, number of hours, and all other costs of performance, in return for the full benefit of any cost savings. We therefore may generate more or less than the targeted amount of profit or, perhaps, a loss. We solicit companies as event sponsors and individuals as conference attendees.

Cost of services

Cost of services consist primarily of costs incurred to provide services to clients, the most significant of which are employee salaries and benefits and reimbursable project expenses incurred by our employees, all relating to specific client engagements. Cost of services also include the costs of subcontractors and outside consultants, third-party materials and any other related cost of services.

Selling, general and administrative ("SG&A")

SG&A expenses include our management, facilities and infrastructure costs, as well as salaries and associated fringe benefits, not directly related to client engagements. Among the functions covered by these expenses are marketing, business and corporate development, bids and proposals, facilities, information technology and systems, contracts administration, accounting, treasury, human resources, legal, corporate governance and executive and senior management.

Results of Operations

The following discussion highlights results from our comparison of consolidated statements of operations for the periods indicated.

Year ended December 31, 2008 compared to year ended December 31, 2007 (dollars, in thousands)

Net revenues. Net revenues for 2008 were $3,660.9, compared to $3,910.4 for 2007, representing a decrease of $249.5, or 6.4%. This decrease was due primarily to negative macroeconomic market conditions, impacting clients' budgets for research and consulting engagements.

Cost of services.  Cost of services for 2008 declined 5.2% to $2,037.0, or 55.6% of net revenue, compared to of $2,149.1, or 55.0% of net revenues for 2007. The dollar value cost reduction reflects our efforts to keep our costs in line with revenues.

Selling, general and administrative expenses. Selling, general and administrative expenses for 2008 were $1,777.6 , or 48.6% of net revenue, compared to $1,548.0, or 39.6% of net revenue, for 2007. This 14.8% increase in selling, general and administrative expenses resulted from a variety of factors including: hiring additional staff to support our finance function and European operation and increased professional services expenses. Depreciation and amortization expenses for 2008 and 2007 were $17.9 and $10.9, respectively.

Operating income (loss). For 2008, operating loss was $271.6, down $449.0 from an operating income of $177.4 in 2007. The decrease was primarily due to the decrease in net revenues and increase in cost of services as a percent of revenue that resulted from lower staff utilization.

Interest and tax expense. For 2008, interest expense was $63.9, compared to $66.4 for 2007. Our interest expense has remained steady during the reporting period because long term debt remained relatively constant. We incurred income tax benefit of $35.8 in 2008 primarily as a result of our operating loss versus income tax expense of $45.7 in 2007 as a result of operating profits.

Liquidity and Capital Resources

Our condensed consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business and, accordingly, no adjustments have been made to recorded amounts that might result from the outcome of this uncertainty. Our accumulated deficit at September 30, 2009 was $1,483,705 and we incurred a net loss of $741,964 for the nine months ended September 30, 2009.

On September 30, 2009 we had working capital deficit of $1,552,973. Historically, Utilipoint has funded its operations with cash obtained mainly from stockholders and third-party financings. As a wholly-owned subsidiary of Midas Medici, Utilipoint anticipates receiving external financing (upon completion of Midas Medici’s initial public offering) to fund its working capital needs which will allow it to solve its liquidity issues. Utilipoint is currently taking steps to improve its operational results and liquidity including the following:

Increased Staff Utilization – The Company has begun implementing programs to increase staff utilization which management believes will improve margins.

Increased Business Development and Executive Leadership Resources – In July 2009, we acquired of 60% of IP, a research and advisory services firm focused on assisting utilities with the challenge of solving customer complexities of the Smart Grid. With the acquisition of IP, two veteran executives joined Utilipoint. We believe the addition of these individuals significantly increased Utilipoint’s resources in business development and executive leadership. Management believes this addition will significantly increase its revenues and profits while optimizing operations.

Deferring of Insider Obligations – The Company has on its books, as of September 30, 2009, debts and obligations due to insiders of approximately $500,000. These debts and obligations, some of which were due on August 20, 2009 in the amount of $21,309 have been deferred by those insiders and will be paid out of the proceeds of this offering.

Following this offering, we expect that our cash flow from operations and the proceeds from the public equity offering will allow us to meet our anticipated cash requirements for the next twelve months, excluding any additional funding we will need to pursue our acquisition strategy. Such acquisitions, if entered into, will be funded by the sale of additional debt or equity securities or additional bank financing. The sale of additional equity securities could result in additional dilution to our stockholders and there can be no guarantee that we will be successful in raising those additional funds on terms that are acceptable to us. Any acquisitions we undertake may be funded through other forms of debt, such as publicly issued or privately placed senior or subordinated debt.

Our liquidity is affected by many factors, some based on the normal ongoing operations of the business and others related to the uncertainties of the industries in which we compete. Our liquidity may also be adversely affected by the current economic conditions, including consumer spending, the ability to collect our accounts receivable and our ability to obtain working capital. There is no assurance that additional funds will be available on terms acceptable to the Company and its stockholders, or at all.

Off-Balance Sheet Arrangements

Utilipoint does not have any off-balance sheet arrangements.

Contractual obligations

The following table summarizes our contractual obligations (excluding interest in the case of debt) as of September 30, 2009 that requires us to make future cash payments.

Maturities of long-term borrowings at September 30, 2009 are as follows

Year	Amount
2010	$493,138
2011	-
2012	108,969
2013	62,500
2014	25,000
Total	$689,607

Impact of our initial public offering

The completion of this offering will have near and long-term effects on our results of operations. In the future, our results of operations will be affected by the costs of being a public company, including changes in board and executive compensation, the costs of compliance with the Sarbanes-Oxley Act of 2002, the costs of complying with the Security Exchange Commission (“SEC”) and  requirements imposed by any exchange we will list on, and increased insurance, accounting and legal costs. These costs are not reflected in our historic financial results.

Increased Business Development and Executive Leadership Resources

In July 2009, with the Capital Contribution Agreement with The Intelligent Project, LLC (refer to footnote #13 of the audited notes to the Company's consolidated financial statements, Subsequent Events – Capital Committment Agreement with The Intelligent Project, LLC), two executives joined our management team.  The addition of these individuals increased the Company’s resources in business development and executive leadership.  We believe this addition of executive talent will position us to increase our revenues and profits while optimizing our operations.

Critical Accounting Policies and Significant Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We review our estimates on an ongoing basis, including those related to allowances for doubtful accounts, fair value of common stock options, certain revenue recognition related to contract deliverables, valuation allowances for deferred tax assets, rates at which deferred tax assets and liabilities are expected to be recorded or settled, accruals for paid time off and the estimated labor utilization rate used to determine cost of services. We base our estimates on historical experience, business trends and events, and various other factors that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our management believes the following accounting policies and estimates are most critical to aid you in understanding and evaluating our reported financial results.

Revenue Recognition

We recognize revenue under our contracts when a contract has been executed, the contract price is fixed and determinable, delivery of services or products has occurred, and collectability is considered probable and can be reasonably estimated. Contract revenue recognition inherently involves the use of estimates. Examples of estimates include the contemplated level of effort to accomplish the tasks under contract, the cost of the effort, and an ongoing assessment of the Company's progress toward completing the contract. From time to time, as part of our standard management process, facts develop that require us to revise our estimated total costs and revenues. To the extent that a revised estimate affects contract profit or revenue previously recognized, we record the cumulative effect of the revision in the period in which the facts requiring the revision become known. The full amount of an anticipated loss on any type of contract is recognized in the period in which it becomes probable and can be reasonably estimated.

We have multiple service offerings to our client base for which revenue is recognized as follows:

Fixed-Price Contracts

Fixed price contracts are projects where services are provided at an agreed to price for defined deliverables. We recognize revenue when a deliverable is provided.

On occasion, clients with fixed price contracts will require an accounting of all hours worked on a project at an agreed to hourly rate to accompany an invoice. In that case, we recognize revenue up to the amount the time records support, because clients requiring time reporting with hourly rates on fixed price contracts typically can only ask for refunds on fixed price projects up to the amount determined as if the contract had been time and materials. With acceptance of the final deliverable, all revenue is recognized.

Bundled Service Agreements (“BSAs”)

BSAs are packages of services that clients subscribe to, typically on an annual contract basis.  The services typically include a combination of the following:

•	Access to subject matter experts as needed, by telephone

•	Discounted fees for Company events

•	Advertising space on the IssueAlert® e-publication

•	One to three reports and/or whitepapers on industry topics

•	Briefings on industry trends and research findings

BSAs also include annual memberships in the Advanced Metering Infrastructure and Meter Data Management (“AMI MDM”) forum and corporate contracts. The AMI MDM forum is designed for electric, water, and/or gas utilities, regulators, utility governing boards, ISOs (Independent System Operators), and consumer advocacy groups to come together and discuss meter data management successes, problems, issues, interfaces and best practices.  Corporate contracts are characterized by an annual contract for a pre-defined amount of market research hours.  Clients of this service receive access to the Company's directory and InfoGrid products. The primary service is the block of hours purchased.

We believe that the substance of BSAs, as pointed out in a recent survey of its clients, is that the purchaser pays for a service that is delivered over time.  As a result, revenue recognition occurs over the subscription period, or, in the case of corporate contracts, as the hours are utilized.

Time and Materials Contracts (“T&M”)

T&M are services billed at a set hourly rate.  Project related expenses are passed through at cost to clients.  Normally clients are invoiced on monthly basis. We recognize revenue as billed unless the project has a major deliverable(s) associated with it, in which case the revenue is deferred until the major deliverable(s) is provided.

Events and Sponsorships

We host events such as conferences. These events include revenues from sponsorships and registration fees which are recognized upon the occurrence of the event. Revenues from sponsors of the AMI MDM forum are recognized over the annual subscription period, reflecting the pattern of provision of service.

BUSINESS

Overview

We are a clean energy company that provides services to utilities and others to further the development of the electric grid.  The electric grid is the entire infrastructure available to generate, transmit, and distribute electricity to end users. We define the “Smart Grid” as the electrical grid, enhanced by a full spectrum of technologies and solutions designed to make it function more efficiently, reliably and securely. We believe the Smart Grid will enable consumers to make smarter decisions about electricity consumption, helping curb the rising demand for electricity while reducing their carbon footprint.

In much the same way that technological advances in microprocessors, power electronics and the internet revolutionized the telecommunications industry, we believe that technological advances are transforming the traditional electrical grid into a “Smarter Grid” and significantly improving its capabilities.  Key elements of the Smart Grid include the ability to: introduce clean energy sources into the grid; transmit, store and analyze data along the grid; communicate information between all segments of the grid; automate certain functions of the grid using advanced control systems and devices; and reduce the carbon footprint using various products, processes and services for remote demand management and ensuring affordability of electrical power.

In October 2008, the U.S. Department of Energy released a study, “The Smart Grid: An Introduction”, in which it estimated that for the past 20 years, demand growth has exceeded supply growth by 25% per year. As a result, power outages are estimated to cost U.S. businesses $100 billion per year, with 41% more power outages in the second half of the 1990s than in the first half. Smart Grid enhancements will ease congestion and increase utilization of generating capacity, sending between 50% to 300% more electricity through the existing electrical grid.

Through our wholly-owned subsidiary, Utilipoint, we provide energy industry consulting services and proprietary research in seven practice areas that encompass the entire energy and utility value chain, including:

•
Smart Meter Deployment –1) research and consulting focused on more effective deployment of smart meters to customers, and 2) efficient management of data traffic between end-users and providers of electricity;

•	Energy Investments & Business Planning –investment decision support to utilities and investment firms;
•	CommodityPoint –research and advisory services designed to assist commodities traders to manage trading risk;
•	Meter-to-Cash –independent research and consulting services applied to the utility-customer cash cycle from when a meter is read to the point cash is received;
•	Pricing & Demand Response –design mechanisms for utilities and their regulators to for setting electricity rates;
•	Public & Regulatory Issues Management –regulatory, legal and policy support services for issues associated with the generation, transmission and distribution of electricity; and
•	The Intelligent Project –highly structured, issue-focused research and executive forums to assist executives in analyzing customer related issues associated with the “Smart Grid”.

Founded in 1933, Utilipoint built its brand name in the power utility industry by supplying market data intelligence to major US utilities spanning the entire market segment from generation to consumption. Today, Utilipoint is a full service energy-focused consulting firm, providing independent research-based information, analysis, and consulting to energy companies, utilities, investors, regulators, and industry service providers alike.

In addition, we host annual conferences in the US and Europe targeted to our client base to discuss topical issues in the clean energy and Smart Grid sector.  These conferences bring together key energy industry participants such as regulators, business executives, policy makers, and investors serving the energy industry. Our flagship US annual conference attracted approximately 200 participants in 2008.  Our second annual European conference attracted approximately 100 participants in 2008. Our clients include utilities, investors, regulators, and energy industry vendors and service providers both domestically and internationally.

According to the International Energy Agency’s World Energy Outlook 2008, electric power infrastructure will require cumulative worldwide investment of over $13.6 trillion (in 2007 dollars) in 2007-2030, or 52% of the total electrical infrastructure needed. On a national level, and according to the Brattle Group, investment totaling approximately $1.5 trillion will be required between 2010 and 2030 to pay for grid infrastructure in the United States. We believe we are well positioned to benefit from the unprecedented investment in the power sector, worldwide.

Our Strategy

Our goal is to become a global leader in alternative energy and Smart Grid solutions. Our strategy is to grow our business both organically and through acquisitions by leveraging the knowledge and experience of Utilipoint and the experience of our management team’s in operating energy services companies and in acquisitions. Prior to joining our company, our management team has acquired and operated businesses with an aggregate enterprise value of approximately $600 million in the energy services sector. We intend to identify new areas of growth and expand our activities beyond our current consulting business.  We targeted the following areas of growth in the energy sector: engineering services; data and information technologies; and financial services.

Accelerate organic growth

Our organic growth strategy has been to build technology, systems and back-office infrastructure to complement our strategy of increasing market awareness of the Utilipoint brand. The technology, systems and back-office infrastructure makes use of shared platforms, collaboration tools, disaster recovery, and business continuity applications to safe guard databases and enable a mobile workforce. This strategy is designed to generate significant financial and operating leverage by attracting proven practice leaders who, in turn, make use of our technology, systems and back-office infrastructure as well as our brand to generate additional revenues and profits

Our market awareness and branding efforts capitalize on Utilipoint’s long history in the energy industry, the breadth and scope of its IssueAlert® product and other research publications, its conferences as well as partnerships with media organizations like Forbes and the Great Transformers interview series.

This strategy leverages Utilipoint’s Client Engagement Model shown below. The Utilipoint Client Engagement Model provides a method for delivering ongoing strategic value to our clients.

Figure 1. Utilipoint’s Client Engagement Model

Pursue strategic acquisitions

A key element of our growth strategy is acquiring companies providing services and solutions that support the development of clean energy and the Smart Grid. We believe that we can leverage our management team’s expertise in investing in and operating companies in the energy services sector to expand our activities and leverage Utilipoint's core area of consulting services for marketing additional products and services. We plan to pursue an acquisition strategy to obtain new customers, increase our revenues and market presence and obtain capabilities that complement our existing portfolio of services, while focusing successfully integrating the acquisitions and their financial impact.

Our acquisition strategy cuts across the four major segments of the electricity grid: generation, transmission, distribution and end-use consumption. We believe that the ability to provide services that apply across the four segments provides the greatest opportunity to impact the development of the Smart Grid.  We believe that a comprehensive product offering will differentiate us from the other companies serving our industry sector.

• Generation: We believe that firms which provide technology or processes to allow power generation into the grid from alternative forms of energy such as solar, wind or hybrid cars enhance the Smart Grid by reducing carbon emissions. Companies that provide clean coal solutions, solutions to integrate renewables into the existing electric grid, load and asset management systems, engineering services, distributed generation technologies and support services are all critical components of Smart Grid solutions and will help reduce emissions, improve efficiency, increase reliability and promote source diversity and energy independence.

• Transmission: The transmission system can also benefit from technologies, devices and solutions including grid automation systems, superconducting wires, transmission support services, engineering services, Supervisory Control and Acquisition Data Systems (SCADA) management systems, visualization systems for control rooms, and control and management systems for dispatch. Companies providing these services and solutions enable utilities and transmission system operators to deliver electricity more efficiently, securely and reliably. We plan to acquire and grow firms that provide these types services or solutions.

• Distribution: We believe that enhanced information and communication between the utility and end-consumers is a very powerful aspect of a Smart Grid. Firms which provide the hardware and software around advanced meters and meter data management, or provide professional services around smart meter deployments and demand response programs, will be well positioned to benefit from the evolution of the Smart Grid.

• End-Use Consumption: The entire power infrastructure culminates in the usage of electricity by customers in homes and businesses. Understanding end-user behavior patterns and drivers is critical to the successful deployment of most Smart Grid solutions and technologies.  Utilipoint’s acquisition of The Intelligent Project is the first step towards participating in this critical aspect of the Smart Grid.  We intend to acquire more companies providing tools and services that serve, analyze and educate the end-user.

Some of the types of businesses that we have identified for possible acquisition include:

•	Engineering companies that provide enabling solutions to the Smart Grid infrastructure;
•	Technology companies that provide data warehousing technology infrastructure and data center solutions;
•	Companies that facilitate financing of energy efficiency initiatives for consumers and commercial enterprises; and
•	Other Smart Grid-related companies or products and services aimed at commercial and industrial customers and consumers.

Currently we have no agreements, plans or arrangements with any third parties for any acquisitions.  There can be no assurance that we will be able to consummate any strategic acquisitions, or if we are able to do so, that any one or more acquisition will prove to be profitable or otherwise beneficial to our company.

Consistent with our strategy, we made our first acquisition in August 2009, when we acquired Utilipoint International, Inc., a full service energy-focused consulting firm, providing independent research, information, analysis, and consulting to energy companies, utilities, investors, regulators, and industry service providers.

On July 1, 2009, Utilipoint completed the acquisition of 60% of The Intelligent Project, LLC, a research and advisory services firm that provides consulting services to help clients understand and consider the Smart Grid’s impact on end user customers, critical to successfully deploying Smart Grid solutions. The Intelligent Project produces highly structured, issue-focused research and executive forums to enable dialogue, innovative thinking and solutions-based strategies to emerge. The Intelligent Project’s product offering is designed to assist executives consider customer related issues associated with the Smart Grid to ensure customers’ acceptance and Smart Grid penetration. It is headquartered at Purdue Research Park in West Lafayette, Indiana. As part of the transaction, we have retained The Intelligent Project’s senior management, David Steele and Peter Shaw. Mr. Steele and Mr. Shaw are veteran utility executives who will support us in implementing our business strategy.

Leverage our management team’s industry experience

Our management team, led by our CEO, Nana Baffour, and President, Johnson Kachidza, possesses a breadth and depth of industry experience which we believe will directly enable us to achieve our growth objectives. We believe that our relationships with utilities, regulators, vendors, technology leaders and investment professionals will prove valuable to us as we execute our business strategy. Prior to joining our company, the members of our management team successfully completed, as principal investors and operators, 11 energy services acquisitions with an aggregate enterprise value of approximately $600 million.  We believe that their experience and expertise will increase the likelihood of our succeeding in acquiring and managing energy services companies.

Grow our client base and increase scope of services provided to existing clients.

We intend to grow our client base by expanding our geographic presence domestically and internationally, as well as increasing the scope of services we provide our clients. We expect to focus our international expansion first on Europe, leveraging Utilipoint’s European headquarters in the Czech Republic.

Focus on higher margin contracts and recurring revenue.

We currently invoice our clients for our services based on either fixed price contracts, time and materials contracts or under “bundled service” arrangements (subscription agreements for a bundled set of analyst time and related services, typically renewed annually). We plan to focus our efforts on obtaining energy consulting assignments in the form of subscription-based revenues and bundled service agreements, which we believe will provide us with higher profit margins and increase the share of our revenue that is recurring.

Strengthen our end-to-end service offerings.

We plan to increase the number of services we market to each client, growing our revenue mix and using the comprehensive nature of our service offerings as a competitive advantage. We believe our advisory services provide us with insight into market gaps that may not be evident to our competitors. Additionally, we feel we are positioned to capture a greater portion of the implementation work on the Smart Grid that directly results from our advisory services. We believe that expanding our client engagements into implementation and evaluation and improvement services will increase the scale, scope and duration of our contracts and thus accelerate our growth.

Build upon our brand equity, invest in marketing and enhance customer relationship management.

Through our subsidiary Utilipoint, we enjoy 76 years of brand recognition as an industry expert and leader in the energy utility consulting segment spanning generation, transmission, distribution, and end-use consumption. We intend to invest in development and marketing initiatives in order to strengthen our brand recognition among potential clients. An integral part of our customer strategy is implementing our customer relationship management process that enables us to manage our customer base more effectively as customers spend more on our services. Through Utilipoint, we served 132 clients during fiscal year 2008. We intend to distinguish ourselves as a diversified clean energy and Smart Grid focused company, which, we believe, will increase the number of clients seeking our services as well as expand the acquisition opportunities available to us.

Leverage our operations.

We have designed our corporate infrastructure and systems to be scalable and to accommodate additional growth without a proportionate increase in costs. We have invested significant time and resources in developing our acquisition, integration, strategic and operational management processes and methodologies. As our revenue base grows, we expect to realize operating leverage by spreading the costs associated with our corporate infrastructure and internal systems over a larger revenue base, which would increase our operating margins. We believe that our knowledge base can be used to identify additional organic and acquisition growth opportunities.

Our Competitive Strengths

We believe that our broad product offering, our industry experience and our expertise position us well for rapid expansion into the clean energy and Smart Grid space. We believe that our competitive strengths include:

We have an experienced management team.

Our management team possesses extensive experience managing, acquiring and integrating energy services businesses. We believe our relationships with senior executives throughout the electrical energy industry and our comprehensive understanding of the US regulatory framework provide us with the insight to identify, and the skills to take advantage of, opportunities.  We think that our proven processes and methodologies will help us target, implement and integrate acquisitions.

In addition, our management team has a history of successfully building companies into stable and positive cash flow generating assets through organic, strategic and operational expertise and leveraging critical partnerships. Over the past decade, our management team has developed processes for operating and growing businesses including incentivizing management, monitoring operational and financial performance, managing sales and marketing and customer relationships.  Furthermore, we believe that our management team’s industry relationships will enable us to attract the people we need to support our acquisition strategy.

We have a highly experienced professional staff with deep subject matter knowledge.

Management believes the in-depth subject matter knowledge of our experts coupled with the corporate experience we have developed over decades of providing advisory services at the intersection of electricity and technology position us as a valuable resource to our clients and distinguish us from our competitors. More than 50% of our professional staff holds post-graduate degrees in such diverse fields as economics, engineering, business administration, information technology, law, life sciences and public policy.  In addition, our consultants have an average of 20 years of industry experience. We believe their experience and qualifications enable us to deploy multi-disciplinary teams able to identify, develop and implement solutions that are creative, pragmatic and tailored to our clients’ specific needs.

Long-standing relationships with our clients.

In the year ended December 31, 2008, Utilipoint  served 132 clients. Through our Utilipoint subsidiary, we maintain a highly reference-able customer base and long-standing relationships with our clients and industry executives. We believe that our existing client base, provides an excellent foundation to acquire additional clients, while also providing opportunities to sell additional products and services to our existing clients.  We believe that our client base is a value creator for our acquisition program since it enhances our reputation as a business, making us a desirable buyer.

Versatile advisory services practice.    We believe our advisory approach to consulting, based on providing customized solutions to best address our clients’ requirements and objectives, gives us a significant competitive advantage, permitting us to gain access to key client decision makers during the initial phases of their policy, program, project or initiative which we hope to leverage into opportunities for other facets of our business.

Our analytical models and methods allow us to deliver solutions to clients.

We have developed energy-planning, benchmarking and pricing models that are used by municipalities and utilities around the world. In addition, we have developed a suite of proprietary tools, databases and project management methodologies that are utilized on client engagements. We have developed proprietary research databases, tools and publications such as Utilipoint’s Technology Vendor Analysis Matrix, QuickStrategy methodology and IssueAlert®, all of which we believe promote our competitive advantage in the energy consulting industry. Our coal plant database is widely used by power generators and their vendors to make decisions about emission control systems, siting and maintenance programs for coal plants.  Our demand response database includes data from measuring the effectiveness of demand response programs across 3,000 utilities in the US, which have been used in a 2008 report by the US Congress on demand response initiatives. We believe that these tools cannot be easily duplicated and therefore provide us with a competitive advantage.

Our Clients and Contracts

In 2008,  we had 132 clients and forty-eight percent of total 2008 revenue, or approximately $1.6 million, were generated from returning customers and approximately $1.8 million from new customers. Our clients are international, with representation stretching across North America, South America, Europe, Asia, Africa, Australia and the Middle East. We are active in sectors including utilities, investors, regulators, and energy industry service providers such as vendors to utilities, both domestically and internationally.  These industries include companies such as General Electric, Electronic Data Systems (EDS), SAP, Eskom Holdings, Union Fonesa SA, ICAP Energy, International Power, Alliance Data and several other blue chip utility companies.  No one single client represented more than 10.0% of total net revenues in 2008.

We currently have a variety of contractual arrangements with our clients, which include:

Fixed-Price Contracts

Fixed price contracts are projects where services are provided at an agreed to price for defined deliverables.

Bundled Service Agreements

Bundled Service Agreements, or BSAs, are packages of services that clients subscribe to, typically on an annual basis.  The services typically include a combination of the following:

•	Access to subject matter experts as needed, by telephone;

•	Discounted fees for Utilipoint events;

•	Advertising space on the IssueAlert® e-publication;

•	One to three reports and/or whitepapers on industry topics; and

•	Briefings on industry trends and research findings

BSAs also include annual memberships in the Advanced Metering Infrastructure and Meter Data Management (“AMI MDM”) forum and corporate contracts. The AMI MDM forum is designed for electric, water, and/or gas utilities, regulators, utility governing boards, ISOs (Independent System Operators), and consumer advocacy groups to come together and discuss meter data management successes, problems, issues, interfaces and best practices.  Corporate contracts are characterized by an annual contract for a pre-defined amount of market research hours.  Clients of this service receive access to Utilipoint’s directory and InfoGrid products. The primary service is the block of hours purchased.

Time and Materials Contracts

Time and material contracts are services billed at a set hourly rate.  Project related expenses are passed through at cost to clients.  Normally, we invoice our clients on a monthly basis.

Our Services

Smart Meter Deployment

Our Smart Meter Deployment practice provides market research, consulting and project management services to utilities, regulators, and vendors deploying smart meter technology in the marketplace. We work with utilities to help manage smart meter pilot programs and technology implementations by managing all elements of the service offering including: program design, vendor selection, project planning and meter data management and data analysis.

As an example of our Smart Meter Deployment services, we are currently managing a residential smart meter installation and smart meter pricing pilot, where 1,400 end users will use a combination of technology and innovative rate pricing structures to reduce electricity usage. The pilot was sponsored by the local public utility, the State’s Public Utilities Commission, and a consumer advocate group. We believe it is the first in the world to test smart metering with three different advanced residential rate options.

Energy Investments & Business Planning

Our Energy Investments practice provides business planning and market studies, and helps refine business plans for companies looking for external funding, acquisition opportunities, and investment decision support. Our consultants and analysts have an understanding of the regulatory considerations impacting investment in the sector and unique strategy modeling and investment decisions support capabilities. We also work with investor groups, venture capital and private equity firms on independent analysis of investment opportunities.

As an example of our business planning services we were hired by a local utility company in Washington to advice on upcoming public vote on whether to form a new electric utility. Our assignment included performing asset and a business valuations, economic and engineering feasibility studies and presentations of the results in numerous public forums. We believe our involvement helped to successfully mitigate the requirement for additional capital investment by the client.

CommodityPoint

Our CommodityPoint practice provides expert information, independent research, market studies, consulting and analyst services in the area of energy trading, transaction and risk management. We believe that our practice professionals are acknowledged and accomplished experts in their field and are relied upon by our clients to provide unambiguous and independent advice and information.

Our CommodityPoint practice recently released its 2009 TRM Vendor Perceptions Study report. The CommodityPoint TRM Vendor Perception study is repeated every two years and represents a view of how users and prospective buyers perceive the market landscape. We believe that by capturing a representation of user and buyer perceptions about the vendors in the space much can be learned regarding market maturity and the overall evolution of TRM software. This study was conducted during the first quarter of 2009 and represents user and buyer views as of the close of 2008.

Meter-to-Cash

Our Meter-to-Cash practice provides expert information, independent research, market studies, consulting and analyst services in the areas of customer care, customer information systems and customer relationship management. Our professionals are relied upon by our clients to provide unambiguous and independent advice and information. Our Meter-to-Cash clients include  utilities, cooperatives, municipals, technology vendors, software vendors and regulatory agencies.

As an example of our Meter-to-Cash services, the a Canadian Public Utility Commission, ordered a collaborative process to benchmark gas and electric customer care and billing using Utilipoint’s database. As a result, the Commission was able to use the study results to set gas and electric rates.

Pricing & Demand Response

Our pricing and demand response practice provides electricity market design and pricing services to electricity market stakeholders. Our clients include independent system operators, utilities, competitive load serving entities, demand response program providers, state and federal regulatory agencies, and businesses and investors with an interest in the design and operation of electricity markets.

As an example of these services, the Energy Policy Act of 2005 mandated demand response as the official policy of the United States. On behalf of the Federal Energy Regulatory Commission, or FERC, we surveyed over 3,000 utilities in the United States and performed analysis that contributed to a FERC Staff Report on Demand Response and Smart Metering published in 2006 and 2008 and sent to Congress as an update on progress on Smart Grid related issues including demand response and advanced metering initiatives.

Public & Regulatory Issues Management

Our Public & Regulatory Issues Management practice has a 25-year track record of working with utilities to manage potentially controversial public, regulatory, and legal issues. We believe that with our assistance, utilities can enhance public trust, and improve communications with their customers and the public.

As an example, in 2008, Utilipoint was hired to design a public outreach process including documentation of the project for public use in connection with a proposed nuclear plant and the associated 200 miles of new transmission facilities. The project was approved by state regulators with no organized public opposition.

The Intelligent Project, LLC

The Intelligent Project, LLC helps clients address and understand  issues related to the end user elements of the Smart Grid, including customer focused research and access to experts in various customer experience disciplines.  Management believes that Utilipoint’s acquisition of The Intelligent Project, LLC in July 2009 positions us to be a leader in dealing with Smart Grid customer-related issues.  The Intelligent Project brings together power industry executives with executives from other industries where significant customer transformation has occurred, such as telecommunication, financial services and retail industries where technology and regulations have transformed the customer experience to expose the power industry to events that reshaped other sectors of the economy.

In 2009, The Intelligent Project was hired by a Mid-Atlantic utility to develop a progressive ‘voice of the customer’ program to enable the utility to assess the impact of its upcoming smart meter deployment.  The team from The Intelligent Project, in partnership with academic resources from Purdue University, designed and facilitated customer focus groups and specialized research to provide data and analyses to help the client determine the best pricing models to induce adoption of smart meters.

Acquisition of the Intelligent Project, LLC

On July 1, 2009, Utilipoint acquired a 60% interest in IP. Prior to the acquisition, IP was controlled by KLI IP Holding, Inc., which held a 75% interest in IP.  KLI IP Holding, Inc. is controlled by Nana Baffour, our CEO, and Johnson Kachidza, our President, who held an aggregate 60% interes in KLI IP Holding, Inc.

IP was founded on March 10, 2009, by KLI IP Holding, Inc. and David Steele, the current president of Utilipoint and former President of a predecessor KLI portfolio company.  Nana Baffour was the managing member of IP prior to the acquisition by Utilipoint.  IP’s management committee consisted of Nana Baffour, Johnson Kachidza, David Steele and Ken Globerman, an employee of Knox Lawrence International, LLC. Prior to the acquisition, David Steele, a managing director of IP was also a senior managing director of Utilipoint.  From inception to when IP was acquired by Utilipoint, its operations were funded through loans from Knox Lawrence International, LLC. which are evidenced by a 5%, $108,969 note issued by IP to KLI IP Holding Inc., which matures on June 30, 2012. The note will be repaid out of the proceeds of this offering.

Prior to the acquisition of IP, Utilipoint was controlled by UTP International, LLC (“UTPI”), which held a 51% interest in Utilipoint.  UTPI is a wholly owned subsidiary of KLI, in which Nana Baffour, our CEO  and Johnson Kachidza, our President,  held an indirect controlling interest.

Nana Baffour, our CEO and Johnson Kachidza, our President were directors of Utilipoint since August 2007. Mr. Baffour became Chairman of Utilipoint's board in August 2007. In August 2009 after the closing of the merger, Mr. Baffour, was appointed as  the CEO of Utilipoint.

In connection with the IP acquisition, Utilipoint entered into the following agreements:

(A) a Capital Commitment Agreement (the “Capital Agreement”) pursuant to which Utilipoint committed to contribute up to $200,000 to IP, as may be requested by IP, but in no event not in excess of $25,000 in any single request. The parties contemplated that the capital contributions under the Capital Agreement may be satisfied by capital contributions which KLI intended to make to Utilipoint in the amount of $200,000 and therefore any failure by Utilipoint to make a capital contribution to IP because it has not received sufficient funds from KLI will not constitute a default under the Capital Agreement.

(B) a Management Services Agreement with IP pursuant to which Utilipoint will provide management services and provide consultants to assist IP with IP projects.  The services will include, but are not limited to:  (i) assisting in the preparation of annual budgets, (ii) providing sales, marketing and strategic services, (iii) assisting IP with complying with reporting requirements under any financing agreements, (iv) providing legal, human resources, loss prevention and risk management services; (v) providing receivables collection services, cash management services and payroll services, (vi) any other service performed or expenses incurred by UtiliPoint for IP in the ordinary course of business.  In addition, under the Management Service agreement, Utilipoint is authorized to make payments to creditors of IP on its behalf and to collect receivables on behalf of IP; provided Utilipoint has assurance that the necessary funds for discharge of any liability or obligation will be provided by IP.

Management services will be charged to IP based on the actual expenses incurred by Utilipoint, and consultants will be charged at the same rate that Utilipoint charges to subcontract its consultants to third parties.

Utilipoint will also pay all salaries and benefits for certain employees of IP who will also provide services to Utilipoint, which will initially include David Steele and Peter Shaw.  The Management Services Agreement has a two-year term, and, thereafter, automatically renews for one-year terms.  It may be cancelled by either party on 60 days prior written notice.

(C) an Agreement to be Bound to the Limited Liability Agreement of IP. The IP LLC Agreement provides that Net Cash Flow will be distributed as follows: first, contributed capital will be returned to the members on a pro rata basis (based on the amount of capital contributed), and, thereafter, Net Cash Flow will be distributed to the members on a percentage ownership basis.  Utilipoint’s percentage ownership immediately after the execution of the agreement by Utilipoint will be 60%.

The Limited Liability Company Agreement further provides for restrictions on the transfer of Company Interests (only to Permitted Transferees) and provides that the Members holding a majority of the Company Interests may drag-along the minority members in the event of a Sale of the Company.

(D) a Consulting Agreement which provides that KLI IP Holding Inc. will provide consulting services to Utilipoint in connection with the joint business and marketing efforts of Utilipoint and IP.  The agreement has a term of 24 months and may be terminated by either party upon 90 days advance written notice.  In exchange for its services KLI IP Holding Inc. will receive an option to purchase 850 shares of common stock of Utilipoint, which options were converted at the closing of the Utilipoint Acquistion into options to purchase 27,168 shares of common stock of Midas Medici, at an exercise price of $1.56 per share.   The options are exercisable for a term of 5 years through August 21, 2014 and are fully vested. If KLI IP Holding Inc. terminates the agreement without cause within its first year, any unexercised options held KLI IP Holding Inc. will terminate.

(E) a Revolving Senior Subordinated Debenture which provides that KLI may loan up to $100,000 to Utilipoint.  The debenture has a term of 5 years and pays interest at a rate of 10% per annum.  Accrued interest and unpaid interest is payable monthly (the parties can agree to mutually defer interest payments), and the unpaid principal amount is due on the five-year anniversary of the debenture.  The debenture is subordinate to all indebtedness, liabilities and obligations of Utilipoint to any financial institution.

(F) a subscription agreement pursuant to which KLI agreed to purchase up to $100,000 of the common stock of the Company at a per share purchase price of $50.00 per share for a period of up 2 months through September 1, 2009. KLI did not purchase any shares under the subscription agreement.

Industry Background

The Electrical Power Industry

The electrical power industry can be divided into four segments: Generation, Transmission, Distribution, and End-Use Consumption. Generation is the process of producing electrical energy or the amount of electrical energy produced by transforming other forms of energy. Transmission refers to the high-voltage, long-distance transfer of electricity. Distribution refers to medium-voltage, medium-distance transport from transmission substations to customer meters. Furthermore, distribution and transmission are commonly referred to together as the “grid”. End-Use Consumption is the use of electricity by residential, commercial and industrial customers.

Figure 2: The “traditional electric” power value chain encompassed centralized generation, high-voltage transmission, medium-voltage distribution, and end use by industrial, commercial and residential customers.

The federal government began regulating the utility industry with the passage of the Public Utility Holding Company Act of 1935, (“PUHCA”). PUHCA regulated vertically integrated monopolies that generate, transmit and distribute electricity to end users in predefined service regions.  These vertically integrated utilities are also regulated by the Federal Energy Regulatory Commission (“FERC”) and at the state level by the Public Utility Commissions. The FERC regulates the interstate transmission of natural gas, oil and electricity, including wholesale sales of electricity outside the  utilities’ predefined service region, while the PUCs generally regulate the quality of service and rates charged to retail customers.  The rates are designed to recover a PUC-determined return on investment as well as other costs incurred by the utilities.

Over the past 30 years, the benefits of the monopoly nature of the industry have been questioned and challenged. The rationale for deregulation has been driven by various factors, including: (1) a need to reduce end-user rates by introducing competition among utilities; (2) advances in technologies used to generate electricity that made it possible to produce electricity more cost effectively on a smaller scale thereby allowing the introduction of other efficient generating sources into the grid; (3) a growing consensus that the laws introduced in 1935 became obsolete with time. The FERC and the PUCs have driven an industry restructuring meant to enable and encourage the development of more efficient generation sources and to permit increased competition in order to reduce prices. The most fundamental change to the electrical energy business has been breaking up the vertically integrated utilities by separating the generation from their distribution functions. In these restructured markets, utility companies continue to operate and maintain local distribution, delivering electricity to consumers at regulated prices as before, but power generators and electricity suppliers are now allowed to openly compete to sell their electricity at market prices. ISOs and RTOs have been formed in these deregulated markets to operate the power systems, including transmission lines, energy trading, coordinating the wholesale of electricity, and establishing electricity markets.

In a deregulated environment, all utilities owning transmission lines are required to allow access to other generating sources under the same terms as the utility itself. This has facilitated the development of a wholesale market for electricity as power generated in one service region can be transmitted and sold to another, promoting competition and choice for end-users. On the other hand, the deregulated market structure has introduced challenges such as grid congestion as various power producers seek to transmit and sell power in other regions, thereby compromising the reliability of the grid. To address this potential problem, the National Electric Reliability Council has the responsibility, under the direction of FERC, to monitor the grid operators in order to maintain reliability standards designed to avoid service disruptions.

As the demand for electricity has soared, grid operators and utilities in both deregulated markets and in traditional regulated markets face the challenge of providing electricity reliably during periods of peak demand. Typically, higher consumption during peak demand is accommodated by building more generation capacity, which exacerbates greenhouse gas emissions, or buying wholesale power from other regions, which leads to grid congestion thereby compromising its reliability. Recently, government legislation, such as the Energy Policy Act of 2005, The Clean Air Act of 2005, the Energy Independence and Security Act of 2007, and the American Recovery and Reinvestment Act of 2009 have been promulgated to address national and global issues pertaining to energy security, energy independence and environmental concerns. The key structural changes in the utility industry and recent legislations have all laid the groundwork for the implementation of the Smart Grid by:

•	Expanding the sources of generation to include more efficient and environmentally friendly resources such solar and wind;
•	Opening access to the transmission and distribution system to facilitate wholesale trading of electricity between regions to introduce competition; and
•	Providing consumers with choices of where to purchase power further promoting competition.

Once implemented, we believe the Smart Grid will address the current constraints of the existing grid and make it function more efficiently, by:

•	Improving reliability through the enhanced monitoring of the grid using technology-based tools such as digital electronics and advanced controls to avoid power outages;
•	Maintaining power affordability by facilitating competition and energy efficiency through reduced usage;
•	Reinforcing U.S. global competitiveness by promoting energy independence and energy security;
•	Accommodating renewable energy sources on the grid;
•	Helping reduce the carbon footprint by decreasing consumption and thus reducing the need to build new power plants;
•	Increasing effective supply by reducing blackouts and brownouts through data-driven grid management, optimizing capacity allocation and demand response and management
•	Facilitating cost savings for utilities by automating tasks such as meter reading or remote grid monitoring; and
•	Introducing efficiencies yet to be envisioned driven by further advances to the Smart Grid.

Recent acceleration in demand for power on a global scale

According to the Energy Information Administration (EIA) Annual Energy Outlook 2008 (updated for the provisions of the American Recovery and Reinvestment Act), about 218 gigawatts (“GW”) of new generating capacity will be needed from 2007 to 2030, out of which only 47 GW are planned. Worldwide, according to EIA, net electricity generation increases by 77%, from 18.0 trillion kilowatt hours in 2006 to 31.8 trillion kilowatt hours in 2030. To put that growth in concrete terms, the world will need the equivalent of 27,600 additional 500 MW power plants. A 500 MW power plant lights 600,000 homes. Electricity is projected to supply an increasing share of the world’s total energy demand and is the fastest-growing form of end-use energy worldwide in the mid-term. Growth in demand for electricity continues to outpace growth in total energy use throughout the projection.

Management believes the challenges in meeting this growing demand are exacerbated by environmental concerns and stringent regulatory environments which make it increasingly difficult to find suitable sites, obtain permits, and construct generation, transmission and distribution facilities where they are needed most, often in densely populated areas. Management believes that the solution to these issues lie in the more efficient use of the current electric grid driven by the Smart Grid.

The Cost of Under-Investment and Grid Deterioration

According to a Smart Grid study prepared by Litos Strategic Communication for the U.S. Department of Energy, since 1982, growth in peak demand for electricity has exceeded transmission growth by almost 25% every year. Yet spending on research and development is among the lowest among all industries.

According to the International Energy Agency’s "World Energy Outlook 2008", electric power infrastructure will require cumulative worldwide investment of over $13.6 trillion (in 2007 dollars) in 2007-2030, or 52% of the total infrastructure needed. On a national level, and according to the Brattle Group, investment totaling approximately $1.5 trillion will be required between 2010 and 2030 to pay for grid infrastructure in the United States.

The Department of Energy has estimated that while today’s electricity system is 99.97% reliable, it still allows for power outages and interruptions that cost Americans at least $150 billion each year.

An Evolving Regulatory Framework

The energy regulatory environment in the US continues to be driven by a need to utilize the grid more efficiently, to encourage the use of renewables, promote energy efficiency and reduce the carbon footprint. In addition to historical legislation already discussed, new legislation is anticipated that will continue to shape the industry in favor of adopting the Smart Grid. For example, recently under the American Recovery and Reinvestment Act of 2009 ("Recovery Act") the Department of Energy announced on June 25, 2009 that it is soliciting applications for $3.9 billion in grants to support efforts to modernize the electric grid, allowing for greater integration of renewable energy sources while increasing the reliability, efficiency and security of the nation’s transmission and distribution system.

Figure 3: Renewables Portfolio Standards
Source: Transforming America's Power Industry: The Investment Challenge 2010-2030, The Brattle Group, November 2008.

Additionally, state Renewables Portfolio Standards programs to set targets for renewables adoption by different states continue to play an important role in encouraging renewables, growing in number, while existing programs are modified with more stringent targets. In total, 28 states and the District of Columbia now have mandatory Renewable Portfolio Standards "RPS" programs, and at least 4 other States have voluntary renewable energy programs.

Another critical set of regulations influencing the Smart Grid landscape are the environmental policies (as recently demonstrated with the Clean Air Act of 2005 and the American Clean Energy and Security Act of 2009 (due to be discussed and voted on in the Senate). With evidence mounting that sea levels are rising and climate volatility is increasing at a rapid pace, reducing or offsetting greenhouse gas emissions is becoming a critical element of energy industry strategy, resulting in the development of additional regulations for curbing emissions that significantly affect energy industry operations. Entirely new markets will be created in response to problems associated with emissions, such as carbon credits emission trading.

State (and potentially federal) Renewable Portfolio Standards "RPS" and likely federal carbon legislation are helping to drive the demand and economics for renewable development, which subsequently requires significant transmission investment.  There is a need to connect remotely located renewable resources, particularly wind, to the grid and provide such power access to high-power price and/or renewable constrained load centers.

The need for significant investment in transmission to tap the nation’s wind energy potential and improved the overall efficiency of the grid is highlighted in the favorable treatment of renewable energy and the Smart Grid in Recovery Act. The bill provides $16.8 billion in direct spending for renewable energy and energy efficiency programs over the next ten years. The bill also provides $11 billion to modernize the nation's electricity grid with smart grid technology. This includes $4.5 billion for the DOE Office of Electricity Delivery and Energy Reliability for activities to modernize the nation's electrical grid, integrate demand response equipment and implement smart grid technologies. In addition, $6.5 billion is provided for two federal power marketing administrations to assist with financing the construction, acquisition, and replacement of their transmission systems.

Building a Smarter Grid

For roughly a century, the developed world has delivered electric power using the same basic four-step approach described in the previous section and depicted in Figure 1.  The elements of this traditional grid critical to its operations have included analog electromechanical devices used to capture and store data; one-way communication system to facilitate communication between the utility and the customer and by human labor to monitor and control the grid. In much the same way that technological advances in microprocessors, power electronics and the internet revolutionized the telecommunications industry as it transitioned from analog to digital, dramatically improving our communication capabilities, these similar technological advances are continuously transforming the traditional grid into a “Smarter Grid” significantly improving its capabilities.  The heart of an intelligently managed grid, in our view, is the smart meter. While automated meter reading originated as a means for utilities to save money and speed up the billing process, management believes metering technology is the a key building block to the Smart Grid. The smart meter generates data to facilitate communication between the end-user customer and the utility.

Figure 4: Illustrates how the current grid is evolving into a smarter grid capable of functioning more efficiently
Source: “The Electricity Economy, New Opportunities from the Transformation of the Electric Power Sector”, Global Environment Fund, August 2008.

With the aid of concepts proven in telecommunications, computing and the internet, the “smarter grid” uses digital electronic systems and devices to capture, store and analyze data into useful information; advanced control systems capable of automating certain functions of the grid; and communications platforms capable of two way communications among the various components of the grid.  As a result, for example, a system operator may be able to sense, predict, diagnose and remotely mitigate issues in the grid that might previously have caused an outage or blackout, thereby increasing reliability of the grid. In another instance, the “smarter grid” might introduce a renewable source of generation in response to higher demand by a customer in real time or re-route power in a congested part of the grid to avoid a blackout.

Figure 5: The modernized grid lies at the intersection of telecommunications, computing and internet technologies.
Source:  “The Emerging Smart Grid, Investment and Entrepreneurial Potential in the Electric Power Grid of the Future”, Global Environment Fund, October 2005.

In particular, Advanced Metering Infrastructure Meter Data Management, an important capability of the Smart Grid, is the technology platform or architecture that enables the communication and interoperability of the various devices and participants of the Smart Grid to collect, analyze, transfer and interpret data and convert it into useful information. AMI allows utilities the ability to offer time-of-use rates, critical peak pricing, and peak load reduction, and to perform flexible demand response. To facilitate these capabilities, data management and warehousing capabilities and hardware and software platforms are critical for a Smart Grid infrastructure. Growth in these services is a function of smart meter penetration. As indicated in Figure 6, smart meter penetration in the USA was 4.7% in 2008.

Figure 6: United States 2008 penetration of advanced metering
Source: 2008 FERC Survey

From a macro perspective, AMI/MDM technology is part of the overall umbrella of demand-side management programs, and supports the build out of a Smart Grid, whereby utilities can communicate with customers (households as well as commercial enterprises) in real time via their network on the power grid.  Potential smart-grid applications include, but are not limited to, thermal management, such as food storage (refrigerators and freezers) and heating, ventilating, and air conditioning systems, automated lighting system management, the operation of home appliances, and the charging of electronics.  On a very broad level, the efficient and economic dispatch of increasingly expensive resources and the reduction of environmental emissions are two very significant societal and environmental benefits of AMI/MDM and smart meters.

Overall, key elements of the Smart Grid made possible by technological advances include ability to introduce clean energy sources into the grid; to transmit, store and analyze data from the grid; to communicate information between all segments of the grid; to automate certain functions of the grid using advanced control systems and devices; and to reduce the carbon footprint using various products, services and processes. A majority of the products and services that are used to deploy Smart Grid solutions can be categorized under the following: engineering solutions, data warehousing and information technology solutions, consulting and advisory services.  Within the electric power industry, these elements drive most product and service offerings of companies that participate in the Smart Grid sector, such as our company.

It is estimated by Litos Strategic Communication for the U.S. Department of Energy that Smart Grid enhancements will ease congestion and increase utilization (of full capacity), sending 50% to 300% more electricity through existing energy corridors.

The Market Opportunity

A confluence of various factors including; (1) rising energy demand, (2) regulatory, environmental, construction cost constraints on upgrading the current electric grid and building new power plants, and (3) technological advances in telecommunications, computing and internet technology, have resulted in the Smart Grid presenting a unique and cost effective solution to meeting rising energy demands while reducing the carbon footprint. We believe our Company is uniquely positioned and qualified to participate in the markets which will serve the clean energy and Smart Grid sector. Our current consulting product/services offerings, our management team’s experience and expertise in the sector and our extensive knowledge of the Smart Grid opportunities uniquely positions us to expand our product offerings into engineering services, data and information technology, and other areas relevant to the clean energy and Smart Grid sector.

Competition

We operate in a highly competitive and fragmented marketplace and compete against a number of firms in each of our key markets.  A substantial number of these firms have significantly greater infrastructure and financial resources than our company. We divide our competitive universe into three segments: (1) research and consulting services; (2) technology services and solutions; and (3) engineering services and solutions.

Some of our principal competitors in the consulting universe include mid-size, specialty consulting firms such as Navigant Consulting, Inc., FTI Consulting, Inc., and ICF International, Inc – each of which have specific utility-focused consulting practices. In addition, within our key energy and power markets, we have numerous smaller competitors, many of which have narrower service offerings and serve niche markets.

Within the technology services and solutions segment, we will compete against firms such as American Superconductor Corp., Esco Technologies Inc., Badger Meter, Inc., Echelon Corp., EnerNOC, Inc., and smaller vendors such as Orion Energy Systems, Inc. and Composite Technology Corp. Each of the aforementioned is providing utilities with clean and intelligent energy technology solutions. Firms such as Comverge Inc., Itron Inc., Echelon Corp., Neteeza Corp., Teradata Corp., and Digi International Inc. are in the market to primarily provide enterprise-class analytic tools and services. Other companies such as Quanta Services provide engineering services to enable the Smart Grid.

Finally, some of our competitors such as IBM Corp. and Electronic Data Systems, an Hewlett- Packard company are significantly larger than us and have greater access to resources and stronger brand recognition than we do. On some of our past projects, competitors including IBM and EDS, have also been our customers.

We consider the principal competitive factors in our market to be client relationships, proprietary products or data, reputation and past performance of the firm, client references, technical knowledge and industry expertise of employees, proprietary products or data, quality of services and solutions, scope of service offerings and pricing.

Employees

As of January 18, 2010, we have 4 full time employees who work in our corporate headquarters. Utilipoint directly employs 19 full time staff members, including a professional staff of 16, and an administrative staff of 3, each of whom support our seven practice areas.

DESCRIPTION OF PROPERTIES

Our subsidiary, Utilipoint’s corporate headquarters is located in Albuquerque, New Mexico in approximately 2,400 square feet of office space under a lease that expires in January 2010 at a cost of $3,503 per month.  Additionally, Utilipoint occupies satellite offices in Tulsa, Oklahoma and Sugar Land, Texas in approximately 860 and 200 square feet of office space respectively under leases that expire in December 2009 and October 2010 respectively at costs of $859 per month and $935 per month respectively.  Utilipoint intends to extend each of the foregoing leases.  Utilipoint’s European headquarters is located in Brno, Czech Republic in approximately 1,000 square feet of office space. We believe that our current premises are sufficient to handle our activities for the near future.

LEGAL PROCEEDINGS

Presently, there are no material pending legal proceedings to which the Company is a party or as to which any of the Company’s property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

MARKET FOR COMMON STOCK
AND RELATED SHAREHOLDER MATTERS

OTC Bulletin Board Considerations

There is no public market for our securities. On or before the date of this prospectus we intend to have our common stock quoted for trading on the FINRA OTC Bulletin Board. There can be no assurance that our common stock will ever be quoted on a quotation service or a stock exchange or that any market for our securities will develop.

Holders

As of January 18, 2010, the Company had 22 stockholders of record.

Transfer Agent

The Company's registrar and transfer agent is Continental Stock Transfer & Trust Company.

Dividend Policy

We have never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

On July 27, 2009, the Board approved the Midas Medici Group Holdings, Inc. Stock Award and Incentive Plan (the “MMGH Plan”). The purpose of the MMGH Plan is to give us a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants and to provide us with an incentive plan that gives officers, employees, directors, and consultants financial incentives directly linked to shareholder value.

The maximum number of shares that may be issued under the Plan is 650,000. However for the period commencing January 1, 2010, the maximum number of shares issuable under the Plan shall be equal to 20% of the issued and outstanding shares of the Company’s common stock on a fully diluted basis but shall not be less than 650,000. Notwithstanding the foregoing, for a period of one year from the date of this prospectus, the total number of options issued under the Plan shall be limited to 15%. Pursuant to the Plan, incentive stock options or non-qualified options to purchase shares of common stock may be issued.  The plan may be administered by our board of directors or by a committee to which administration of the Plan, or part of the Plan, may be delegated by our board of directors. Options granted under the Plan are not generally transferable by the optionee except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the plan vest in such increments as is determined by our board of directors or designated committee. To the extent that options are vested, they must be exercised within a maximum of thirty days of the end of the optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination or by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the plan will be determined by our board of directors or designated committee. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date.

As of January 18, 2010 , options to purchase an aggregate of 472,097 shares of common stock of the Company were granted under the MMGH Plan with a weighted average exercise price of $2.42. In 2009, the Company took a compensation charge of $150,913 to recognize the opportunity cost of the 4,900 Utilipoint stock options valued at a fair market price of $30.80 each.

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance at December 31, 2009:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	472,097	$2.42	177,903

Total	472,097	$2.42	177,903

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our directors and executive officers, and their positions with us:

Name	Age	Position
Nana Baffour	37	CEO, Co-Executive Chairman, Director and CEO of Utilipoint
Johnson M. Kachidza	43	CFO, President, Co-Executive Chairman and Director
Frank Asante-Kissi	38	Vice-President and Chief Administrative Officer
Ken Globerman	40	Senior Vice-President
David Steele	54	President of Utilipoint
Stephen Schweich	50	Director
Frank Henson	38	Director

Directors and Executive Officers

Nana Baffour, CEO, Co-Executive Chairman  and Director

Mr. Baffour, 37, was appointed to serve as our President and a Director in May 2009. On July 16, 2009, Mr. Baffour was appointed as our CEO and Co-Executive Chairman. Since 2004, Mr. Baffour has been a Managing Principal and Co-Founder of Knox Lawrence International, LLC (“KLI”) an energy services investment company that has completed over $600 million in acquisitions to date. He is currently Executive Chairman of Consonus Technologies, Inc. a technology company he co-founded in 2005 and grew from start-up to over $100 million in revenues. He has led acquisitions, integrations, and held operating roles including executive chairman, president, and CEO for different energy services companies during his tenure at KLI. Mr. Baffour currently serves as Board Member of Dearborn Mid-West Conveyor Co. and Utilipoint International as well as Chair of the Advisory Board of the University of Utah Opportunity Scholars Program.

From 2000 to 2004, Mr. Baffour was an investment banker at Credit Suisse First Boston in Europe and the US, where he was directly involved in billions of dollars of M&A and financing transactions for utilities, including clean energy companies and did the first capital markets wind financing transaction. Mr. Baffour started his career in finance as a Credit Analyst for CIT Group from 1996 to 1998 and was an equity portfolio analyst at Standard and Poor’s from 1998 to 2000. Mr. Baffour received his MBA from New York University’s Stern School of Business, a Master of Science in Economics from University of North Carolina at Charlotte and a Bachelor of Arts Degree in Economics from Lawrence University. Mr. Baffour is a Chartered Financial Analyst.

Johnson Kachidza, Chief Financial Officer, President, Co-Executive Chairman, Secretary and Director

Mr. Kachidza, 43, was appointed to serve as our Secretary and a Director in May 2009. On July 16, 2009, Mr. Kachidza was appointed as President and Co-Executive Chairman. Effective November 2, 2009, Mr. Kachidza was appointed as our Chief Financial Officer. Since 2002, Mr. Kachidza has been a Managing Principal and Co-Founder of Knox Lawrence International, LLC (“KLI”), an energy services investment company that has completed over $600 million in acquisitions to date. He is currently Executive Chairman of Dearborn Midwest Conveyor Co., Inc., a provider of pollution control systems to the power and automotive industries. During his tenure at KLI, Mr. Kachidza co-founded Consonus Technologies, Inc. in 2005 and has led acquisitions, integrations, and held operating positions, including Executive Chairman, President, and CEO for different energy services companies. Mr. Kachidza currently serves as a board member of Consonus Technologies, Utilipoint International and Transactis, Inc. He is also on the Board of Directors of Shared Interest, a non-profit organization focused on micro-lending.

From 1997 to 2001, Mr. Kachidza was an investment banker at Merrill Lynch and JP Morgan Chase, where he was directly involved in billions of dollars of M&A and debt and equity financing transactions in the energy sector. Mr. Kachidza began his career as a project engineer at General Electric from 1991 to 1995 and holds US patent #5686795 for an innovative fluorescent lamp design. Mr. Kachidza received his MBA from University of Chicago Booth School of Business, a Master of Science in Materials Engineering from University of Illinois at Urbana-Champaign and a Bachelor of Arts Degree in Chemistry from Knox College.

Frank Asante-Kissi, Chief Administrative Officer

Mr. Asante-Kissi, was appointed to serve as our Vice-President in May 2009. In July 2009 Mr. Asante-Kissi was appointed as Chief Administrative Officer. Since March 2008, Mr. Asante-Kissi has served as Chief Operating Officer and as a consultant since March 2003 of Knox Lawrence International, an energy services investment company that has completed over $600 million in acquisitions to date since March 2008.

Mr. Asante-Kissi has over 10 years experience in business performance management, process improvement and operational efficiency.  Mr. Asante-Kissi was Senior Business Analyst at Citigroup from January 2002 through March 2008. While at Citigroup, Mr. Asante-Kissi led several process improvement and performance management initiatives including industry benchmarking.  Mr. Asante-Kissi began his career as a software developer prior to joining Citigroup.

Mr. Asante-Kissi received his MBA from Rensselaer Polytechnic Institute’s Lally School of Management and Technology (RPI) and a Bachelor of Arts Degree in Mathematics and Computer Science from Lawrence University.

Ken Globerman, Senior Vice-President

Mr. Globerman was appointed to serve as our Senior Vice President in July 2009.  Since 2003, Mr. Globerman has served as Vice President of Knox Lawrence International, an energy services investment company that has completed over $600 million in acquisitions to date. Mr. Globerman serves as a Board observer for Consonus Technologies, Dearborn Mid-West Conveyor Co.,Utilipoint International and Transactis, Inc., working with executive management to oversee business operations, develop business strategy, execute external financings and mergers & acquisitions.  Mr. Globerman also co-founded and serves as Executive Chairman of KLI’s Africa Business Plan Competition, an annual MBA focused competition geared towards encouraging entrepreneurship to support development in Africa.  Prior to joining KLI, Mr. Globerman spent more than 6 years at WPP’s media investment firm, MediaEdge (former division of Young & Rubicam Advertising). As Associate Media Research & Planning Director for MediaEdge, he was responsible for managing Fortune 500 media client relationships and business development in the consumer packaged goods, media and pharmaceutical sectors. He also served as an integral member of the firm’s new business development team and actively participated in the formation of the firm’s online media planning division, DigitalEdge.  Mr. Globerman received a MBA in Finance and Management from New York University’s Stern School of Business, where he was elected Stern Scholar, Research Fellow and served as Teaching Assistant to Professor Aswath Damodaran of Stern’s Finance Department.  Mr. Globerman also holds a BS in Applied Mathematics / Operations Research from Carnegie Mellon University.

David Steele – President of Utilipoint

Effective August 12, 2009, Dave Steele was appointed President of Utilipoint. Mr. Steele has served as Senior Managing Director and Chief Operation Officer of UiliPoint since May 2009.  Mr. Steele has extensive executive experience in both growth and turnaround assignments. With over 30 years of experience in the energy space, he has held broad officer roles in both public utility and service organizations. His international experience includes Executive Vice President & General Manager; North America for Vertex Data Science, a UK based business process outsourcing company from May 2007 to May 2008.  In this role he managed over 1,200 employees in the US and Canada leading a growth and turnaround effort funded by a New York based private-equity consortium. Steele led a $45M direct cost-out initiative, developed and led the execution of the first comprehensive sales & marketing plan for North America, and established new key relationships with industry partners and clients.  Prior to this, he was Vice Chairman and CEO of IEI Financial Services from April 2004 to May 2007. In this role, he led a 40% per annum growth for three consecutive years, and a full operational turnaround while becoming the 27th J.D. Power and Associates certified Customer Operations Center in the US, and the first business process outsourcer to be certified.

Mr. Steele is an award winning faculty member at Indiana University’s Kelley School of Business where he has taught for 12 years. Currently, he is lecturing a course in entrepreneurship.  Mr. Steele holds a B.S. in Business Economics and Public Policy from Indiana University.

Stephen Schweich – Director

Stephen Schweich was appointed to our Board of Directors in July 2009. Mr. Schweich is a Managing Director of Mooreland Partners, an investment banking advisory firm with offices in London, New York and San Francisco. In 1996, Mr. Schweich established the European division of the San Francisco-based investment bank Robertson Stephens International (RSIL). Mr. Schweich served as CEO of RSIL where he was responsible for the firm’s investment banking and equity sales & trading operations with offices in London, Munich and Tel Aviv. During the 1996-2002 period, Stephen was involved in over 40 equity capital markets transactions in Europe. During 1998-2001, Mr. Schweich served on the Board of Directors of EASDAQ, the pan-European stock exchange based in Brussels. Prior to 1996, Mr. Schweich was a sell-side equity research analyst for over 11 years. From 1987 to 1993, Mr. Schweich was a Senior Analyst with Alex Brown & Sons in Baltimore, where he founded the firm’s environmental practice, and became one of the leading waste services and pollution control technology analysts in the US. Mr. Schweich covered a broad range of related sectors including: hazardous & solid waste services, clean energy (geothermal, solar and wind power), water & wastewater treatment, site remediation (asbestos, groundwater, soil), air pollution control, recycling (metal, plastic, solid waste), and industrial services.

Mr. Schweich began his business career in New York with Booz Allen & Hamilton, the management consulting firm.

Mr. Schweich is currently a Director of Credo Capital LLC, a US equity fund management company, and an Advisory Board member at Cypak AB (Sweden) and Global Bay Mobile Technologies (US). Mr. Schweich is a graduate of Amherst College (1981) and the Harvard Business School (1985), and received a CEP degree from L’Institut d’Etudes Politiques de Paris (1980).

Frank Henson – Director

Frank Henson was appointed to our Board of Directors in November 2009. Mr. Henson is a Managing Director in the Institutional Sales Group at Cohen & Company Securities LLC, an institutional broker-dealer focused on debt securities. Prior to joining Cohen & Company Securities LLC, Mr. Henson held a position of Managing Director in the Corporate Bond Research Department at Bear Stearns, where he covered retail and consumer product companies from June  2005 to June 2008. In 2006 and 2007, Mr. Henson was recognized by Institutional Investor for his research on retail companies.  Prior to working at Bear Stearns, Mr. Henson worked at Morgan Stanley with roles in the Corporate Bond Research and Investment Banking Departments. From August 2001 to May 2005, Mr. Henson worked in Morgan Stanley’s Corporate Bond Research Department, covering retail and consumer product companies and from 1995 to 1998, Mr. Henson worked in Morgan Stanley’s Investment Banking Department, implementing numerous initial and secondary public equity offerings in New York, as well as M&A transactions in Southeast Asia.

 Mr. Henson holds an MBA from Columbia Business School and a Bachelor of Arts Degree from Rutgers College.

Other Key Employees

Robert C. Bellemare, P.E. – Chief Operating Officer of Utilipoint

Robert Bellemare joined Utilipoint in 2002.  With 20 years of experience in the utility business, Mr. Bellemare advises clients on asset valuation, financial modeling, strategic planning, public issues management, and pricing products and solutions. He previously worked for Fortune 500 utilities in a variety of capacities including managing director of energy services, director of market research, wholesale trading and operations, research and development, distribution engineering and power plant engineering. Mr. Bellemare was co-lead of the unregulated business merger integration team for the American Electric Power South West Corporation merger, which formed the largest utility of its time.  Mr. Bellemare is frequently quoted in the press and makes public presentations on energy issues, with recent forums including CNBC, the World Energy Council, Energy Risk Mutual and industry regulators. Mr. Bellemare is a registered professional engineer and holds a M.S. in Electric Power Engineering from the Georgia Institute of Technology. Mr. Bellemare also holds a BSEE with Business minor from Kettering University.

Peter Shaw –Managing Director of the Intelligent Project, LLC and Utilipoint International, LLC.

Peter Shaw has served as Managing Director of IP since May 2009. Mr. Shaw has 20 years of experience advising energy companies on integrated resource planning, new product development and customer strategy. Prior to Utilipoint, Mr. Shaw served as Director at Navigant Consulting from 1998 to March, 2009.  Mr. Shaw has assisted numerous companies in developing business plans and launching new lines of business selling energy commodities, energy services and related outsource solutions. Mr. Shaw is a recognized thought leader in the development of utility “Smart Grid” infrastructures, and leads two industry consortiums focused on integrating energy efficiency, renewable and distributed energy resources into utility marketing and customer management operations. Mr. Shaw’s Board work relating to green energy and alternative fuels includes The Energy Cooperative Association of Pennsylvania and the Sustainable Development Fund. Mr. Shaw holds a M.S. in Energy Policy and a Certificate in Economic Development from the University of Pennsylvania. Mr. Shaw also holds a B.A in International Studies from the Bucknell University.

Larry Robinson - Managing Director and Publisher of Utilipoint

Larry Robinson joined UtiliPoint in November 2009.  Mr. Robinson has responsibility for all external communication channels, product and service positioning, research direction, thought leadership and knowledge management, as well as editor of publications. He has over 20 years experience in the marketing/ publishing industry including consumer and business publishing with steady progression of senior level marketing, communication and publishing roles. Mr. Robinson holds a BS in Journalism from the University of Colorado.

Gary M. Vasey, Ph.D. – Managing Director, Europe & Commodity Point

Dr. Gary M. Vasey has been with Utilipoint since 2003 when Utilipoint acquired VasMark where Dr. Vasey served as President. VasMark Group offered a unique combination of marketing and analyst services to energy trading vendors and was viewed as the leader in understanding that software market. Currently Dr. Vasey manages Utilipoint's European practice from our office in the Czech Republic and also heads up Utilipoint’s CommodityPoint Division. CommodityPoint is the leading provider of analyst services around commodity trading and risk management and other technologies providing a range of services to end users, software vendors, agencies and consulting firms. Dr. Vasey has over 24-years experience in the energy and utilities industry which has included senior roles at Cap Gemini Sogeti, Sybase, Inc., TransEnergy Management and BP. Dr. Vasey is a noted expert on the energy trading, transaction and risk management software industry. Gary holds a B.Sc. (Hons.) degree in Geological Sciences from the University of Aston in Birmingham, England and a Ph.D. in Geology from the University of Strathclyde, Scotland.

Senior Advisor

Spencer Abraham – SeniorAdvisor

Spencer Abraham was appointed as our senior advisor in November 2009. Mr. Abraham is the former United States Secretary of Energy having been appointed by President Bush as the tenth and longest-serving Energy Secretary in U.S. history. As Secretary, he led a federal department with a $23 billion budget and over 100,000 federal and contractor employees. Since September 2005, he has been chairman and chief executive officer of The Abraham Group LLC, an international strategic consulting firm based in Washington D.C.  In addition, he serves as non-executive chairman of AREVA, Inc. the North American subsidiary of the French-owned nuclear energy company, and on the Board of Directors of Occidental Petroleum (NYSE:OXY). Prior to being Secretary of Energy, Spencer Abraham served as a U.S. Senator from Michigan for six years.  In the Senate, he was a member of the Senate Commerce, Judiciary and Budget Committees and served as chairman of the Senate Immigration Subcommittee and the Senate Commerce Subcommittee on Manufacturing and Competitiveness.

Secretary Abraham is a graduate of Michigan State University and Harvard Law School.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, none of our directors, executive officers, promoters, control persons, or nominees has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics to provide guiding principles to all of our employees, including our principal executive officer, principal financial officer and persons performing similar functions. Our Code of Business Conduct and Ethics does not cover every issue that may arise, but it sets out basic principles to guide our employees and provides that all of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Any employee who violates our Code of Business Conduct and Ethics will be subject to disciplinary action, up to and including termination of his or her employment.  The Company will provide a copy of the Code of Business Conduct and Ethics to any person , without charge, upon request to Frank Asante-Kissi, Chief Administrative Officer, Midas Medici Group Holdings, Inc., 445 Park Avenue, 20th Floor, New York, NY 10022.

Director Compensation

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us. Currently, no compensation is paid to our directors for services rendered to us as directors. However, at the closing of the merger, Stephen Schweich, a director, was awarded options to purchase 10,000 shares of the Company’s common stock at an exercise price of $6.00 per share.

EXECUTIVE COMPENSATION

The table below sets forth, for the last two fiscal years, the compensation earned by each person acting as our Principal Executive Officer, Principal Financial Officer and our other most highly compensated executive officers whose total annual compensation exceeded $100,000 (together, the “Named Executive Officers”).

Summary compensation table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (#)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Nana Baffour	2009	57,293	0	0	129,046	0	0	0	186,339
CEO and Co-Executive Chairman (1)	2008	0	0	0	0	0	0	0	0

Johnson Kachidza	2009	57,293	0	0	129,046	0	0	0	186,339
CFO, President and Co-Executive Chairman (2)	2008	0	0	0	0	0	0	0	0

(1) Effective May 15, 2009, Mr. Baffour was appointed as President. Subsequently on July 16, 2009, Mr. Baffour was appointed CEO, and Co-Executive Chairman
(2) Effective May 15, 2009, Mr. Kachidza was appointed as Secretary. Subsequently on July 16, 2009, Mr. Kachidza was appointed President and Co-Executive Chairman. In addition, on November 2, 2009, Mr. Kachidza was appointed as Chief Financial Officer.

Employment Agreements

Effective July 16, 2009, we entered into employment agreements with Nana Baffour and Johnson Kachidza which agreements contain the same terms and provisions. The agreements provide for an initial term of five years which shall be automatically extended for successive one year periods unless terminated. Pursuant to the employment agreements Messrs. Baffour and Kachidza will devote at least 65% of their time to the Company’s business.

The employment agreements provide for an annual base salary of $125,000 which shall be increased as follows: (i) to $200,000 on the earlier to occur of the first anniversary of the agreements or the Company publicly reports consolidated annual gross revenues of at least $10,000,000, (ii) to $250,000 on the earlier to occur of the second anniversary of the agreements or the Company publicly reports consolidated annual gross revenues of at least $35,000,000, (iii) to $350,000  on the earlier to occur of the third anniversary of the agreements or the Company publicly reports consolidated annual gross revenues of at least $100,000,000.  In addition, the executives will each be entitled to an annual bonus targeted between 150% to 250% of the base salary during the first 3 years of the term of the Agreements and thereafter, at a target to be determined in good faith by the Company’s board of directors. The executives will also be entitled to grant of bonus stock under the Company’s incentive stock option, on an annual basis. The Company also agreed to grant each of the executives options to purchase 100,000 shares of the Company’s stock as soon as practicable. The options are exercisable at a price of $2.31 and become fully vested on the first anniversary of the grant.

In the event of the executives’ death while in our employ, the agreements shall automatically terminate and any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after the death. In the event of the executives death or if the agreement is terminated due to a disability or for cause (as defined in the agreements), any unpaid compensation, prorata bonus or bonus options earned and any amounts owed to the executives shall be paid by us. In addition, if the agreements are terminated due to the disability of the executive, any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after such termination. In the event the executive’s employment is terminated without cause, the executives shall be entitled to receive, in a lump sum payment, the base salary, the maximum bonus and options that would have been paid to the executives if the agreements had not been terminated or for 12 months, whichever is greater. In addition, any unpaid compensation, pro rata bonus or bonus options earned and any amounts owed to the executives shall be paid by us and any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after the termination. In the event of the executives’ resignation without good reason (as defined in the agreement), or retirement, the executives shall be entitled to receive any unpaid compensation, pro rata bonus or bonus options earned and any amounts owed to the executives

As a method to retain senior management in the event of a change of control, the agreements also provide that upon the closing of a transaction that constitutes a “liquidity event”, as such term is defined in the agreements, each executive shall be entitled to receive a transaction bonus equal to 2.99 times his then current base salary, provided that he remains employed with the Company on the closing of such liquidity event, unless his employment is terminated without cause or he resigns for good reason. Liquidity events include any consolidation or merger, acquisition of beneficial ownership of more than 50% of the voting shares of the Company, or any sale, lease or transfer of all or substantially all of the Company’s assets.

The agreements also contain standard non-solicitation, non-competition and indemnification clauses.

Outstanding Equity Awards at Fiscal Year-End Table.

The following table sets forth information with respect to grants of options to purchase our common stock to the named executive officers at December 31, 2009 .

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Nana Baffour	0	100,000	0	2.31	07/27/2014	0	0	0	0

Johnson Kachidza	0	100,000	0	2.31	07/27/2014	0	0	0	0

Director Compensation

The following table sets forth with respect to the named directors, compensation information inclusive of equity awards and payments made for the fiscal year ended December 31, 2009 in the director's capacity as director.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Nana Baffour	0	0	0	0	0	0	0
Johnson Kachidza	0	0	0	0	0	0	0
Stephen Schweich	0	28,199	0	0	0	0	28,199
Frank Henson	0	0	0	0	0	0	0

(1) Effective May 15, 2009, Mr. Baffour was appointed to the Board. Effective May 30, 2009, Mr. Kachidza was appointed to the Board. Mr. Schweich was appointed to the Board on July 29, 2009. Mr. Henson was appointed to the Board on November 2, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of January 18, 2010 and as adjusted to reflect the sale of our common stock included in the shares offered by this prospectus (assuming the individuals listed do not purchase shares in this offering), by:
•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our officers and directors; and
•	all our officers and directors as a group.

Based on information available to us, all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, unless otherwise indicated. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. The following table assumes 3,160,516 shares of common stock are outstanding after the closing of this offering based on the 2,310,516 shares of common stock outstanding as of the date of this prospectus as calculated above, and no exercise of the over-allotment option.

Unless otherwise indicated, the address of each individual named below is the address of our executive offices in New York, New York.

	Amount and Nature of Beneficial	Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial owner	Ownership	Before Offering	After Offering (1)
Nana Baffour (2)	1,243,143	53.8%	37.6%
Johnson M. Kachidza (3)	1,243,143	53.8%	37.6%
Frank Asante-Kissi (4)	65,305	2.8%	2.0%
Stephen Schweich	80,000	3.5%	2.4%
Frank Henson	0	0	0
UTP International, LLC (5)	687,922	29.8%	20.8%
Knox Lawrence International, LLC (6)	201,522	8.7%	6.1%
B.N. Bahadur (7)
c/o BKK, Ltd. 400 Galleria Office Centre, Suite 400, Southfield, MI 48034	166,876	7.2%	5.0%
David Steele (8)	9,589	*	*
All directors and executive officers as a group (6 persons)	1,724,568	74.6%	52.1%
* Less than 1%

(1)
Excludes up to 150,000 shares of common stock that may be sold by us to the underwriters to cover over-allotments and 50,000  shares that may be acquired by the underwriters upon exercise of the warrants issued to them in connection with this offering.

(2)
Includes (a) 201,522 shares held by Knox Lawrence International, LLC, (b) 687,922 shares held by UTP International, LLC , (c) 27,168  shares underlying an option held by KLI  IP Holding, Inc.,  to purchase shares of the Company issued at the closing of the acquisition of Utilipoint which is currently exercisable at a price of $1.56 per share and (d) 326,531 held by Mr. Baffour. Does not include shares underlying an option to purchase 100,000 shares of common stock of the Company which becomes vested on July 27, 2010.

(3)
Includes (a) 201,522 shares held by Knox Lawrence International, LLC, (b) 687,922 shares held by UTP International, LLC, (c) 27,168  shares underlying an option held by KLI  IP Holding, Inc.,  to purchase shares of the Company issued at the closing of the acquisition of Utilipoint which is currently exercisable at a price of $ 1.56 per share and  (d) 326,531 held by Mr. Kachidza. Does not include shares underlying an option to purchase 100,000 shares of common stock of the Company which becomes vested on July 27, 2010.

(4)	Does not include shares underlying an option to purchase 20,000 shares of common stock of the Company which becomes vested on July 27, 2010.
(5)	Nana Baffour, our CEO and Johnson Kachidza hold the power to vote and dispose of the shares of UTP International, LLC.
(6)	Nana Baffour, our CEO and Johnson Kachidza hold the power to vote and dispose of the shares of Knox Lawrence International.
(7)	Includes 85,243 shares held by The Bahadur Family Foundation, Mr. Bahadur holds the power to vote and dispose of the shares of The Bahadur Family Foundation.
(8)
Represents shares underlying an option to purchase 9,589 shares of common stock of the Company which are vested. Does not include options to purchase 25,000 shares of the company’s common stock at an exercise price of $6.00 per share which were granted to Mr. Steele at the closing of the merger on August 21, 2009, which vest on the first anniversary of the grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

I.           Effective July 23, 2007, Utilipoint and Knox Lawrence International, LLC entered into a management agreement (the “Management Agreement”) pursuant to which Knox Lawrence International, LLC. provides management, consulting and financial services to Utilipoint for a period of one year with automatic annual renewals unless terminated by either party. The Management Agreement provides for annual compensation of $100,000, which payment may be deferred if after such payment the Company shall not have sufficient liquidity to pay its obligations, including dividends on its Series A Preferred Stock. Knox Lawrence International, LLC. directly and indirectly through a subsidiary owns a controlling interest in Utilipoint. Effective upon completion of the Utilipoint acquisition, the management agreement was terminated. As at the date of this prospectus, Utilipoint owes an aggregate of $113,978, in accrued and unpaid management fees and expenses to Knox Lawrence International, LLC, which will be repaid out of the net proceeds of this offering.  Nana Baffour, our CEO, and Johnson Kachidza, our President, are the managing principals of Knox Lawrence International, LLC.

II.           Prior to the change in control of the Company which occurred on May 15, 2009 with the consummation of the Purchase Agreement between Mondo Management Corp. and Midas Medici (an entity that changed its name to Midas Medici Group Inc. and was subsequently dissolved on May 22, 2009), Mondo Management was the sole shareholder of the Company. Mondo Management acquired 1,000,000 shares of the Company’s common stock at a purchase price of $.0175 per share, for an aggregate purchase price of $17,500 and may be deemed to be the Company’s initial promoter. The former officers, directors, and stockholders of the Company prior to the consummation of the Purchase Agreement are members of Sichenzia Ross Friedman Ference LLP, our counsel. Accordingly, the members of Sichenzia Ross Friedman Ference LLP were our initial promoters.

Effective May 15, 2009, Midas Medici Group purchased all of the shares of the Company which was held by Mondo Management, the then sole shareholder of the Company, in consideration of the aggregate amount of $75,000. Mondo Management retained no interest in the Company. Upon consummation of the purchase of the shares of Mondo Management by Midas Medici Group, the officers and directors of Mondo Management resigned their positions and Nana Baffour was appointed as President and a Director, Frank Asante-Kissi was appointed Vice-President and Johnson M. Kachidza was appointed Secretary. Subsequently, on May 30, 2009, Mr. Kachidza was appointed as a Director. Midas Medici Group upon its dissolution on May 22, 2009 distributed the 1,000,000 shares of the Company to its then existing stockholders, Nana Baffour, Johnson Kachidza, Frank Asante-Kissi and B.N Bahadur.  Mondo Management did not retain any share ownership after the change of control.

III.           On January 15, 2009, Utilipoint issued a Senior Subordinated Debenture to Knox Lawrence International, LLC in the principal amount of $10,000. The Debenture provides for payment of interest in the amount of 10% per annum and matures on January 15, 2014. The outstanding balance on the Debenture as of the date hereof is $10,000. Also, on December 31, 2008, Utilipoint issued a Senior Subordinated Debenture to Knox Lawrence International, LLC in the principal amount of $62,500. The Debenture provides for payment of interest in the amount of 10% per annum. The Debenture matures on December 31, 2013. The outstanding balance on the Debenture as of January 18, 2010 is $62,500. Nana Baffour, our CEO, and Johnson Kachidza, our President, are the managing principals of Knox Lawrence International, LLC.

IV.            On June 30, 2009, the Intelligent Project, LLC issued a promissory note to KLI IP Holding, Inc. in the amount of $108,969. Interest on this note accrues at an annual percentage rate of 5%. The note matures on June 30, 2012. This note will be repaid out of the proceeds of this offering.

V.              On July 1, 2009, in connection with Utilipoint’s acquisition of its 60% owned subsidiary, The Intelligent Project, LLC (“IP”), Utilipoint entered into the following agreements:

(A) a Capital Commitment Agreement (the “Capital Agreement”) pursuant to which Utilipoint committed to contribute up to $200,000 to IP, as may be requested by IP, but in no event not in excess of $25,000 in a any single request. The parties contemplate that the capital contributions under the Capital Agreement may be satisfied by capital contributions which KLI intends to make to Utilitpoint in the amount of $200,000 and therefore any failure by Utilipoint to make a capital contribution to IP because it has not received sufficient funds from KLI will not constitute a default under the Capital Agreement.

(B) a Management Services Agreement with IP pursuant to which Utilipoint will provide management services and provide consultants to assist IP with IP projects.  The services will include, but are not limited to:  (i) assisting in the preparation of annual budgets, (ii) providing sales, marketing and strategic services, (iii) assisting IP with complying with reporting requirements under any financing agreements, (iv) providing legal, human resources, loss prevention and risk management services; (v) providing receivables collection services, cash management services and payroll services, (vi) any other service performed or expenses incurred by UtiliPoint for IP in the ordinary course of business.  In addition, under the Management Service agreement, Utilipoint is authorized to make payments to creditors of IP on its behalf and to collect receivables on behalf of IP; provided Utilipoint has assurance that the necessary funds for discharge of any liability or obligation will be provided by IP.

Management services will be charged to IP based on the actual expenses incurred by Utilipoint, and consultants will be charged at the same rate that Utilipoint charges to subcontract its consultants to third parties.

Utilipoint will also pay all salaries and benefits for certain employees of IP who will also provide services to Utilipoint, which will initially include David Steele and Peter Shaw.  The Management Services Agreement has a two-year term, and, thereafter, automatically renews for one-year terms.  It may be cancelled by either party on 60 days prior written notice.

(C) an Agreement to be Bound to the Limited Liability Agreement of IP. The IP LLC Agreement provides that Net Cash Flow will be distributed as follows: first, contributed capital will be returned to the members on a pro rata basis (based on the amount of capital contributed), and, thereafter, Net Cash Flow will be distributed to the members on a percentage ownership basis.  Utilipoint’s percentage ownership immediately after the execution of the agreement by Utilipoint will be 60%.

The Limited Liability Company Agreement also provides that IP will be managed by a Management Committee, who, after the Utilipoint transaction, initially, will be: Nana Baffour, Johnson Kachidza, Ken Globerman and David Steele.  The Members have no power or authority to manage the affairs of the company.

The Limited Liability Company Agreement further provides for restrictions on the transfer of Company Interests (only to Permitted Transferees) and provides that the Members holding a majority of the Company Interests may drag-along the minority members in the event of a Sale of the Company.

(D) a Consulting Agreement which provides that KLI IP Holding Inc. will provide consulting services to Utilipoint in connection with the joint business and marketing efforts of Utilipoint and IP.  The agreement has a term of 24 months and may be terminated by either party upon 90 days advance written notice.  In exchange for its services KLI IP Holding, Inc. will receive an option to purchase 850 shares of common stock of Utilipoint, which options were converted at the closing of the Utilipoint Acquisition into options to purchase 27,168 shares of common stock of Midas Medici, at an exercise price of $1.56 per share.   The options are exercisable for a term of 5 years through August 21, 2014 and are fully vested. If KLI IP Holding, Inc. terminates the agreement without cause within its first year, any unexercised options held KLI IP Holding, Inc. will terminate.

(E) a Revolving Senior Subordinated Debenture which provides that KLI may loan up to $100,000 to Utilipoint.  The debenture has a term of 5 years and pays interest at a rate of 10% per annum.  Accrued interest and unpaid interest is payable monthly (the parties can agree to mutually defer interest payments), and the unpaid principal amount is due on the five-year anniversary of the debenture.  The debenture is subordinate to all indebtedness, liabilities and obligations of Utilipoint to any financial institution.

(F) a subscription agreement pursuant to which KLI agreed to purchase up to $100,000 of the common stock of the Company at a per share purchase price of $50.00 per share for a period of up 2 months through September 1, 2009. KLI did not purchase any shares under the subscription agreement.

VI.         On July 29, 2009, the Company entered into return to treasury agreements with its stockholders at that time, Nana Baffour, Johnson Kachidza, Frank Asante-Kissi and B.N. Bahadur, resulting in the return to treasury of an aggregate of 425,000 shares of the Company’s common stock which resulted in the reduction of the Company’s issued and outstanding shares from 1,305,000 to 880,000. The return of shares to treasury was done in proportion to each stockholder’s ownership interest in the Company with no resulting change in their percentage ownership of each stockholder.

VII.        On August 21, 2009, Midas Medici completed a reverse merger transaction with Utilipoint International, Inc. (“Utilipoint”), a New Mexico Corporation, which resulted in Midas Medici being the “legal acquirer” and Utilipoint the “accounting acquirer”. The merger was effected pursuant to Agreement and Plan of Merger (the “Merger Agreement”) dated August 10, 2009 by and among the Company, Utilipoint International, Inc. and Utilipoint Acquisition Co. Pursuant to the Merger Agreement, an aggregate of 1,348,516 shares of Midas Medici were issued to Utilipoint shareholders in exchange for 42,191 Utilipoint shares (which represented 100% of the then outstanding shares). Further, all outstanding Utilipoint options were exchanged for 172,597 Midas Medici options in accordance with the Midas Medici stock option program, adopted on July 27, 2009. Immediately after the closing of the merger and as of September 30, 2009, an aggregate of 2,310,516 shares of common stock are issued and outstanding. Hence, the 1,348,516 shares represented approximately 58% of the outstanding shares of Midas Medici. The shares of common stock issued in connection with the merger were not registered with the Securities and Exchange Commission and are considered to be restricted securities.  Knox Lawrence International, LLC, KLI IP Holding, Inc. and UTP International, LLC, stockholders of Utilipoint, received an aggregate of 889,444 shares of our common stock and options to purchase 27,168 shares of our common stock at the closing of the merger in exchange for 27,828 shares of Utilipoint and 850 options of Utilipoint. Prior to the merger, Knox Lawrence International, LLC, owned 6,305 shares (14.9%) of Utilipoint of which 4,855 were acquired on July 23, 2007, 1,250 were acquired on December 31, 2008 and 200 were acquired on January 15, 2009.  KLI IP Holding, Inc. owned 0 shares or 0% of Utilipoint and UTP International, LLC owned 21,523 preferred shares (51%) of Utilipoint which were acquired on July 23, 2007.  At the closing of the merger, the preferred shares were converted into common shares (51% of Utilipoint) at a ratio of one preferred share for one common share.  In exchange for their shares of Utilipoint, each of Knox Lawrence International, LLC, KLI IP Holding, Inc. and UTP International, LLC received, 201,522 shares, 0 shares and 687,922 shares of Midas Medici, respectively, in connection with the acquisition of Utilipoint by Midas Medici. KLI IP Holding, Inc. received 27,168 options to acquire shares of Midas Medici at the closing of the merger. Each of KLI IP Holding and UTP International has no operations and their sole business is their current ownership of our shares acquired at the closing of the merger. UTP International, LLC is a wholly owned subsidiary of Knox Lawrence International, LLC.  Prior to the merger, Knox Lawrence International and its affiliates owned an aggregate of 65.9% of Utilipoint and upon the consummation of the merger owns 38.5% of Midas Medici, which in turn owns 100% of Utilipoint. Nana Baffour, our CEO and Johnson Kachidza, our President and CFO are co-founders and Managing Principals of Knox Lawrence International. Nana Baffour, our CEO and Johnson Kachidza, our President are the principal shareholders of Knox Lawrence International, LLC, KLI IP Holding, Inc. and each own 373.5 membership units or 37.35% of Knox Lawrence International, LLC, 150 shares or 30% of KLI IP Holding, Inc., no membership units or 0% of UTP International, LLC and have an indirect ownership in UTP International, LLC through Knox Lawrence International, LLC.

At the closing of the Merger, we also issued options to purchase 25,000 shares of our common stock to David Steele, President of Utilipoint and options to purchase 10,000 of our common stock each to Peter Shaw, Managing Director of The Intelligent Project, LLC ("IP") and Stephen Schweich, our director.

Knox Lawrence International, LLC and its affiliates have had a close relationship with Utilipoint through their ownership interests and by virtue of the involvement of Messrs Baffour and Kachidza, who in addition to serving as our CEO and President, respectively, are also Managing Members of Knox Lawrence International, LLC and control KLI IP Holding, Inc. and UTP International, LLC.
Since the acquisition of Utilipoint stock by Knox Lawrence International, LLC and its affiliates in July 2007, Knox Lawrence International, LLC has provided financing to Utilipoint including:

(i)	a 10% $62,500 note due on December 31, 2013
(ii)	a 10% $10,000 note due on January 15, 2014
(iii)	a 5% $108,969 promissory note issued by IP due on June 30, 2012
(iv)	payment of dividends on behalf of Utilipoint in the amount of $178,208
(v)	deferred management fees to Knox Lawrence International, LLC in the amount of $113,978

In addition, a Utilipoint insider, Robert Bellemare, the Chief Operating Officer, has provided financing to Utilipoint including:

(i)	a $21,309 variable interest rate note which was due on August 20, 2009 but extended through 2010
(ii)	a 10% $7,500 note due on January 15, 2014

The debts and obligations due to KLI and Robert Bellemare is expected to be paid out of the proceeds of this offering.

VIII.       As of August 20, 2009, Utilipoint owed $178,208 to Knox Lawrence International, LLC which represents dividends paid by Knox Lawrence International, LLC on behalf of Utilipoint. This amount will be repaid to Knox Lawrence International LLC out of the net proceeds of this offering. Nana Baffour, our CEO and Johnson Kachidza, our President each own 373.5 membership units or 37.35% of Knox Lawrence International, LLC.

IX.         On October 14, 2009, Midas Medici and UtiliPoint, entered into a Revolving Loan Agreement with Proficio Bank. Pursuant to the terms of the Loan Agreement, the Lender agreed to lend us up to $500,000, which amounts will be evidenced by a Senior Secured Revolving Promissory Note.

The Loan matures on October 14, 2010, unless earlier accelerated upon the occurrence of an event of default, as such term is defined in the Loan Agreement. Interest on the Loan is payable monthly in arrears commencing on November 1, 2009, at a rate which is equal to the published Wall Street Journal prime rate plus 2.5%, or a minimum of  6.5%. In the event of default, as such term is defined in the Loan Agreement, the interest rate shall bear additional interest of 3%.  Pursuant to the terms of the Loan Agreement, events of default include: (i) our failure to make any payments due under the Loan within 10 days of the due date, (ii) our failure to make any required payments on any material obligation for money borrowed or the Company’s failure to pay its debts as they become due, unless the debts are the subject of a bona fide dispute; (iii) default under the security agreement or any other agreement we execute in favor of Proficio; (iv) our breach of any representation or warranty under the Loan Agreement; (v) our failure to perform or observe any covenants under the Agreement, which failure continues for 10 days after written notice from Proficio; (vi) our assignment for the benefit of our creditors, or taking action with respect to the appointment of a receiver or custodian for the Company or a substantial part of its business or the filing of any proceeding under any bankruptcy or similar law or if any such petition or proceeding has been commenced against us, such petition is not dismissed within 60 days; (vii) our concealment or removing any of our assets with the intent to defraud our creditors or making a fraudulent transfer  or while insolvent, permitting a creditor to obtain a lien on our property, which is not vacated within 30 days.

The Loan is secured by all of our property, including, all our accounts, inventory, furniture, fixtures, equipment, leasehold improvements, chattel paper and general intangibles and all proceeds thereof.

In connection with the Loan Agreement, we paid an origination fee of 2% or $10,000. The proceeds of the Loan are to be utilized solely for working capital purposes.  At the closing of the Loan Agreement, we drew $150,000 of the available line of credit from Pacifico Bank.

In connection with the Loan, in addition to the Loan Agreement, we entered into a Security Agreement with Proficio and the holders of the senior subordinate debentures issued by Utilipoint entered into a Subordination and Standstill Agreement.  In addition, Knox Lawrence International, LLC (“KLI”) issued a comfort letter to Proficio Bank.  Nana Baffour, our CEO and Co-Executive Chairman and Johnson Kachidza, our  President, CFO and Co-Executive Chairman of Midas Medici are key shareholders of KLI.

Midas Medici believes that each of the foregoing transactions were completed on terms at least as favorable to Midas Medici or its affiliates as could have been obtained from unaffiliated third parties, under the same circumstances.    All future material affiliated transactions and loans or forgiveness of loans will be made or entered into on terms that are no less favorable to Midas Medici than those that can be obtained from unaffiliated third parties and shall be approved by at least two independent directors or a majority of the independent directors, whichever is greater.  Midas Medici currently has two independent members of the Board of Directors, Stephen Schweich and Frank Henson.  Both of such directors have been appointed to serve on the audit committee of the Board of Directors and will be required to approve all further transaction between Midas Medici and any affiliate.  The audit committee will have access to independent legal counsel at the expense of Midas Medici.  Midas Medici will maintain at least two independent members of the Board Directors in the future.

Each of the foregoing affiliated transactions was entered into at a time when Midas Medici had only one or no independent directors.  Subsequent to consummation of the foregoing transactions, each of such transactions has been ratified by Midas Medici’s two independent directors.

UNDERWRITING AND CONFLICT OF INTEREST

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriter named below, and each of the underwriters, for which National Securities Corporation, is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares of common stock offered in this offering set forth opposite their respective names below:

Underwriters	Number of Shares
National Securities Corporation
Ardour Capital Investments, LLC

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part.

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $_______ per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $_______ per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The public offering price of the shares was negotiated between us and the representative of the underwriters.

The principal factors considered in determining the public offering price of the shares included:

•	the information in this prospectus and otherwise available to the underwriters;
•	the history and the prospects for the industry in which we will compete;
•	our current financial condition and the prospects for our future cash flows and earnings;
•	the general condition of the economy and the securities markets at the time of this offering;
•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
•	the public demand for our securities in this offering.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 150,000 additional shares for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more shares than the total number set forth in the table above. If any shares underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per share	Without Option	With Option
Public offering price	$6.00	$6,000,000	$6,900,000
Discount (8%)	$0.48	$480,000	$552,000
Non-accountable expense allowance (1%)	$0.06	$60,000	$69,000
Proceeds before expenses	$5.46	$5,460,000	$6,279,000

(1) The offering expenses after the underwriter’s discount and non-accountable expense allowance are estimated at $____.

The Underwriter's representative will receive a warrant to acquire up to 50,000 shares of our common stock at an exercise price equal to 120% of the offering price to the public in this offering. The warrant is exercisable no more than five years from the effective date of the offering. The underwriter does not have (a) more than one demand registration right at the issuer's expense; (b) a demand registration right with a duration of more than five years from the date of effectiveness or the commencement of sales of the public offering; (c) a piggyback registration right with a duration of more than seven years from the date of effectiveness or the commencement of sales of the public offering; (d) anti-dilution terms that allow the underwriter and related persons to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (e) anti-dilution terms that allow the underwriter and related persons to receive or accrue cash dividends prior to the exercise or conversion of the security. Except as permitted by FINRA rules, the warrant shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the public offering,

Lock-Up Agreements

We have agreed not to permit or cause a public sale or public offering of any of our securities (in any manner, including pursuant to Rule 144 under the Securities Act of 1933, as owned nominally or beneficially by the Company’s officers, directors and shareholders owning five percent (5%) or more of the outstanding shares of Common Stock for a period of one hundred and eighty (180) days following the effective date of the registration statement of which this prospectus forms a part, without obtaining the prior written approval of the representative except for an aggregate of 200,000 held by non-executive officers to be given to non-executive officers designated by the Company. The representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer, director or current shareholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period. In connection with this offering, we are issuing to the underwriters warrants to acquire our common stock, exercisable at no less than 120% of the initial public offering price of our shares in this offering, exercisable commencing on year from the effective date of the registration statement of which this prospectus forms a part and expiring five years from the effective date of this registration statement.  The representative of the underwriters has agreed that they will not transfer the warrants or underlying common stock except to officers, partners or members of the representative of the underwriters.

Electronic Delivery

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representative will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Other Terms

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

•
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the NASDAQ Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

DESCRIPTION OF SECURITIES

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 50,000,000 shares of capital stock, of which 40,000,000 are shares of common stock, par value $.001 per share (the "Common Stock") and 10,000,000 are shares of preferred stock, par value $.001 per share (the “Preferred Stock”). As of January 18, 2010 , 2,735,516 shares of Common Stock were issued and 2,310,516 were outstanding and no shares of Preferred Stock were issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities.

Preferred Stock

Our certificate of incorporation permits our Board of Directors to fix the rights, preferences and privileges of, and issue up to 10,000,000 shares of, preferred stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of our shareholders. The issuance of preferred stock or rights to purchase preferred stock could have the effect of delaying or preventing a change in control of our company. In addition, the possible issuance of additional preferred stock could discourage a proxy contest, make the acquisition of a substantial block of our common stock more difficult or limit the price that investors might be willing to pay for shares of our common stock.  The Board of Directors of Midas Medici has adopted a resolution that it will not offer preferred stock to its promoters except on the same terms as it is offered to all other existing or new shareholders or the issuance of such shares of preferred stock  to its promoters is approved by a majority of Midas Medici’s independent directors (who do not have an interest in the transaction and have access to independent legal counsel at Midas Medici’s expense).

The description of certain matters relating to our securities is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to our Form 10-SB filed with the Commission on May 2, 2007.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP in New York, New York. Hodgson Russ LLP in New York, New York has acted as counsel for the underwriters.

EXPERTS

The financial statements of Midas Medici Group Holdings, Inc. and Subsidiaries, formerly Utilipoint International, Inc. and subsidiary, as of and for the years ended December 31, 2008 and 2007 included in this prospectus have been audited by REDW LLC, independent registered public accounting firm  to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On July 16, 2009, our Board of Directors dismissed RBSM LLP (“RBSM”) as our independent registered public accounting firm.

During the fiscal years ended December 31, 2008 and December 31, 2007,  RBSM’s reports on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles except, RBSM’s audit reports for the year ended December 31, 2008 and December 31, 2007 stated that several factors raised substantial doubt about the Company’s ability to continue as a going concern and that the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During the fiscal years ended December 31, 2008 and December 31, 2007 and the subsequent interim period through July 16, 2009, (i) there were no disagreements between the Company and RBSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of RBSM would have caused RBSM to make reference to the matter in its reports on the Company's financial statements; and  (ii) there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-K.

On July 16, 2009, the Company engaged J.H. Cohn LLP (“JH Cohn”) as its independent registered public accounting firm for the Company’s fiscal year ended December 31, 2009. The change in the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors on July 16, 2009.

During the year ended December 31, 2008 and any subsequent period through July 16, 2009, the Company did not consult with JH Cohn regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement or event identified in response to (a)(1)(iv) of Item 304 of Regulation S-K.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Our Certificate of Incorporation, as amended, provides that no current or former director of ours shall be personally liable to the us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the U.S. Securities and Exchange Commission. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can receive additional information about the operation of the SEC's Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that website is http://www.sec.gov. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or other document filed as an exhibit to this registration statement, each statement being qualified in all respects by this reference.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Index to Financial Statements

Page
Midas Medici Group Holdings, Inc. and Subsidiaries (Formerly Utilipoint International, Inc. and Subsidiaries)

Condensed Consolidated Balance Sheets as of September 30, 2009 (Unaudited) and December 31, 2008	F-2

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited) for the nine months ended September 30, 2009 and 2008	F-3

Condensed Consolidated Statements of Stockholders’ Deficit (Unaudited) for the three and nine months ended September 30, 2009	F-4

Condensed Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2009 and 2008	F-5

Notes to Unaudited Condensed Consolidated Financial Statements	F-6-F-15

Report of Independent Registered Public Accounting Firm	F-16

Consolidated Balance Sheets as of December 31, 2008 and 2007	F-17

Consolidated Statements of Operations for the years ended December 31, 2008 and 2007	F-18

Consolidated Statements of Stockholders’ Deficit and Comprehensive Income (Loss) for the years ended December 31, 2008 and 2007	F-19

Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007	F-20

Notes to Consolidated Financial Statements December 31, 2008 and 2007	F-21-F-35

Midas Medici Group Holdings, Inc. and Subsidiaries
(Formerly Utilipoint International, Inc. and Subsidiaries)
Condensed Consolidated Balance Sheets
As of September 30, 2009 and December 31, 2008

	September 30, 2009 (Unaudited)	December 31, 2008 (Note 2)
	Restated
ASSETS

Current assets:
Cash and cash equivalents	$112,335	$144,546
Accounts receivable, net	408,605	552,517
Prepaid expenses and other current assets	23,083	42,593
Total current assets	544,023	739,656

Property and equipment, net	23,603	34,266
Other assets	2,952	2,953
Total assets	$570,578	$776,875

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$578,803	$336,906
Accrued expenses	464,591	188,555
Revolving credit facility	53,764	216,590
Deferred revenue	180,455	154,011
Current portion of long-term debt	493,138	60,792
Current portion of capital lease obligations	13,493	16,242
Preferred stock dividends payable - stated	178,208	68,250
Preferred stock dividends payable - accreted	-	395,585
Common stock put options	-	269,000
Management fee payable	113,978	50,000
Other current liabilities	20,566	5,299
Total current liabilities	2,096,996	1,761,230

Long-term debt, less current portion	196,469	514,606
Capital lease obligations, less current portion	8,402	16,409
Total liabilities	2,301,867	2,292,245

Commitments and contingencies

Stockholders' deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized; no shares issued as of September 30, 2009 and December 31, 2008, respectively	-	-

Common stock, $0.001 par value; 40,000,000 authorized; issued 2,735,516 and outstanding 2,310,516 shares at September 30, 2009; issued 2,192,094 and outstanding 1,383,483 shares at December 31, 2008	2,736	2,192

Treasury stock, at cost; 425,000 and 808,611 shares at September 30, 2009 and December 31, 2008, respectively	(40)	(974,015)

Additional paid-in capital	(187,719)	540,997
Common stock put options	-	(269,000)
Accumulated deficit	(1,483,705)	(812,782)
Accumulated other comprehensive income (loss)	8,480	(2,762)
Total stockholders' deficit of Midas Medici Group Holdings, Inc.	(1,660,248)	(1,515,370)
Non-controlling interest	(71,041)	-
Total stockholders' deficit	(1,731,289)	(1,515,370)
Total liabilities and stockholders' deficit	$570,578	$776,875

See the accompanying footnotes to unaudited condensed consolidated financial statements

Midas Medici Group Holdings, Inc. and Subsidiaries
(Formerly Utilipoint International, Inc. and Subsidiaries)
Condensed Consolidated Statements of Operations and Comprehensive Loss
Three and Nine Months Ended September 30, 2009 and 2008
(Unaudited)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
	Restated		Restated

Net revenues	$837,404	$1,055,595	$2,566,962	$2,826,650
Cost of services	506,153	599,581	1,445,193	1,485,006
Gross margin	331,251	456,014	1,121,769	1,341,644

Operating expenses:
Selling, general and administrative	820,474	493,683	1,784,968	1,338,676
Depreciation and amortization	4,421	4,464	13,835	12,207
Total operating expenses	824,895	498,147	1,798,803	1,350,883
Operating loss	(493,644)	(42,133)	(677,034)	(9,239)

Other income (expense):
Interest income	1	-	2	-
Interest expense	(19,791)	(19,888)	(62,855)	(49,332)
Total other income (expense)	(19,790)	(19,888)	(62,853)	(49,332)
Loss before income taxes	(513,434)	(62,021)	(739,887)	(58,571)

Provision (benefit) for income taxes	-	(13,879)	2,077	(1,362)
Net loss	(513,434)	(48,142)	(741,964)	(57,209)
Less: Net loss attributable to the non-controlling interest	69,634	-	71,041	-
Net loss attributable to Midas Medici Group Holdings, Inc.	(443,800)	(48,142)	(670,923)	(57,209)

Preferred stock dividends and dividend accretion
Preferred stock stated dividends	(41,708)	(34,125)	(109,958)	(102,375)
Preferred stock dividend accretion	(30,377)	(72,285)	(203,109)	(201,659)
Net loss applicable to common stockholders	$(515,885)	$(154,552)	$(983,990)	$(361,243)

Net loss per common share (basic and diluted)	$(0.32)	$(0.11)	$(0.64)	$(0.26)

Weighted average common shares outstanding (basic and diluted)	1,600,037	1,355,631	1,531,736	1,372,730

Comprehensive loss:
Net loss	$(513,434)	$(48,142)	$(741,964)	$(57,209)
Foreign currency translation	(4,882)	-	11,242	-
Total comprehensive loss	(518,316)	(48,142)	(730,722)	(57,209)
Comprehensive loss attributable to the non-controlling interest	69,634	-	71,041	-
Comprehensive loss attributable to Midas Medici Group Holdings, Inc.	$(448,682)	$(48,142)	$(659,681)	$(57,209)

See the accompanying footnotes to unaudited condensed consolidated financial statements

Midas Medici Group Holdings, Inc. and Subsidiaries
(Formerly Utilipoint International, Inc. and Subsidiaries)
Condensed Consolidated Statements of Stockholders' Deficit Nine Months Ended September 30, 2009 (Unaudited)
Restated

	Common Stock		Additional Paid-in Capital	Treasury Stock		Common Stock Put Options	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Deficit	Non-Controlling Interest	Total Deficit
	Shares	Amount		Shares	Amount

Balance - December 31, 2008	2,192,094	$2,192	$540,997	808,611	$(974,015)	$(269,000)	$(812,782)	$(2,762)	$(1,515,370)		$(1,515,370)

Sales of common stock	15,981	16	24,984						25,000		25,000

Treasury stock received at $0.00 cost				50,948					-		-

Effect of reverse merger adjustments	1,387,000	1,387	(262,546)	425,000	(40)				(261,199)		(261,199)

Accretion of accelerated and balloon dividends on preferred stock			(203,109)						(203,109)		(203,109)

Elimination of treasury stock upon reverse merger	(859,559)	(859)	(973,156)	(859,559)	974,015				-		-

Elimination of accrued common stock put options upon reverse merger						269,000			269,000		269,000

Elimination of accumulated accretion of accelerated and balloon dividends on preferred stock upon reverse merger			598,694						598,694		598,694

Preferred dividends			(109,958)						(109,958)		(109,958)

Stock-based compensation			196,375						196,375		196,375

Foreign currency translation								11,242	11,242		11,242

Loss attributed to Non- Controlling Interest									-	(71,041)	(71,041)

Net loss attributable to Midas Medici Group Holdings, Inc.							(670,923)		(670,923)		(670,923)

Balance - September 30, 2009	2,735,516	$2,736	$(187,719)	425,000	$(40)	$-	$(1,483,705)	$8,480	$(1,660,248)	$(71,041)	$(1,731,289)

See the accompanying footnotes to unaudited condensed consolidated financial statements

Midas Medici Group Holdings, Inc. and Subsidiaries
(Formerly Utilipoint International, Inc. and Subsidiaries)
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2009 and 2008
(Unaudited)

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Cash flows from operating activities:
Net loss	$(741,964)	$(57,209)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,835	12,207
Provision for uncollectible accounts	-	3,425
Stock-based compensation	196,375	-
Deferred taxes	-	(4,302)
Changes in operating assets and liabilities net of effects of consolidation of Utilipoint International, Inc:
Accounts receivable	150,795	(81,482)
Prepaid expenses and other current assets	20,074	86,205
Accounts payable	159,794	2,219
Accrued expenses and other current liabilities	91,623	54,577
Deferred revenue	25,813	(50,599)
Management fees payable	63,978	25,000
Other	4,310	(11,602)
Net cash used in operating activities	(15,367)	(21,561)

Cash flows from investing activities:
Additions to property and equipment	(1,081)	(2,411)
Net cash acquired from acquisition	16,482	-
Net cash provided by (used in) investing activities	15,401	(2,411)

Cash flows from financing activities:
Net borrowings (payments) on revolving credit facility	(163,062)	164,894
Change in bank overdrafts	-	(113,937)
Principal payments on capital lease obligations	(12,639)	(10,362)
Principal payments on notes payable	(97,260)	(78,233)
Proceeds from notes payable	212,046	150,000
Proceeds from issuance of common stock	25,000	-
Distribution/dividend to preferred stockholders	-	(68,250)
Net cash provided by (used in) financing activities	(35,915)	44,112

Net increase (decrease) in cash and cash equivalents	(35,881)	20,140
Effect of exchange rate changes on cash and cash equivalents	3,670	-
Cash and cash equivalents at beginning of period	144,546	-
Cash and cash equivalents at end of period	$112,335	$20,140

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$55,350	$42,480
Taxes	$2,077	$2,940

Supplemental disclosure of non-cash financing and investing activities:
Property and equipment acquired under capital leases	$1,884	$13,054

See the accompanying footnotes to unaudited condensed consolidated financial statements

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY UTILIPOINT INTERNATIONAL, INC. AND  SUBSIDIARIES)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS

Midas Medici Group Holdings, Inc, formerly Mondo Acquisition I, Inc. (“Midas Medici”, or the “Company”), was incorporated in the State of Delaware on October 30, 2006 for the purpose of raising capital that is intended to be used in connection with its business plans which may include a possible merger, acquisition or other business combination with an operating business. On May 15, 2009, Mondo Management Corp., the then sole shareholder, and Midas Medici Group, Inc. entered into a Purchase Agreement.  Pursuant to the Purchase Agreement, Mondo Management Corp. sold  to Midas Medici Group 1,000,000 previously  issued  and outstanding  shares  of  Mondo Management Corp.'s restricted common stock, comprising 100% of  the  issued  and outstanding  capital  stock  of Mondo Management Corp. The execution of the Purchase Agreement resulted in a change in control of the Company, both in its shareholding and management. Effective May 22, 2009, the Company changed its name to Midas Medici Group Holdings, Inc.

Utilipoint International, Inc. (“Utilipoint”), together with its subsidiaries, is a utility and energy consulting, and issues analysis firm. Utilipoint offers public issues and regulatory management, advanced metering infrastructure and meter data management, rates and demand response, utility energy and technology, trading and risk management, and energy investment services. Utilipoint provides its services to energy companies, utilities, investors, regulators, and industry service providers primarily in North America and Europe. Utilipoint also serves select clients in Asia, South America, Africa and the Middle East. Utilipoint is headquartered in Albuquerque, New Mexico, with two domestic regional offices in Tulsa, Oklahoma and Sugar Land, Texas, and is incorporated under the laws of the State of New Mexico. Utilipoint also has a wholly owned subsidiary, Utilipoint, s.r.o., in the Czech Republic and maintains its international operations through its office in Brno, Czech Republic.

In July 2009, Utilipoint acquired a controlling interest in The Intelligent Project, LLC (“IP”). IP is a research and advisory services firm addressing the challenges that utilities face in advancing and solving electricity consumers’ needs related to the Smart Grid. IP is headquartered in West Lafayette, Indiana. The acquisition was accounted for as a combination of entities under common control.  As such, expenditures amounting to $177,603 for the period from January 1, 2009 through the date of acquisition have been included in the condensed consolidated statement of operations and comprehensive loss as if the acquisition had occurred on January 1, 2009.

IP was founded on March 10, 2009, by KLI IP Holding, Inc. and David Steele, the current president of Utilipoint and former President of a predecessor Knox Lawrence International, LLC (“KLI”) portfolio company.  Nana Baffour, our CEO, was the managing member of IP prior to the acquisition.  IP’s management committee consisted of Nana Baffour, Johnson Kachidza, David Steele and Ken Globerman, a KLI employee. Prior to the acquisition, David Steele, a managing director of IP was also a senior managing director of Utilipoint.  From inception to when IP was acquired, its operations were funded through loans provided by KLI. Prior to its acquisition, IP was controlled by KLI IP Holding Inc., which held a 75% interest in IP.  KLI IP Holding, Inc. is controlled by Nana Baffour and Johnson Kachidza, who held a 60% interest.

In connection with the acquisition of IP:
1)
The Company entered into a capital commitment agreement with IP for an amount of up to $200,000.  IP will be able to make capital requests on the capital commitment agreement for initial financing.  The Company received  a  60% interest in IP as a result of signing the capital contribution agreement. As of September 30, 2009, the Company has provided no capital under the capital commitment agreement.

2)
The existing members of IP will provide services to the Company in exchange for options to purchase an aggregate of 44,747 shares of the common stock of the Company that are fully-vested on the date of grant and that have a strike price equal to the fair market value of the Company’s common stock on the date of grant.  The stock options for the individuals will be granted pursuant to the equity compensation plan that was adopted by the Company effective as of May 1, 2009.  All of the stock options will have a term of five years and a cashless exercise option.

3)	The Company will provide certain management services to IP in exchange for reasonable compensation.
4)
KLI will agree to purchase up to $100,000 of the common stock of the Company at a per share purchase price of $50.00 per share and will agree to lend up to $100,000 pursuant to a Revolving Senior Subordinated Debenture.

On August 21, 2009, Midas Medici and Utilipoint entered into a reverse merger transaction (discussed further in Note 4), which results in Midas Medici being the “legal acquirer” and Utilipoint the “accounting acquirer”. The prospective filings with the Securities and Exchange Commission (the “SEC”) included the historical financial results of Utilipoint as of and for the periods ended September 30, 2009 and 2008 and Midas Medici, and its subsidiaries only as of and for the period commencing August 21, 2009, the date of the reverse merger.

At the closing of the Merger Agreement on August 21, 2009, Midas Medici ceased to be a shell company. Any reference to “Company”, “Midas Medici”, “we” or “our” after August 21, 2009, refers to Midas Medici Group Holdings, Inc. together with our wholly-owned subsidiary Utilipoint and its subsidiaries.

References herein to Utilipoint common shares  has been retrospectively adjusted to reflect the exchange ratio 31.96217203 Midas Medici common shares for each share of Utilipoint common stock established in the Merger Agreement.

NOTE 2 – LIQUIDITY AND BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the condensed consolidated financial position of Midas Medici and its subsidiaries as of September 30, 2009, their results of operations for the three and nine months ended September 30, 2009, and 2008, changes in stockholders’ deficit for the nine months ended September 30, 2009 and cash flows for the nine months ended September 30, 2009 and 2008. The December 31, 2008 consolidated balance sheet has been derived from the audited consolidated financial statements.

Our condensed consolidated financials statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business and, accordingly, no adjustments have been made to recorded amounts to reflect the outcome of this uncertainty. The Company’s accumulated deficit at September 30, 2009 was $1,483,705 and the Company incurred a net loss of $741,964 for the nine months ended September 30, 2009.

Certain amounts in the 2008 condensed consolidated financial statements and notes thereto have been reclassified to conform to the 2009 financial statements presentation.

At September 30, 2009, the Company had working capital deficiency of $1,552,973. Historically, Utilipoint has funded its operations with cash obtained mainly from stockholders and third party financings. As a wholly-owned subsidiary of Midas Medici, Utilipoint anticipates receiving external financing (upon completion of Midas Medici’s initial public offering) to fund its working capital needs which will allow it to solve its liquidity issues. Utilipoint is currently taking steps to improve its operational results and liquidity including the following:

Increased Staff Utilization – The Company has begun implementing definitive plans to increase staff utilization which management believes will improve margins.

Increased Business Development and Executive Leadership Resources – In July 2009, with the combination of IP, two veteran executives joined Utilipoint. IP is a research and advisory services firm focused on assisting utilities with the challenge of advancing and solving customer dimension complexities of the Smart Grid. The addition of these individuals significantly increased Utilipoint’s resources in business development and executive leadership. Management believes this addition of executive talent will significantly increase its revenues and profits while optimizing how it manages its operations.

Deferring of Insider Obligations – The Company has on its books, as of September 30, 2009, debts and obligations due to insiders of approximately $500,000. These debts and obligations, some of which were due on August 20, 2009 in the amount of $21,309 have been deferred by those insiders and will be paid out of the proceeds of this offering.

Management believes it will be successful in completing the foregoing actions which will enable the Company to operate its business in a sustainable manner through December 31, 2010.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Significant estimates include: allowances for doubtful accounts, certain revenue recognition methodologies related to contract deliverables, valuation allowances for deferred tax assets, rates at which deferred tax assets and liabilities are expected to be recorded or settled, accruals for paid time off and the estimated labor utilization rate used to determine cost of services for the Company’s foreign subsidiary.

(b)   Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents.

(c)   Allowance for Doubtful Accounts

Allowance for doubtful accounts are based on evaluation of customers’ ability to meet their financial obligations to the Company.  When evaluation indicates that the ability to pay is impaired, a specific allowance against amounts due is recorded thereby reducing the net recognized receivable to the amount the Company reasonably believes will be collected. When management determines that receivables are not collectible, the gross receivable is written off against the allowance for doubtful accounts.

(d)   Income Taxes

The current or deferred tax consequences of all events that have been recognized in the financial statements are measured based on provisions of enacted tax law to determine the amount of taxes payable or refundable in future periods. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities, and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates for the years in which those temporary differences are expected to be recovered or settled.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized into income during the period that includes the enactment date.  A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion of, such deferred tax assets will not be realized.  The Company accounts for uncertain tax positions in accordance with provision FASB ASC 740, Subtopic FASB ASC 740, Subtopic 10 which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company does not believe it has any material unrecognized income tax positions. As of September 30, 2009, deferred tax assets have been fully offset by a valuation allowance and therefore no tax benefit has been recognized on the loss through September 30, 2009.

(e)   Fair Value of Financial Instruments

The carrying amounts of financial instruments, which include cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, other current liabilities, revolving credit facility and debt approximate their fair values due to their short maturities and variable interest rate on the revolving credit facility and fixed rates which approximate market rates on significant notes payable. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of capital lease obligations approximates fair value.

(f)   Revenue Recognition

The Company's primary revenue streams and the basis on which revenue is recognized for each are as follows:

Fixed-Price Contracts
Fixed price contracts are projects where services are provided at an agreed upon price for defined deliverables. On occasion, clients with fixed price contracts will require an accounting of all hours worked on a project at an agreed upon hourly rate to accompany an invoice.

The Company recognizes revenue when a deliverable is provided except in the case where the client requires that time reporting accompany an invoice. In that case, Utilipoint recognizes revenue up to the amount the time records support, in that clients requiring time reporting with hourly rates on fixed price contracts typically can only ask for refunds on fixed price projects up to the amount as if the contract had been time and materials. With acceptance of the final deliverable, all revenue is recognized.

Bundled Service Agreements (“BSAs”)
BSAs are packages of services that clients subscribe to, typically on an annual contract basis. The services typically include a combination of the following:

•      Access to subject matter experts as needed, by telephone
•      Discounted fees for Utilipoint events
•      Advertising space on the IssueAlert® e-publication
•      One to three reports and/or whitepapers on industry topics
•      Briefings on industry trends and research findings

BSAs also include annual memberships in the Advanced Metering Infrastructure and Meter Data Management (“AMI MDM”) forum and corporate contracts. The AMI MDM forum is designed for electric, water, and/or gas utilities, regulators, utility governing boards, independent system operators and consumer advocacy groups to come together and discuss meter data management successes, problems, issues, interfaces and best practices. Corporate contracts are characterized by an annual contract for a pre-defined amount of market research hours.  Clients of this service receive access to the Company's directory and InfoGrid products. The primary service is the block of hours purchased.

The Company believes that the substance of BSAs, as pointed out in a recent survey of its clients, indicates that the purchaser pays for a service that is delivered over time.  As a result, revenue recognition occurs over the subscription period, or in the case of corporate contracts as the hours are utilized, reflecting the pattern of provision of service.

Time and Materials Contracts (“T&M”)
T&M are services billed at a set hourly rate.  Project related expenses are passed through at cost to clients.  Normally invoices occur on monthly basis. The Company recognizes revenue as billed unless the project has a major deliverable(s) associated with it, in which case the revenue is deferred until the major deliverable(s) is provided.

Events and Sponsorships
The Company hosts events such as conferences.  These events include revenues from sponsorships and registration fees which are recognized in the month of the event.  Revenues from sponsors of the AMI MDM forum are recognized over the annual subscription period, reflecting the pattern of provision of service.

The Company's deferred revenue consists primarily of amounts received from or billed to clients in conjunction with BSAs, T&M and fixed price contracts for which revenue is recognized over time or upon completion of contract deliverables.

(g)             Property and Equipment

Property and equipment is carried at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the useful lives that typically range from three to ten years.  Equipment under capital leases is amortized over the lesser of the lease term which is typically three years and is removed from the Company’s accounting records upon lease termination.

(h)             Foreign Currency Translation and Transactions

The U.S. dollar is the reporting currency for all periods presented. The financial information for the Company outside the United States is measured using the local currency as the functional currency. Assets and liabilities for the Company’s foreign subsidiary are translated into U.S. dollars at the exchange rate in effect on the respective balance sheet dates, and revenues and expenses are translated into U.S. dollars based on the average rate of exchange for the corresponding period. Exchange rate differences resulting from translation adjustments are accounted for as a component of accumulated other comprehensive income (loss). Gains and (losses) from foreign currency transactions are reflected in the consolidated statements of operations under the line item selling, general and administrative expense. The foreign exchange gain (loss) was $(841) and $(8,194) for the three and nine months ended September 30, 2009, respectively, and $166 and $(4,947) for the three and nine months ended September 30, 2008. Such foreign currency transactions include primarily billings denominated in foreign currencies by the Company’s U.S. subsidiary, which are reported based on the applicable exchange rate in effect on the balance sheet date. The related deferred revenue from such billings is reported in U.S. dollars at the exchange rate in effect at the billing dates when the revenue was deferred.

(i)              Comprehensive Income (Loss)

Comprehensive income (loss) consists of net loss or gains on foreign currency translations and net income or loss from operations and is presented in the consolidated statements of stockholders’ equity. This includes charges and credits to equity that are not the result of transactions with stockholders. Included in other comprehensive income (loss) are the cumulative translation adjustments related to the net assets of the operations of the Company’s foreign subsidiary. These adjustments are accumulated within the consolidated statements of stockholders’ equity under the caption “Accumulated Other Comprehensive Income (Loss)”. Other comprehensive income (loss) was ($4,882) and $11,242 for the three and nine months ended September 30, 2009, respectively, and $0 for the three and nine months ended September 30, 2008.

(j)              Stock-Based Compensation

The Company accounts for stock-based compensation arrangements in accordance with the provision of FASB ASC 178, Share Based Payment. Compensation expense that the Company recognizes includes expense associated with the fair value of share-based awards granted.

NOTE 4 – REVERSE MERGER

On August 21, 2009, Midas Medici completed a reverse merger with privately held Utilipoint, a New Mexico corporation which results in Midas Medici being the “legal acquirer” and Utilipoint the “accounting acquirer”. The acquisition was effected pursuant to a Merger Agreement dated August 10, 2009 by and among the Company, Utilipoint and Utilipoint Acquisition Company. Pursuant to the Merger Agreement, an aggregate of 1,348,516 shares of Midas Medici were issued to Utilipoint shareholders in exchange for 42,191 Utilipoint shares (which represents 100% of the then outstanding shares). This includes 21,523 Utilipoint Series A Preferred Stock that were converted to 687,922 Midas Medici common shares. Further, all outstanding Utilipoint options were exchanged for 172,597 Midas Medici options in accordance with the Midas Medici stock option program, adopted on July 27, 2009. Immediately after the closing of the acquisition and as of September 30, 2009, an aggregate of 2,310,516 shares of common stock were outstanding. Hence, the 1,348,516 shares represented approximately 58% of the outstanding shares of Midas Medici. The shares of common stock issued in connection with the reverse merger were not registered with the Securities and Exchange Commission and are considered to be restricted securities.

NOTE 5 – DEBT

Debt, including interest rates and maturities, is summarized as follows:

Interest rates	Maturity	September 30, 2009	December 31, 2008
12.00%	1/1/2010	$447,106	$447,106
10.00%	12/31/2013	62,500	62,500
4.00%	5/4/2010	5,000	5,000
4.00%	9/23/2009 (1)	16,000	16,000
4.00%	6/2/2009 (2)	3,722	9,722
10.00%	1/15/2014	10,000	-
10.00%	1/15/2014	7,500	-
10.00%	1/15/2014	7,500	-
5.00%	6/30/2012	108,969	-
Variable, 3% and 4.68% at September 30, 2009 and
December 31, 2008, respectively	8/2/2009 (3)	21,310	35,070
Total long-term debt, including
current maturities		689,607	575,398
Current maturities of long-term debt		(493,138)	(60,792)
Long-term debt, less current portion		196,469	514,606

Short-term debt:
Revolving credit facility/note payable Utilipoint		46,264	216,590
Revolving credit facility Intelligent Project, LLC		7,500	-
Short-term notes payable		577	-
Current maturities of long-term debt		493,138	60,792
Total short-term debt		547,479	277,382
Total debt		$743,948	$791,988

The $689,607 of total long-term debt including current maturities is due to either current or former shareholders of the Company.  Interest rates are fixed unless otherwise noted.  Variable interest rates are per the credit union from which the current management shareholder obtained a home equity loan from which the funds were then loaned to the Company.

Notes payable to current and former shareholders are unsecured and subordinated to obligations under credit facility borrowings with the Bank of Albuquerque.  Notes payable to current and former management shareholders are further subordinated to the $62,500 note to Knox Lawrence International, LLC (“Knox Lawrence”) due December 31, 2013. Payment terms on three notes have been revised as follows:

(1)
The $16,000 note payable due September 23, 2009 was restructured on August 1, 2009 in connection with the resignation of the Company executive who holds the note. Per terms of a separation agreement, the former Company executive agreed to an extension of terms in the amount of two installments of $2,000 and $14,000 due December 31, 2009 and January 30, 2010, respectively.

(2)
The same former Company executive also agreed to a payment date of September 30, 2009 for the unpaid portion, $3,722 of the $9,722 note due June 2, 2009 of which $6,000 had been paid on June 2, 2009. Payment of the unpaid portion of $3,722 was made on October 16, 2009.

(3)
In connection with the employment agreement of one of the management shareholders, we have agreed to make a principal payment of $5,000 per month beginning July 31, 2009 in addition to the normal monthly payment for the variable rate sub-debt note that is due August 2, 2009 until the note is paid in full. As of September 30, 2009, the outstanding balance was $21,310.

The Company had a revolving credit facility, used for working capital needs, with the Bank of Albuquerque from 2005 through mid-2008 at which point the line expired.  The Company had not been in compliance with debt covenant financial ratios on debt coverage, funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and tangible net worth for years 2007 and 2008.  The balance at December 31, 2008 was partially paid down on January 22, 2009 and converted into a short-term note in the amount of $165,000 due September 30, 2009 with an interest rate of 9.25%.  Six monthly consecutive principal payments of $16,500 plus interest on unpaid principal were due commencing January 15, 2009 with a final payment of $66,000 plus interest due September 30, 2009. The Company paid the first five installments and subsequently renegotiated the remaining balance of principal and interest totaling $82,264 into a new 9.25% note with the Bank of Albuquerque on September 30, 2009. The 9.25% note matures on December 31, 2009 and will be repaid in 5 principal payments of $9,000 each and one final principal and interest payment of $37,561. The 9.25% note is an extension / renewal / modification of the credit facility and as such is secured by the Company's accounts receivable, fixed assets and a right of offset against cash accounts held with the bank. As of September 30, 2009, $46,264 was the outstanding balance of the Company’s 9.25% note with the Bank of Albuquerque.

The note payable of $108,969 represents a loan form KLI-IP Holding, Inc. to IP for working capital. Interest on this note accrues at an annual percentage rate of 5% and the note matures on June 30, 2012.

In July 2009, IP secured a revolving credit facility with Chase Bank. The credit facility allows IP to borrow up to $15,000 at an interest rate ranging from 13.24% to 19.24%.  Interest accrues at an annual percentage rate of 13.24% for purchases and 19.24% for cash advances and overdraft protection. As of September 30, 2009, the amount outstanding under this credit facility was $7,500.

The short term note payable of $577 at September 30, 2009 represents the remaining balance of an interest free loan by Knox Lawrence to IP for working capital. This note was paid in full on October 5, 2009. At September 30, 2009, the balance of $577 was included in “Other current liabilities” in the condensed consolidated balance sheet.

On October 14, 2009, the Company, entered into a revolving loan agreement with Proficio Bank (the “Loan Agreement”). Pursuant to the terms of the Loan Agreement, the Lender agreed to loan up to $500,000 (the “Loan”) to the Company which amounts will be evidenced by a Senior Secured Revolving Promissory Note. The Loan matures on October 14, 2010, unless earlier accelerated upon the occurrence of an event of default, as such term is defined in the loan agreement. Interest on the Loan is payable monthly in arrears commencing on November 1, 2009, at a rate which is equal to the prime rate plus 2.5%, or a minimum of  6.5%. In the event of default, as such term is defined in the Loan Agreement; the interest rate shall bear additional interest of 3%.  There was no balance outstanding at September 30, 2009.

Interest expense on notes payable and the revolving credit facilities was $17,797 and $60,715 for the three and nine months ended September 30, 2009, respectively,  and $19,221 and $47,373 for the three and nine months ended September 30, 2008, respectively.

The Company's contractual payments of long-term borrowings at September 30, 2009 are as follows:

Year	Amount
2010	$493,138
2011	-
2012	108,969
2013	62,500
2014	25,000
Total	$689,607

NOTE 6 - 401(K) PLAN

The Company maintains a defined contribution retirement plan under Internal Revenue Code Section 401(k).  Substantially all regular full time employees are eligible to participate in the plan.  The Company matches each eligible employee’s salary reduction contribution up to a limit of 3%.  The Company’s contributions were $4,748 and $10,551 for the three and nine months ended September 30, 2009, respectively, and $6,336 and $22,447 for the three and nine months ended September 30, 2008, respectively.

NOTE 7 - STOCKHOLDERS’ EQUITY

(a)             Common Stock Dividends

The Company may make distributions on the common stock. There has been no common stock dividends declared as of September 30, 2009. Under the terms of the Loan Agreement with Proficio Bank (refer to Note 5, Debt), the Company is restricted from declaring or paying dividends without the prior written consent of the bank, so long as it may borrow under the Loan Agreement or so long as any indebtedness remains outstanding under the Loan Agreement.

(b)             Preferred Stock Dividends

Prior to the acquisition by Midas Medici on August 21, 2009 Utilipoint was required to pay preferential cumulative dividends in cash to the holders of Utilipoint’s Series A Preferred Stock. The Company is in a negative retained earnings position and therefore the dividends were recorded as a reduction in the APIC Series A Preferred Stock. As of the acquisition date, August 21, 2009 and September 30, 2009, $178,208 of stated Series A Preferred Stock dividends had been paid to the preferred shareholders by Knox Lawrence on behalf of Utilipoint.  Refer to Note 10 (b), Related Party Transactions - Utilipoint Preferred Dividends.

The discount resulting from the increasing rate feature of the Series A Preferred Stock dividend represents an unstated dividend cost that was being amortized over the three year dividend payment period using the effective interest method, by charging the imputed dividend cost against APIC Series A Preferred Stock.  The total stated dividends, whether or not declared, and unstated dividend cost combined represents a period’s total preferred stock dividend, which is deducted from net income (loss) to arrive at net loss available to common shareholders.

On August 21, 2009, all Series A Preferred Stock were exchanged for shares of Midas Medici. Refer to Note 4, Reverse Merger. Therefore, the preferred stock dividend payable-accreted was reclassified to additional paid-in capital.

(c)             Loss per Common Share

Basic loss per share has been computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during each period. Shares issued during the period and shares reacquired during the period are weighted for the portion of the period that they were outstanding. Diluted earnings per share considers the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potentially dilutive securities for the Company include stock options awarded pursuant to the Company’s 2009 Incentive Stock Plan. An aggregate of 465,097 options to purchase shares of common stock of the Company granted under the Midas Medici Group Holdings, Inc. Stock Award and Incentive Plan (the “MMGH Plan”) for the three and nine months ended September 30, 2009 were not included in the computation of diluted net loss per share because the inclusion of such shares would have an anti-dilutive effect on the net loss per share. There were no outstanding options for the three and nine months ended September 30, 2008.

(d)             2009 Stock Award and Incentive Plan

On July 27, 2009, the Board approved the MMGH Plan. The maximum number of shares that may be issued under the Plan is 650,000. However for a period of ten (10) years commencing January 1, 2010, the maximum number of shares issuable under the Plan shall be equal to 20% of the issued and outstanding shares of the Company’s common stock on a fully diluted basis but shall not be less than 650,000. Pursuant to the Plan, incentive stock options or non-qualified options to purchase shares of common stock may be issued.  The Plan may be administered by our board of directors or by a committee to which administration of the Plan, or part of the Plan, may be delegated by our board of directors. Options granted under the Plan are not generally transferable by the optionee except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the Plan vest in such increments as is determined by our board of directors or designated committee. To the extent that options are vested, they must be exercised within a maximum of thirty days of the end of the optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination or by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the Plan will be determined by our board of directors or designated committee. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date.

Stock option awards granted from this Plan are granted at the fair market value on the date of grant, vest over a period determined at the time the options are granted, ranging from zero to one year, and generally have a maximum term of ten years. Certain options provide for accelerated vesting if there is a termination of employment event for specified reasons set forth in certain employment agreements. When options are exercised, new shares of the Company’s common stock, par value $0.001 per share, are issued.

On July 27, 2009 the Company granted options to purchase an aggregate of 247,500 shares of common stock under the MMGH Plan with a weighted-average exercise price of $2.27.

On August 21, 2009, the Company completed an offer to exchange Utilipoint stock options for Midas Medici stock options (the “Exchange”). All previously granted Utilipoint options were exchanged for new Midas Medici options with a lower exercise price on a one-for-thirty two basis. Options for an aggregate of 5,400 shares of Utilipoint’s common stock were exchanged. Options granted pursuant to the Exchange have an exercise price of $1.56 per share and vested on grant date. The outstanding Utilipoint options were exchanged for 172,597 Midas Medici options.

Also, on August 21, 2009, the Company issued options to purchase 45,000 shares of our common stock to employees and one of our directors at an exercise price of $6.00 per share.

A summary of option activity under the MMGH Plan as of September 30, 2009, and changes during the nine months then ended is presented below:

		Weighted-Average	Weighted-Average Remaining	Aggregate
	Shares	Exercise Price	Contractual Term	Intrinsic Value
Outstanding at January 1, 2009	-	$-
Granted	465,097	$2.37
Exercised	-	$-
Forfeited or expired	(15,981)	$1.56
Outstanding at September 30, 2009	449,116	$2.40	5.5	$1,113,480
Expected to vest at September 30, 2009	424,741	$2.34	5.5	$1,070,199
Exercisable at September 30, 2009	161,616	$1.58	5.2	$512,855

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2009 was $1.39 and was estimated using the Black-Scholes-Merton option pricing model. We did not have any option plans in prior years and to date, no option has been exercised.

The fair value of each stock option grant is estimated on the grant date using the Black-Scholes-Merton option-pricing model, which incorporates a number of valuation assumptions noted in the following table, shown at their weighted-average values:

Expected dividend yield	0%
Risk-free rate	1.59%
Expected stock price volatility	103.88%
Expected term (years)	3.1

The expected volatility is calculated by using the average historical volatility of companies that management believes are representative of Midas Medici’s business and market capitalization.

The expected option term represents the period that stock-based awards are expected to be outstanding based on the simplified method provided in FASB ASC Topic 718, which averages an award’s weighted-average vesting period and expected term for share options. The Company will continue to use the simplified method until it has the historical data necessary to provide a reasonable estimate of expected life in accordance with FASB ASC Topic 718, as amended by SAB 110. For the expected option term, the Company used a simple average of the vesting period and the contractual term for options granted subsequent to January 1, 2006 as permitted by FASB ASC Topic 718.

For equity awards to non-employees, the Company also applies the Black-Scholes-Merton option pricing model to determine the fair value of such instruments in accordance with FASB ASC Topic 718 and the provisions of FASB ASC Topic 505-50, “Equity-Based Payments to Non-Employees.” The options granted to non-employees are re-measured as they vest and the resulting value is recognized as an adjustment against the Company’s net loss over the period during which the services are received.

The total value of the stock option awards is expensed ratably over the vesting period of the option. As of September 30, 2009, total unrecognized compensation cost related to stock option awards to be recognized as expense subsequent to September 30, 2009 was approximately $342,094, and the related weighted-average period over which it is expected to be recognized was approximately one (1) year.

The total fair value of options vested during the nine months ended September 30, 2009 was $158,684. Stock-based compensation in the amount of $196,375 was expensed for the three and nine months ended September 30, 2009 and $0 was expensed for the three and nine months ended September 30, 2008.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

(a)             Capital Leases

The Company is obligated under capital leases for computer equipment that expire on various dates through December 2012. The minimum payments for the capital leases in effect at September 30, 2009 are as follows:

Years Ending December 31,
2010	$17,838
2011	6,143
2012	60
24,041
Less amount representing interest	2,146
Present value of minimum lease payments	$21,895
Short-term portion	$13,493
Long-term portion	8,402
$21,895

The equipment recorded under capital leases was $48,146 and $52,439 at September 30, 2009 and December 31, 2008, respectively.  Amortization of capital leases amounted to $4,012 and $12,607 for the three and nine months ended September 30, 2009, respectively, and $3,955 and $10,948 for the three and nine months ended September 30, 2008, respectively. Interest on capital leases amounted to $621 and $2,140 for the three and nine months ended September 30, 2009, respectively, and $666 and $1,959 for the three and nine months ended September 30, 2008, respectively.

(b)             Operating Leases

The Company leases buildings and equipment under various operating leases with lease terms ranging from one to three years.  The following is a schedule of the future minimum lease payments required under operating leases that have initial non-cancelable lease terms in excess of one year:

Fiscal year ending December 31,	Minimum Lease Commitments
2009	$13,687
2010	10,375
$24,062

Rent expense for office space amounted to $36,453 and $74,721 for the three and nine months ended September 30, 2009, respectively, and $24,113 and $64,471 for the three and nine months ended September 30, 2008, respectively.

(c)             Litigation

The Company, in the normal course of business, may be subject to claims and litigation.  Management is not aware of any outstanding claims or assessments against the Company that are estimable and likely.

NOTE 9 - CONCENTRATION RISKS

(a)             Credit Concentration

Our demand deposits are placed with major financial institutions.  Management believes the Company is not exposed to undue credit risk for any demand deposits that may, from time to time, exceed the federally insured limits.

(b)             Revenue and Accounts Receivable Concentration

For the nine months ended September 30, 2009, three clients individually represented approximately 10% each of revenue.  For the nine months ended September 30, 2008, three clients individually represented approximately 12% to 16% each of revenue.  Cumulatively, these clients comprised approximately 30% and 43% of revenue for the nine months ended September 30, 2009 and 2008, respectively.  Three clients individually represented approximately 14% to 17% each and cumulatively 45% of net accounts receivable at September 30, 2009.

NOTE 10 - RELATED PARTY TRANSACTIONS

(a)             Utilipoint Management Fees

Effective with the acquisition of Utilipoint, management fees to Knox Lawrence of $25,000 per quarter are no longer applicable.  At September 30, 2009, outstanding management fees of $113,978 are due to Knox Lawrence.

(b)             Utilipoint Preferred Dividends

The net assets of Utilipoint acquired by the Company on August 21, 2009 included preferred dividends payable to Knox Lawrence. Knox Lawrence assumed the obligation to pay the preferred dividends to UTP International, LLC (“UTPI”) on Utilipoint’s behalf as per the former Utilipoint preferred shareholders’ agreement. Utilipoint’s obligation for preferred dividends therefore became an obligation to Knox Lawrence. At September 30, 2009, outstanding dividends payable of $178,208 are due to Knox Lawrence.

(c)             IP Notes Payable

The note payable of $108,969 represents a loan form KLI-IP Holding, Inc. to IP for working capital. Interest on this note accrues at an annual percentage rate of 5% and the note matures on June 30, 2012.

The short-term note payable of $577 at September 30, 2009 represents the remaining balance of an interest free loan by Knox Lawrence to IP for working capital. This note was paid in full on October 5, 2009. At September 30, 2009, the balance of $577 was included in “Other current liabilities” in the condensed consolidated balance sheet.

(d)             Expense Reimbursement Agreement

On August 7, 2009, the Company entered into an expense reimbursement agreement (the “Reimbursement Agreement”) with Knox Lawrence. Pursuant to the Reimbursement Agreement, Knox Lawrence is authorized to incur up to $350,000 in certain expenses and obligations on behalf of the Company and the Company agreed to reimburse Knox Lawrence for such expenses and obligations promptly after delivery of invoices for such expenses. The Reimbursement Agreement has a term of one year, subject to earlier termination upon 30 days’ written notice by either party. Knox Lawrence also allocates expenses for rent and office services to the Company.

Incurred and allocated expenses related to office rent, office services and professional fees for the three and nine months ended September 30, 2009 were $198,058 for which the Company reimbursed Knox Lawrence $166,255. The balance of $31,803 at September 30, 2009 is a component of "Accrued Expenses" on the consolidated balance sheet. The expenses are a component of “Selling, general and administrative” operating expenses on the consolidated statements of operations.

NOTE 11 - SUBSEQUENT EVENTS

As required by FASB ASC Topic 855, “Subsequent Events”, the Company has evaluated subsequent events through December 23, 2009, which is the date its September 30, 2009 Condensed Financial Statements were issued.

On December 23, 2009 we filed an amendment to the 10Q filed on November 23, 2009.

NOTE 12 - RESTATEMENT

The Company has restated its financial statements as of and for the three and nine months ended September 30, 2009 to correct the classification of and related accounting for the noncontrolling interest in a consolidated subsidiary in the Intelligent Project, LLC.    In accordance with FASB ASC 810-10 Consolidations, the Company is restating its presentation to report the  noncontrolling interest as a separate component of its Condensed Consolidated Balance Sheet, and Condensed Consolidated Statement of Stockholders' Deficit and to separately present net income attributable to the noncontrolling interest in its Condensed Consolidated Statement of Operations and Comprehensive Loss. There was no change to the Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2009.

The effect of the changes related to the above corrections resulted in a decrease in our net loss attributable to common shareholders of $69,634 and $71,041 for the three months and nine months ended September 30, 2009, respectively.  Our basic and diluted net loss attributable to common shareholders per share decreased by $0.05 per share to a loss of $0.32 and $0.64 per share for the three months and nine months ended September 30, 2009, respectively. The cumulative effect on our balance sheet was a decrease in the accumulated deficit and the stockholders’ deficit of the Company of $71,041 as of September 30, 2009. The total deficit at September 30, 2009 remained unchanged.

The following tables show the principal financial statement line items initially reported as of and for the three months and nine months period ended September 30, 2009, the restatement entries made and balances of the applicable financial statement items as restated.  There was no change to any other accounts.

	As Reported	Adjustments	As Restated
Consolidated Balance Sheet and Statement of Stockholders' Deficit September 30, 2009:
Preferred stock	$-		$-
Common stock	2,736		2,736
Treasury stock	(40)		(40)
Additional paid-in capital	(187,719)		(187,719)
Accumulated deficit	(1,554,746)	$71,041	(1,483,705)
Accumulated other comprehensive income	8,480		8,480
Total stockholders' deficit	(1,731,289)	71,041	(1,660,248)
Non-controlling interest	-	(71,041)	(71,041)
Total deficit	$(1,731,289)		$(1,731,289)

Three Months Ended September 30, 2009:
Net loss	$(513,434)		$(513,434)
Less: Net loss attributable to the non-controlling interest	-	$69,634	69,634
Net loss attributable to Midas Medici Group Holdings, Inc.	(513,434)	69,634	(443,800)

Preferred stock dividends and dividend accretion
Preferred stock stated dividends	(41,708)		(41,708)
Preferred stock dividend accretion	(30,377)		(30,377)
Net loss applicable to common stockholders	$(585,519)	69,634	$(515,885)

Net loss per common share (basic and diluted)	$(0.37)		$(0.32)

Weighted average of common shares outstanding (basic and diluted)	1,600,037		1,600,037

Nine Months Ended September 30, 2009:
Net loss	$(741,964)		$(741,964)
Less: Net loss attributable to the non-controlling interest	-	$71,041	71,041
Net loss attributable to Midas Medici Group Holdings, Inc.	(741,964)	71,041	(670,923)

Preferred stock dividends and dividend accretion
Preferred stock stated dividends	(109,958)		(109,958)
Preferred stock dividend accretion	(203,109)		(203,109)
Net loss applicable to common stockholders	$(1,055,031)	71,041	$(983,990)

Net loss per common share (basic and diluted)	$(0.69)		$(0.64)

Weighted average of common shares outstanding (basic and diluted)	1,531,736		1,531,736

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Midas Medici Group Holdings, Inc., formerly Utilipoint International, Inc.

We have audited the accompanying consolidated balance sheets of Midas Medici Group Holdings, Inc. and subsidiaries, formerly Utilipoint International, Inc. and subsidiary, (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2008. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midas Medici Group Holdings, Inc. and subsidiaries, formerly Utilipoint International, Inc. and subsidiary, as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1, 8 and 13, the historical consolidated financial statements of Utilipoint International, Inc. and subsidiary are now reflected as the Company on a retroactive basis in conjunction with the reverse merger and all references to common stock, preferred stock, share and per share amounts have been retroactively restated.

/s/ REDW LLC

Albuquerque, New Mexico
August 17, 2009, except for the effects of the reverse merger discussed in Notes 1, 8 and 13, as to which the date is August 21, 2009

Midas Medici Group Holdings, Inc. and Subsidiaries
(Formerly Utilipoint International, Inc. and Subsidiary)
Consolidated Balance Sheets
December 31, 2008 and 2007

	2008	2007
Assets
Current Assets
Cash and cash equivalents	$144,546	$-
Accounts receivable, net of allowance for doubtful accounts of $139,305 and $234,183 in 2008 and 2007, respectively	552,517	711,292
Prepaid expenses and other current assets	42,593	118,111
Total Current Assets	739,656	829,403

Property and Equipment, net	34,266	26,040
Other Assets	2,953	3,453
Total Assets	$776,875	$858,896

Liabilities and Stockholders' Deficit
Liabilities
Current Liabilities
Accounts payable and accrued expenses	$525,461	$272,803
Bank overdrafts	-	113,937
Line of credit	216,590	50,000
Deferred revenue	154,011	336,627
Current portion of long-term debt	60,792	6,925
Capital lease obligations - current portion	16,242	11,844
Preferred Stock dividends payable - stated	68,250	-
Preferred Stock dividends payable - accretion of accelerated dividends and $812,382 balloon dividend	395,585	116,232
Management fees payable	50,000	-
Deferred tax liability	1,057	42,440
Common stock put options	269,000	269,000
Other current liabilities	4,242	1,985
Total Current Liabilities	1,761,230	1,221,793

Long-term debt, less current portion	514,606	509,177
Capital lease obligations, less current portion	16,409	12,492
Total Non-current Liabilities	531,015	521,669
Total Liabilities	2,292,245	1,743,462

Stockholders' Deficit
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued at December 31, 2008 and 2007	-	-
Common stock, $0.001 par value; 40,000,000 shares authorized; issued 2,192,094 shares	2,192	2,136
and outstanding 1,383,483 shares at December 31, 2008; issued 2,136,160 and outstanding 1,381,373 shares at December 31, 2007

Additional paid-in capital, net of $231,968 of stock issuance costs and	540,997	869,406
accretion of accelerated dividends and balloon dividend

Treasury stock, at cost; 808,611 and 754,787 shares at December 31, 2008	(974,015)	(974,015)
and December 31, 2007, respectively

Common stock put options	(269,000)	(269,000)
Accumulated other comprehensive income (loss)	(2,762)	-
Accumulated deficit	(812,782)	(513,093)
Total Stockholders' Deficit	(1,515,370)	(884,566)
Total Liabilities and Stockholders' Deficit	$776,875	$858,896

See accompanying notes to consolidated financial statements

Midas Medici Group Holdings, Inc. and Subsidiaries
(Formerly Utilipoint International, Inc. and Subsidiary)
Consolidated Statements of Operations
Years Ended December 31, 2008 and 2007

	2008	2007

Net Revenues	$3,660,941	$3,910,392
Cost of Services	2,037,046	2,149,136
Gross Margin	1,623,895	1,761,256

Operating Expenses
Selling, general and administrative	1,777,613	1,548,028
Depreciation and amortization	17,845	10,871
Management fees	100,000	25,000
Total operating expenses	1,895,458	1,583,899
Operating income (loss)	(271,563)	177,357

Other Income (Expense)
Interest income	1	1,974
Interest expense	(63,942)	(66,381)
Other income	-	850
Total other income (expense)	(63,941)	(63,557)
Income (loss) before income taxes	(335,504)	113,800

Provision (benefit) for income taxes	(35,815)	45,737
Net income (loss)	(299,689)	68,063

Preferred stock dividends and dividend accretion
Preferred stock stated dividends	(136,500)	(34,125)
Preferred stock dividend accretion	(279,353)	(116,232)
Net loss applicable to common stockholders	$(715,542)	$(82,294)

Net loss per share applicable to common
stockholders - basic and diluted	$(1.05)	$(0.08)

Weighted average common shares outstanding - basic and diluted	679,995	1,065,779

See accompanying notes to consolidated financial statements

Midas Medici Group Holdings, Inc. and Subsidiaries
(Formerly Utilipoint International, Inc. and Subsidiary)
Consolidated Statements of Stockholders' Deficit and Comprehensive Income (Loss)
Years Ended December 31, 2008 and 2007
	Common Stock		Additional Paid in	Treasury Stock		Common Stock Put	Accumulated	Accumulated Other Comprehensive	Total Stockholders'	Comprehensive
	Shares	Amount	Capital	Shares	Amount	Options	Deficit	Income (Loss)	Deficit	Income (Loss)

Balance - December 31, 2006	1,407,870	$1,408	$145,712	44,427	$(4,639)	$-	$(581,156)	$-	$(438,675)

Net income							68,063		68,063	$68,063

Issuance of shares upon reorganization	687,922	688	1,049,312						1,050,000

Purchase of shares upon reorganization				687,922	(967,031)				(967,031)

Stock compensation upon reorganization	40,368	40	56,707						56,747

Issuance of 191,390 common stock put options upon reorganization						(269,000)			(269,000)

Stock issuance costs			(231,968)						(231,968)

Purchase of shares				22,437	(2,345)				(2,345)

Stated dividends on preferred stock			(34,125)						(34,125)

Accretion of accelerated and balloon dividends on preferred stock			(116,232)						(116,232)
Balance - December 31, 2007	2,136,160	2,136	869,406	754,787	(974,015)	(269,000)	(513,093)	-	(884,566)	$68,063

Net loss							(299,689)		(299,689)	$(299,689)

Issuance of shares	39,953	40	62,460						62,500

Issuance of shares for professional services	15,981	16	24,984						25,000

Purchase of shares				53,824	-				-

Stated dividends on preferred stock			(136,500)						(136,500)

Accretion of accelerated and balloon dividends on preferred stock			(279,353)						(279,353)

Foreign currency translation								(2,762)	(2,762)	(2,762)
Balance - December 31, 2008	2,192,094	$2,192	$540,997	808,611	$(974,015)	$(269,000)	$(812,782)	$(2,762)	$(1,515,370)	$(302,451)

See accompanying notes to consolidated financial statements

Midas Medici Group Holdings, Inc. and Subsidiaries
(Formerly Utilipoint International, Inc. and Subsidiary)
Consolidated Statements of Cash Flows
Years Ended December 31, 2008 and 2007

	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(299,689)	$68,063
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,845	10,871
Provision for uncollectible accounts	3,425	99,303
Stock based compensation	-	56,747
Issuance of stock for professional services	25,000	-
Deferred taxes	(41,383)	42,440
Changes in operating assets and liabilities:
Accounts receivable	155,350	(147,787)
Prepaid expenses and other current assets	75,519	(105,512)
Accounts payable and accrued expenses	252,659	72,304
Deferred revenue	(182,616)	(57,017)
Management fees payable	50,000	-
Other	6,813	1,853
Total adjustments	362,612	(26,798)
Net cash provided by operating activities	62,923	41,265

INVESTING ACTIVITIES
Additions to property and equipment	(3,168)	-

FINANCING ACTIVITIES
Net borrowings on line of credit	163,738	25,000
Change in bank overdrafts	(113,937)	113,937
Principal payments on capital lease obligations	(14,480)	(8,497)
Principal payments on notes payable	(129,408)	(3,810)
Proceeds from notes payable	187,500	-
Proceeds from issuance of preferred stock, net of stock issuance costs	-	885,994
Proceeds from issuance of common stock	62,500	-
Stock issuance costs for common stock transactions upon reorganization	-	(67,962)
Purchase of treasury stock	-	(969,376)
Distribution/dividend to preferred stockholders	(68,250)	(34,125)
Net cash provided (used) by financing activities	87,663	(58,839)

Net increase (decrease) in cash and cash equivalents	147,418	(17,574)
Effect of exchange rate changes on cash and cash equivalents	(2,872)	-
Cash and cash equivalents beginning of year	-	17,574
Cash and cash equivalents end of year	$144,546	$-

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$55,886	$66,381
Taxes	$4,144	$1,312

Supplemental disclosure of non-cash financing and investing activities:
Property and equipment acquired under capital leases	$22,794	$23,469

See accompanying notes to consolidated financial statements

Midas Medici Group Holdings, Inc. and Subsidiaries
(Formerly Utlilipoint International, Inc. and Subsidiary)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
1. DESCRIPTION OF BUSINESS

Midas Medici Group Holdings, Inc. (“Midas Medici”), together with its subsidiaries (the “Company”), is a utility and energy consulting, and issues analysis firm. The Company offers public issues and regulatory management, advanced metering infrastructure and meter data management, rates and demand response, utility energy and technology, trading and risk management, and energy investment services. It provides its services to energy companies, utilities, investors, regulators, and industry service providers primarily in North America and Europe.

In connection with the reverse merger (refer to Note 13, Subsequent Events – Merger Transaction), Utilipoint International Inc. (“Utilipoint”) became our wholly-owned subsidiary. Utilipoint was founded as Reddy Corporation International in 1933 and in 1998 was acquired by Scientech LLC.  The name was changed to Utilipoint in 2002 in conjunction with a management buyout.  In July 2007, Utilipoint reorganized and received equity funding from Knox Lawrence International, LLC (“KLI”) and UTP International, LLC (“UTPI”), a KLI company, which together held a controlling interest. Utilipoint is based in Albuquerque, New Mexico and is incorporated under the laws of the State of New Mexico.  Utilipoint established a wholly owned subsidiary, Utilipoint, s.r.o., in the Czech Republic on October 3, 2008.

The historical consolidated financial statements of Utilipoint are now reflected as the Company on a retroactive basis for all periods presented in conjunction with the reverse merger.

2. LIQUIDITY

The Company has incurred cumulative losses through December 31, 2008 totaling $812,782 and subsequent unaudited interim financial statements reflect continuing losses. Also, the Company ended 2008 with negative working capital of $1,021,574. The Company has funded its operations since inception through the use of cash obtained principally from stockholders and third party financings. The Company is in the process of improving operational results and raising external financing to provide working capital which management believes will enable it to operate profitably and to solve its liquidity constraints on a go-forward basis in a sustainable manner.  Management actions and plans for improving operational results and liquidity include the following:

Merger Transaction – On August 21, 2009, the Company consummated a merger transaction (refer to Note 13, Subsequent Events – Merger Transaction).  The merger allows for access to capital for the Company.

Increased Staff Utilization – The Company has begun implementing definitive plans to increase staff utilization which management believes will improve margins.

Increased Business Development and Executive Leadership Resources – In July 2009, with the Capital Contribution Agreement with The Intelligent Project, LLC (refer to Note 13, Subsequent Events – Capital Contribution Agreement with The Intelligent Project, LLC), two veteran executives joined the Company.  The addition of these individuals significantly increased the Company’s resources in business development and executive leadership.  With the merger transaction (refer to Note 13, Subsequent Events – Merger Transaction), two executives of Midas Medici are also expected to contribute to the business development efforts of the Company via their extensive relationships and contacts in the energy industry.  Management believes this addition of executives from The Intelligent Project, LLC and Midas Medici will significantly increase the Company’s revenues and profits while optimizing how it manages its operations.

Continued Support from a Significant Shareholder – The Company has historically received financial support from KLI for working capital. Over the eighteen months ended June 30, 2009, KLI provided financial support in the form of a $62,500 note payable and $62,500 stock purchase, deferred $100,000 in management fees (see also Note 11), and deferred $136,500 in dividends which it paid on behalf of the Company to UTPI.  KLI is committed to continue to provide support when needed on a going forward basis.

Deferring of Insider Obligations – The Company has on its books, as of June 30, 2009, current debt obligations due to insiders of approximately $500,000.  The Company believes that its insiders are going to continue deferring their obligations until the Company generates internal cash flows or procures outside financing.

Management believes it will be successful in completing the foregoing actions which will enable the Company to run its business in a sustainable manner through December 31, 2009 and beyond and will result in increased revenues, profits and cash flow.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  All material intercompany accounts and transactions have been eliminated.

Fair Value of Financial Instruments - The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, bank overdrafts, other current liabilities, line of credit and debt, approximate their fair values due to their short maturities and variable interest rate on the line of credit and fixed rates which approximate market on significant notes payable.  Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of capital lease obligations approximates fair value.  The fair value of put options is discussed in Note 8.

Revenue Recognition - The Company’s primary revenue streams and the basis on which revenue is recognized for each are as follows:

Fixed-Price Contracts
Fixed price contracts are projects where services are provided at an agreed to price for defined deliverables.  On occasion, clients with fixed price contracts will require an accounting of all hours worked on a project at an agreed to hourly rate to accompany an invoice.

The Company recognizes revenue when a deliverable is provided except in the case where the client requires time reporting to accompany invoices.  In that case, the Company recognizes revenue up to the amount the time records support, because clients requiring time reporting with hourly rates on fixed price contracts typically can only ask for refunds on fixed price projects up to the amount determined as if the contract had been time and materials. With acceptance of the final deliverable, all revenue is recognized.

Bundled Service Agreements (“BSAs”)
BSAs are packages of services that clients subscribe to, typically on an annual contract basis.  The services typically include a combination of the following:

▪	Access to subject matter experts as needed, by telephone
▪	Discounted fees for Company events
▪	Advertising space on the IssueAlert® e-publication
▪	One to three reports and/or whitepapers on industry topics
▪	Briefings on industry trends and research findings

BSAs also include annual memberships in the Advanced Metering Infrastructure and Meter Data Management (“AMI MDM”) forum and corporate contracts. The AMI MDM forum is designed for electric, water, and/or gas utilities, regulators, utility governing boards, independent system operators and consumer advocacy groups to come together and discuss meter data management successes, problems, issues, interfaces and best practices. Corporate contracts are characterized by an annual contract for a pre-defined amount of market research hours.  Clients of this service receive access to the Company’s directory and InfoGrid products. The primary service is the block of hours purchased.

The Company believes that the substance of BSAs, as pointed out in a recent survey of its clients, is that the purchaser pays for a service that is delivered over time.  As a result, revenue recognition occurs over the subscription period, or in the case of corporate contracts as the hours are utilized, reflecting the pattern of provision of service.

Time and Materials Contracts (“T&M”)
T&M are services billed at a set hourly rate.  Project related expenses are passed through at cost to clients. Normally clients are invoiced on monthly basis. The Company recognizes revenue as billed unless the project has a major deliverable(s) associated with it, in which case the revenue is deferred until the major deliverable(s) is provided.

Events and Sponsorships
The Company hosts events such as conferences.  These events include revenues from sponsorships and registration fees which are recognized in the month of the event.  Revenues from sponsors of the AMI MDM forum are recognized over the annual subscription period, reflecting the pattern of provision of service.

Property and Equipment - Property and equipment is carried at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the useful lives that typically range from three to ten years.  Equipment under capital leases is amortized over the lease term which is typically three years and is removed from the Company’s accounting records upon lease termination.

Foreign Currency Translation and Transactions - The U.S. dollar is the reporting currency for all periods presented. The financial information for the entity outside the United States is measured using the local currency as the functional currency. Assets and liabilities for the Company’s foreign entity are translated into U.S. dollars at the exchange rate in effect on the respective balance sheet dates, and revenues and expenses are translated into U.S. dollars based on the average rate of exchange for the corresponding period. Exchange rate differences resulting from translation adjustments are accounted for as a component of accumulated other comprehensive income. Gains and (losses) from foreign currency transactions are reflected in the consolidated statements of operations under the line item selling, general and administrative expense, and were ($7,658) and $9,809, in 2008 and 2007, respectively. Such foreign currency transactions include primarily billings denominated in foreign currencies by the Company’s U.S. subsidiary, which are reported based on the applicable exchange rate in effect on the balance sheet date. The related deferred revenue from such billings is reported in U.S. dollars at the exchange rate in effect at the billing dates when the revenue was deferred.

Comprehensive Income (Loss) - Comprehensive income (loss) consists of net loss or gains on foreign currency translations and net income or loss from operations and is presented in the consolidated statements of stockholders’ deficit. This includes charges and credits to equity that are not the result of transactions with stockholders. Included in other comprehensive income (loss) are the cumulative translation adjustments related to the net assets of the operations of the Company’s foreign subsidiary. These adjustments are accumulated within the consolidated statements of stockholders’ deficit under the caption “Other Comprehensive Loss.” Other comprehensive loss for the year ended December 31, 2008 was $2,762. The Company’s foreign subsidiary was established in 2008 and accordingly there is no comprehensive income or loss for 2007.

Stock-Based Compensation - Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method. Under the transition method, compensation expense that the Company recognizes includes expense associated with the fair value of share based awards granted.

Allowance for Doubtful Accounts - Reserves for bad debt are based on evaluation of customers’ ability to meet their financial obligations to the Company.  When evaluation indicates that the ability to pay is impaired, a specific allowance against amounts due is recorded thereby reducing the net recognized receivable to the amount the Company reasonably believes will be collected.  When management determines that receivables are not collectible, the gross receivable is written off against the reserve for bad debt.

Income Taxes - The current or deferred tax consequences of all events that have been recognized in the financial statements are measured based on provisions of enacted tax law to determine the amount of taxes payable or refundable in future periods. Effective with the July 2007 reorganization, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities, and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates for the years in which those temporary differences are expected to be recovered or settled.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized into income during the period that includes the enactment date.  A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion of, such deferred tax assets will not be realized.  The Company accounts for uncertain tax positions in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, (“FIN 48”).  FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company does not believe it has any material unrecognized income tax positions.

Prior to reorganization in July 2007, the Company was an S corporation.  Under this election, the Company’s taxable income flowed through to the stockholders and was not the responsibility of the Company.  Upon reorganization, the Company became a C corporation and is responsible for its own income taxes.

The Company is a cash basis taxpayer.

Cost of Services - Cost of services represents direct job costs plus direct labor and related benefits and payroll taxes. The Company allocates employee labor between direct and indirect based upon a factor of billable employee payroll dollars multiplied by an estimated labor utilization rate of 80%. As such, payroll dollars are categorized as cost of services and selling, general and administrative expense.

Segment Reporting - Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company's core business as a utility and energy consulting, and issues analysis firm. The Company does not report revenue by product or service or groups of products or services because it is impracticable to do so.

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Significant estimates include: allowances for doubtful accounts, fair value of common stock put options, certain revenue recognition methodologies related to contract deliverables, valuation allowances for deferred tax assets, rates at which deferred tax assets and liabilities are expected to be recorded or settled, accruals for paid time off and the estimated labor utilization rate used to determine cost of services.

 Recently Issued Accounting Standards – In September 2006, the FASB issued Statement of Financial Account Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. The Company adopted SFAS 157 during the first quarter of 2008, and the implementation did not have a material impact on the Company’s financial condition, results of operations, or cash flows. The Company has deferred the adoption of SFAS 157 until fiscal year beginning January 1, 2009 with respect to non-financial assets and liabilities in accordance with the provisions of FASB Staff Position (“FSP”) No. 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”) effective February 2008. Such non-financial assets and liabilities include goodwill and intangible assets with indefinite lives.  The adoption of FSP FAS 157-2 is not expected to have a material impact on the Company's consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Account Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115 (“SFAS 159”).  SFAS 159 permits entities to measure eligible assets and liabilities at fair value as of specified dates.  Subsequent unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company adopted SFAS 159 on January 1, 2008 and did not elect to apply the fair value method to any eligible assets or liabilities at that time.

 In December 2007, FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R moves closer to a fair value model by requiring the acquirer, in a business combination, to measure all assets acquired and all liabilities assumed at their respective fair values at the date of acquisition, including the measurement of non-controlling interests at fair value. SFAS 141R also establishes principles and requirements as to how the acquirer recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In addition, SFAS 141R significantly changes the accounting for business combinations in a number of areas, including the treatment of contingent consideration, pre-acquisition contingencies, in-process research and development, restructuring costs, and requires the expensing of acquisition-related costs as incurred. The effective date of SFAS 141R is for fiscal years beginning after December 15, 2008. For transactions consummated after the effective date of SFAS 141R, prospective application of the new standard is applied. For business combinations consummated prior to the effective date of SFAS 141R, the guidance in SFAS 141 is applied. The adoption of this new standard is not expected to have a material impact on the Company's consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. The adoption of this new standard did not have a material impact on the Company's consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Account Standards No. 161, Disclosure about Derivative Instruments and hedging Activities—An Amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 expands and amends the disclosure requirement for derivative instruments and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is in the process of determining what effect, if any, the application of the provisions of SFAS 161 will have on its consolidated financial statements.

In June 2008, the FASB issued FSB EITF 03-6-1, Determining whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“EITF 03-6-1”), to clarify that all outstanding unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities. An entity must include participating securities in its calculation of basic and diluted earnings per share pursuant to the two-class method as described in SFAS No. 128, Earnings Per Share. EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008. The Company is in the process of determining what effect, if any, the application of EITF 03-6-1 will have on its consolidated financial statements.

In May 2009, the FASB issued Statement of Financial Account Standards No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  SFAS 165 is effective for financial statements issued for fiscal years and interim periods beginning after June 15, 2009. The adoption of SFAS 165 is not expected to have a material impact on the Company's consolidated financial statements.

4. BALANCE SHEET ITEMS

Cash and Cash Equivalents
Cash and cash equivalents consists primarily of cash in banks.

Prepaid Expenses and Other Current Assets
At December 31, prepaid expenses and other current assets were as follows:

	2008	2007
Prepaid management fees	$-	$25,000
Due from stockholder for shares issued	-	56,747
Foreign income tax refunds due	15,652	14,583
Receivable from former employee	20,000	-
Other	6,941	21,781
	$42,593	$118,111

Property and Equipment
At December 31, property and equipment consists of the following:

	Estimated Useful Life	2008	2007
Office equipment	3 years	$7,758	$5,347
Furniture and fixtures	10 years	6,257	5,500
Equipment under capital leases	3 years	52,439	36,315
		66,454	47,162
Accumulated depreciation		(9,839)	(7,313)
Accumulated amortization of equipment under capital leases		(22,349)	(13,809)
		$34,266	$26,040

Property and equipment are stated at cost.  Depreciation and amortization is provided on the straight-line method over the estimated useful lives of the assets.  Depreciation expense was $2,635 and $1,232 for fiscal years 2008 and 2007, respectively.  Amortization expense was $15,210 and $9,639 for fiscal years 2008 and 2007, respectively.

Other Assets
Other assets consist of deposits on leased office space.

Accounts Payable and Accrued Expenses
At December 31, accounts payable and accrued expenses consists of the following:

	2008	2007
Accounts payable	$336,906	$172,446
Accrued payroll and vacation	163,207	100,357
Other	25,348	-
	$525,461	$272,803

Deferred Revenue
Deferred revenue consists primarily of amounts received from or billed to clients in conjunction with BSAs, T&M and fixed price contracts for which revenue is recognized over time or upon completion of contract deliverables.

Other Current Liabilities
Other current liabilities consist of sales taxes payable and minimum state taxes due regardless of income.

5. DEBT
Debt, including interest rates and maturities is summarized as follows at December 31:

Interest Rates	Maturity	2008	2007
Long-term debt – notes payable:
12.00%	01/01/2010	$447,106	$447,106
10.00%	12/31/2013	62,500	-
4.00%	05/04/2010	5,000	5,000
4.00%	09/23/2009	16,000	16,000
4.00%	06/02/2009	9,722	8,518
Variable, 4.68% and 8.15% at December 31, 2008 and 2007, respectively	08/02/2009	35,070	39,478
Total long-term debt, including current maturities		575,398	516,102
Current maturities of long-term debt		(60,792)	(6,925)
Total long-term debt		514,606	509,177

Short-term debt:
Line of credit		216,590	50,000
Current maturities of long-term debt		60,792	6,925
Total short-term debt		277,382	56,925
Total debt		$791,988	$566,102

All notes payable are due to either current or former shareholders of the Company.  Interest rates are fixed unless otherwise noted.  Variable interest rates are per the credit union from which the current management shareholder obtained a home equity loan from which the funds were then loaned to the Company.

Notes payable to current and former shareholders are unsecured and subordinated to obligations under the Company’s line of credit with the Bank of Albuquerque.  Notes payable to current and former management shareholders are further subordinated to the $62,500 note to KLI due December 31, 2013.

The Company had a revolving line of credit, used for working capital needs, with the Bank of Albuquerque from 2005 through mid-2008 at which point the line expired.  The Company had not been in compliance with debt covenant financial ratios on debt coverage, funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and tangible net worth for years 2007 and 2008.  The weighted average interest rate on the line of credit was 5.63% and 8.83% for 2008 and 2007, respectively. The balance at December 31, 2008 was partially paid down on January 22, 2009 and converted into a short-term note in the amount of $165,000 due June 30, 2009 with an interest rate of 9.25%.  Six monthly consecutive principal payments of $16,500 plus interest on unpaid principal were due commencing January 15, 2009 with a final payment of $66,000 plus interest due June 30, 2009.   The Company paid the first five installments and subsequently renegotiated the remaining balance of principal and interest totaling $82,264 into a new 9.25% note with the Bank of Albuquerque on June 30, 2009. The 9.25% note matures on December 31, 2009 and will be repaid in 5 principal payments of $9,000 each and one final principal and interest payment of $37,561. The 9.25% note is an extension / renewal / modification of the credit facility and as such is secured by the Company’s accounts receivable, fixed assets and a right of offset against cash accounts held with the bank.

Interest expense on notes payable and the line of credit was $61,265 and $64,433 for fiscal years 2008 and 2007, respectively.

The Company's contractual payments of long-term borrowings at December 31, 2008 are as follows:

Year	Amount
2009	$60,792
2010	452,106
2011	-
2012	-
2013	62,500
Total	$575,398

6.   INCOME TAXES

Since reorganization on July 23, 2007, the Company is a C-corporation, cash basis taxpayer. Previously, the Company was an S-corporation whereby its tax burden flowed through to its shareholders. The Company files state tax returns in New Mexico where it is domiciled, and other states where it has nexus.

As a result of operating losses incurred for tax purposes in 2007 (after July 23, 2007) and 2008, the Company has no current liability for federal or state income taxes in those years (other than minimum state taxes due regardless of income).

A reconciliation of income tax expense using the statutory federal and state income tax rates is as follows for the years ended December 31:

	2008	2007
Federal tax at statutory rates	$(114,071)	$38,692
State tax at statutory rates	(20,130)	6,828
Increase (decrease) in tax due to:
S-corporation income taxable to shareholders	-	(74,158)
Nondeductible expenses	6,988	8,869
Change in deferred tax asset valuation allowance	35,531	63,113
Effect of difference between statutory rates and
graduated rates used to calculate deferred taxes	50,533	414
Other	5,334	1,979
Income tax expense (benefit)	$(35,815)	$45,737

Deferred income taxes reflect the tax consequences in future years for differences between the tax basis of assets and liabilities and their basis for financial reporting purposes.  Temporary differences giving rise to the deferred tax assets and liabilities relate in part to accrual-to-cash adjustments, as the Company follows the accrual basis of accounting for financial reporting but the cash basis for tax purposes.  Deferred tax assets arise from net operating losses, and from temporary differences in depreciation and amortization and from equipment leases capitalized on the financial statements but treated as operating leases for tax purposes.  A deferred tax liability arises from the net income of a wholly owned foreign corporation (Utilipoint s.r.o.), which becomes taxable in the United States upon repatriation of the funds.  Deferred tax assets and liabilities were calculated using the graduated rates anticipated in the years tax assets and liabilities are anticipated to reverse.  The reversal of timing differences requires significant estimation; accordingly, deferred tax assets and liabilities may reverse at tax rates significantly different than anticipated.

As a result of net losses incurred and because the likelihood of being able to utilize these losses is not presently determinable, the Company has recorded a valuation allowance to fully reserve its deferred tax asset.  If in the future the Company were to determine that it would be able to realize its deferred tax assets in excess of its net recorded amount, an adjustment would increase income in such period or, if such determination were made in connection with an acquisition, an adjustment would be made in conjunction with the allocation of the purchase price.

At December 31, 2008 and 2007 the significant components of the Company’s deferred tax assets and liabilities were:

	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$12,012	$4,632
Accrual to cash adjustments	53,980	-
Depreciation and amortization adjustments	29,360	48,938
Leases not capitalized for tax purposes	3,292	9,543
Total deferred tax assets	98,644	63,113
Valuation allowance	(98,644)	(63,113)
Total deferred tax assets net of valuation allowance	$-	$-

Deferred tax liabilities:
Accrual to cash adjustments	$-	$(42,440)
Wholly owned foreign corporation	(1,057)	-
Total deferred tax liability	$(1,057)	$(42,440)

Deferred tax expense (benefit)	$(41,383)	$42,440

In addition to the deferred tax expense (benefit), provision (benefit) for income taxes on the accompanying consolidated statements of operations includes $5,568 and $3,297 in 2008 and 2007, respectively, of minimum state taxes due regardless of income.

Availability to Offset Future Taxes
Deferred tax assets arising from net operating losses and accrual to cash adjustments are available to offset future taxes beginning with the first year following their creation.  Deferred tax assets arising from depreciation and amortization differences and leases not capitalized become available in future years according to their respective amortization schedules.

Net Operating Loss Carryforwards
The Company has net operating loss carryforwards totaling $45,582 that may be used to offset against future taxable income, subject to change in ownership limitations.  If not used, the carryforwards will expire as follows:

2027	$11,813
2028	33,769
$45,582

Tax Examinations
Since July 2007 when the Company became a C-corporation, there have been no examinations conducted by the Internal Revenue Service and accordingly the C-corporation returns for years 2007 and 2008 remain open for examination.  The S-corporation returns for 2006 and 2007 are also open for examination.

7.  401(K) PLAN

The Company maintains a defined contribution retirement plan under Internal Revenue Code Section 401(k).  Substantially all regular full time employees are eligible to participate in the plan.  The Company matches each eligible employee’s salary reduction contribution up to a limit of 3%.

The matching contributions by the Company included in selling, general and administrative expenses were $27,560 and $40,128 for fiscal years 2008 and 2007, respectively.

8.   STOCKHOLDERS’ DEFICIT

In accordance with the reverse merger on August 21, 2009 (refer to Note 13, Subsequent Events – Merger Transaction), an aggregate of 1,348,516 shares with a par value of $.001 of Midas Medici were issued to Utilipoint shareholders in exchange for 42,191 Utilipoint shares (which represented 100% of the then outstanding shares). This included 21,523 Utilipoint Series A Preferred Stock that were converted to 687,922 Midas Medici common shares. Further, all outstanding Utilipoint stock options at the time of the reverse merger were exchanged for 172,597 Midas Medici stock options in accordance with the Midas Medici stock option program, adopted on July 27, 2009. The shares of common stock issued in connection with the reverse merger were not registered with the Securities and Exchange Commission and are considered to be restricted securities.

As a result of the reverse merger, all references to common stock, preferred stock, share and per share amounts have been retroactively restated to reflect the exchange ratio of 31.96217203 shares of Midas Medici’s Common Stock for 1 share of all of the classes of the Utilipoint’s common stock and preferred stock outstanding immediately prior to the merger as if the exchange had taken place as of the beginning of the earliest period presented.

Stock Purchase and Reorganization - In July 2007, the Company entered into a reorganization and stock purchase agreement with KLI and UTPI.  The terms of the agreement are as follows:
▪
UTPI purchased  21,523 shares of Class A convertible voting Preferred Stock from the Company for $1,050,000. The 21,523 shares of Class A convertible voting Preferred Stock were exchanged for 687,922 common shares in accordance with the reverse merger on August 21, 2009 and retroactively presented as Common Stock in the December 31, 2008 and 2007 consolidated statements of stockholders’ deficit and comprehensive income (loss).

▪	The Company repurchased 687,922 shares of Common Stock owned by current and former management shareholders for $967,031.
▪	In a transaction directly with current and former management shareholders, KLI issued notes payable totaling $378,357 for the purchase of 269,154 shares of Common Stock.

Closing and other costs of $234,868 were incurred in connection with the stock purchase and reorganization.  Of these costs, $2,900 is reflected in selling, general and administrative expense in 2007. The balance of $231,968 is classified as stock issuance costs and reflected as a reduction of Additional Paid-in Capital.

Stock Issued and Outstanding – The total number of shares of capital stock which the Company shall have authority to issue is fifty million (50,000,000). These shares shall be divided into two classes with 40,000,000 shares designated as Common Stock at $.001 par value and 10,000,000 shares designated as Preferred Stock at $.001 par value (the “Preferred Stock”). The Preferred Stock of the Company shall be issued by the Board of Directors of the Company in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Company may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors.

Shares issued and outstanding at December 31 were:

	2008	2007
Common Stock issued (*)	2,192,094	2,136,160
Treasury shares held	(808,611)	(754,787)
Common Stock outstanding	1,383,483	1,381,373

(*) including converted retroactive restatement of Series A Preferred Stock.

Preferred Stock Dividends - Prior to the merger transaction, the Company was required to pay preferential cumulative dividends in cash to the holders of the Series A Preferred Stock as follows:

▪
An annual dividend equal to 13% of the original purchase price, payable quarterly on October 31st, January 31st, April 30th and July 31st of each year commencing on October 31, 2007 (the “Quarterly Dividends”). This equated to $34,125 per quarter.

▪
Commencing on January 31, 2010, and continuing on the last day of each month thereafter until July 23, 2010, a dividend equal to the monthly payment that would be payable on the Original Purchase Price based on a 24-month amortization schedule using a 13% annual interest rate (the “Monthly Dividends”).  This equated to $49,919 per month.

▪
Upon the first to occur of the following: (i) a liquidation of the Company; (ii) a change in control of the Board of Directors of the Company; or (iii) the failure to convert the Series A Preferred Stock to Common Stock by July 23, 2010, a dividend equal to the Original Purchase Price less any portion of the Monthly Dividends that would be allocable to principal if the Monthly Dividends were treated as loan payments (the “Balloon Dividend”).  This equated to an $812,382 Balloon Dividend.

Series A Preferred Stock dividends were cumulative so that, if the Company was unable to pay, or if the Board of Directors failed to declare Series A Preferred Stock dividend for any period, such Series A Preferred Stock dividends nevertheless accrued and were payable in subsequent periods.  Any payment of Series A Preferred Stock dividends by the Company in any period  first were to be applied to any accrued but unpaid Series A Preferred Stock dividends for prior periods, in chronological order, and then to dividends due for that period.

Stated Series A Preferred Stock dividends of $136,500 and $34,125 were declared in 2008 and 2007, respectively.  The Company is in a negative retained earnings position and therefore the dividends were recorded as a reduction in the Additional Paid in Capital.  The Company would not pay any of the Series A Preferred Stock dividends if, in the opinion of the Board of Directors, the Company was not able to meet its debt obligations or growth initiatives.  Of the 2008 dividends, $68,250 was declared but not paid.  The 2007 declared dividend was paid.

The discount resulting from the increasing rate feature of the Series A Preferred Stock dividend represented an unstated dividend cost that was being amortized over the three year period preceding payment of the Balloon Dividend using the effective interest method, by charging the imputed dividend cost against Additional Paid-in Capital .  The total stated dividends, whether or not declared, and unstated dividend cost combined represented a period’s total preferred stock dividend, which was deducted from net income (loss) to arrive at net loss available to common shareholders.

Common Stock Put Options -In conjunction with the July 2007 stock purchase and reorganization, the Company issued a total of 191,390 Common Stock put options to two management stockholders (refer to Note 13, Subsequent Events – Cancellation of Common Stock Put Options).  These agreements gave the management stockholders the right and the option, but not obligation, to sell all of their common shares to the Company through December 31, 2009.  The agreements defined the purchase price of the put based on original purchase price if calendar year 2007 EBITDA exceeded $520,000 or, if the management shareholder was still employed by the Company at December 31, 2008, based on the lesser of the original purchase price or fair market value (“FMV”) as determined by an independent valuation expert.  If the shareholders exercise their options at different times, the FMV first determined would apply to both shareholders.

The Common Stock put options were not exercisable at December 31, 2007 based on 2007 EBITDA.  Both shareholders continued to be employed by the Company at December 31, 2008.  Management estimates the FMV as of December 31, 2008 and 2007 to be the value of the most recent per share purchase price; which is higher than the original purchase price.  Due to the absence of quoted FMV and significant third-party transactions, this estimate is subject to change should better inputs become available.

SFAS 157 established a three level fair value hierarchy to classify the inputs used in measuring fair value as follows:

▪	Level 1: Quoted prices for identical instruments in active markets.
▪
Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable.

▪	Level 3: Significant inputs to the valuation model are unobservable.

As of December 31, 2008 and 2007, the financial liability measured at fair value consisted of Common Stock put options. There were no quoted prices for identical or similar instruments in markets that were active or not active and there was no model-driven valuation for the Common Stock put options. The fair value is based on recent related party transactions which approximate the original purchase price and falls within the Level 3 hierarchy of Fair Value Measurements.

The Common Stock put options are reflected as a liability with a corresponding reduction to equity.  The amount recorded at December 31, 2008 and 2007 was $269,000.

Loss  per Common Share - Shares of Series A Preferred Stock issued July 23, 2007, which were converted into 687,922 shares of common stock as a result of the merger transaction and retroactively restated in the accompanying consolidated statements of stockholders’ deficit and comprehensive income (loss), were not included in the basic or diluted net loss per share since the Company included the impact of the preferred dividends and discount accretion as adjustments to arrive at the net loss applicable to common stockholders during the years ended December 31, 2008 and 2007.  The written put options issued July 23, 2007 for the purchase of 191,390 shares of Common Stock were not included in the computation of diluted net loss per share because the inclusion of such shares would have an anti-dilutive effect on the net loss applicable to common stockholders.

Basic earnings per share has been computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of Common Stock, adjusted as noted above, outstanding during each period.  Shares issued during the period and shares reacquired during the period are weighted for the portion of the period that they were outstanding.  The following table sets forth the computation of basic and diluted loss per share for years ended December 31:

	2008	2007
Net income (loss)	$(299,689)	$68,063
Less stated preferred dividends	(136,500)	(34,125)
Less preferred stock discount accretion	(279,353)	(116,232)
Net (loss) applicable to common stockholders	$(715,542)	$(82,294)
Shares used in net (loss) per share; basic and diluted	679,995	1,065,779
Net loss per share; basic and diluted	$(1.05)	$(0.08)

9.  COMMITMENTS AND CONTINGENCIES

Capital Leases - The Company is obligated under capital leases for computer equipment that expire on various dates through December 2011. The minimum payments for the capital leases in effect at December 31, 2008 are as follows:

Year ending December 31,
2009	$18,767
2010	12,448
2011	5,412
36,627
Less amount representing interest	3,976
Present value of minimum lease payments	$32,651

Short term portion	$16,242
Long term portion	16,409
$32,651

Equipment recorded under capital leases was $52,439 and $36,315 as of December 31, 2008 and 2007, respectively.  Accumulated amortization of capital assets subject to capital leases amounted to $22,349 and $13,809 for fiscal years 2008 and 2007, respectively.  Interest on capital leases amounted to $2,677 and $1,947 for fiscal years 2008 and 2007, respectively.  Amortization on equipment under capital leases amounted to $15,210 and $9,639 for fiscal years 2008 and 2007, respectively.

Operating Leases – The Company leases buildings and equipment under various operating leases with lease terms ranging from one to three years.  The following is a schedule of the future minimum lease payments required under operating leases that have initial non-cancelable lease terms in excess of one year:

Fiscal year ending December 31,	Minimum Lease Commitments
2009	$62,057
2010	3,503
$65,560

Rent expense for office space was $78,164 and $152,463 for fiscal years 2008 and 2007, respectively.  The significant decrease in office space rent from year 2007 to 2008 is attributed primarily to the closing and lease buyout of the Syracuse, New York office.

Stockholder Agreements - Effective with the July 23, 2007 reorganization, the Company had entered into stockholder agreements with its minority stockholders, some of whom are key managers of the Company.  These agreements provided the Company the first right to purchase each stockholder’s shares in the event of a bona fide offer from any persons to purchase shares from the stockholder.  The Company had the right to purchase such shares on the same terms and conditions set forth in any such purchase agreement within sixty days following the Company’s receipt of the notice to purchase.

The agreements contained restrictions on transfer of stock to third parties and clauses on the Company’s right to repurchase terminated shareholders shares for a price equal to the net book value of the shares at the time of termination of employment.

The agreements terminated in conjunction with the merger transaction.

Employment Agreements - The Company has employment agreements with two key management shareholders which grant right of first refusal to management shareholders under special circumstances which are delineated as follows:

If there is a proposed sale or liquidation of 100% of the Company prior to the end of the Initial Term (July 23, 2009), then no less than thirty (30) days prior to the consummation of such sale or liquidation, the Company shall give, or shall cause its shareholders to give, the management shareholders, jointly, a right of first refusal for the purchase of the Company for the same consideration as such proposed sale or liquidation.  The management shareholders shall have the right to purchase 100% of the Company in the percentages agreed among the management shareholders at the same price and on the same terms set forth in such notice.  The management shareholders shall provide the Company with notice of their intent to exercise the right of first refusal within twenty five (25) days of receiving notice of such proposed sale or liquidation and shall consummate such purchase within thirty (30) days thereafter.

These rights of first refusal under the employment agreements terminated in conjunction with the merger transaction and a separation agreement.

Litigation - The Company, in the normal course of business, may be subject to claims and litigation.  Management is not aware of any outstanding claims or assessments against the Company that are estimable and likely.

10. CONCENTRATION RISKS

Credit Concentration - The Company’s demand deposits are placed with major financial institutions.  Management believes the Company is not exposed to undue credit risk for any demand deposits that may, from time to time, exceed the federally insured limits.

Financing Concentration - The Company’s capitalization has been provided by founders, management employees, KLI and UTPI.

Revenue and Accounts Receivable Concentration - In 2008, seven clients individually represented from approximately 5% to 10% each of revenue. In 2007, six clients represented from approximately 5% to 14% each of revenue.  Cumulatively, these clients comprised approximately 51% of revenue for both years ended December 31, 2008 and 2007. Five clients each represented 5% or higher and cumulatively 59% of net accounts receivable at December 31, 2008.  Six clients each represented 5% or higher and cumulatively 60% of net accounts receivable at December 31, 2007.  Accounts receivable associated with revenue concentration clients were 100% collected.  Revenue and accounts receivable of the Company’s subsidiary in the Czech Republic are de minimus.

11. RELATED PARTY TRANSACTIONS

Management Fees - Management fees to KLI of $25,000 per quarter are payable in advance on the 15th day of the 1st month of the quarter; January 15th, April 15th, July 15th and October 15th.  Management fees paid were $50,000 and $25,000 for fiscal years 2008 and 2007, respectively.

Preferred Stock Dividends - Commencing October 31, 2007, stated dividends on preferred stock of $34,125 per quarter are payable to UTPI on January 31st, April 30th, July 31st and October 31st.  If the Company does not have sufficient cash, KLI advances the funds to UTPI on behalf of the Company.  The dividend amount increases and is paid monthly commencing on January 31, 2010 with a final Balloon Dividend on July 23, 2010. See also Note 8 – Stockholders’ Deficit – Preferred Stock Dividends.

Revenues - Revenues from KLI were $10,264 and $14,978 in 2008 and 2007, respectively.

Legal and Consulting Expense - A member of the Board of Directors and a law firm which employs a relative of the Board member were reimbursed for fees in conjunction with operational support during 2008.  Expenses for the Board member and the law firm were $52,500 and $10,864, respectively, of which $25,000 was paid with Common Stock issued to the Board member.

12.  STOCK-BASED COMPENSATION

The Company awarded stock-based compensation in 2007 to an employee per terms of their employment agreement in the amount of 40,368 shares with a fair value of $56,747. The shares vested immediately in July 2007 when the Company entered into the reorganization and stock purchase agreement with KLI and UTPI (see Note 8).  The fair value assigned to the shares was based on the purchase price of common shares at the point of the Company’s July 2007 reorganization.  There was no stock-based compensation in 2008. The Company granted no stock options through December 31, 2008.

13.  SUBSEQUENT EVENTS

Merger Transaction – On August 21, 2009, Midas Medici and Utilipoint entered into a reverse merger transaction, which resulted in Midas Medici being the “legal acquirer” and Utilipoint the “accounting acquirer”.  Prior to the merger transaction, Midas Medici was an inactive publicly registered shell corporation with no significant assets or operations.  The executive management of Midas Medici are key personnel of KLI.  At the closing of the merger transaction, Midas Medici ceased to be a shell company.

Capital Commitment Agreement with The Intelligent Project, LLC - On July 1, 2009, the Company entered into a transaction with The Intelligent Project, LLC (“IP”), a KLI portfolio company, and KLI. IP is a research and advisory services firm focused on assisting utilities with the challenge of advancing and solving customer dimension complexities of the Smart Grid. IP partners with leading academic researchers at Purdue University in the U.S. and Maastricht University in the Netherlands to drive primary research around consumer response to smart grid enabled energy management. IP also tracks consumer trends around the globe to deliver best practices surrounding consumer behavior and customer engagement to utility leadership.

Components of the transaction are as follows:

1)
The Company entered into a capital commitment agreement with IP for an amount of up to $200,000.  IP will be able to make capital requests on the capital commitment agreement for initial financing.  The Company will receive a 60% interest in IP in exchange for the capital contribution agreement.

2)
The existing members of IP will provide services to the Company in exchange for options to purchase an aggregate of 44,747 shares of the common stock of the Company that are fully-vested on the date of grant and that have a strike price equal to the fair market value of the Company’s common stock on the date of grant.  The stock options for the individuals will be granted pursuant to the equity compensation plan that was adopted by the Company effective as of May 1, 2009.  All of the stock options will have a term of five years and a cashless exercise option.

3)	The Company will provide certain management services to IP in exchange for reasonable compensation.
4)
KLI will agree to purchase up to $100,000 of the common stock of the Company at a per share purchase price of $50.00 per share and will agree to lend up to $100,000 pursuant to a Revolving Senior Subordinated Debenture.

The above components are further delineated in the agreements which the Company entered into in conjunction with the transaction.  These agreements with IP and KLI include the following:

IP Agreements - The IP Agreement provides that Net Cash Flow will be distributed as follows: first, contributed capital will be returned to the members on a pro-rata basis (based on the amount of capital contributed), and, thereafter, Net Cash Flow will be distributed to the members on a percentage ownership basis.  The Company’s percentage ownership immediately after the execution of the agreement by the Company will be 60%.

The Capital Commitment Agreement provides that the Company will make capital contributions to IP of up to $200,000.

The Management Services Agreement provides that the Company will provide management services to IP and provide consultants to assist IP with IP projects.  Management services will be charged to IP based on the actual expenses incurred by the Company, and consultants will be charged at the same rate that the Company charges to subcontract its consultants to third parties.  The Company will also pay all salaries and benefits for certain employees of IP who will also provide services to the Company, which will initially include two employee owners of IP.

The Consulting Agreement provides that KLI IP Holding Inc. will provide consulting services to the Company in connection with the joint business and marketing efforts of the Company and IP.  In exchange for its services KLI IP Holding Inc. will receive Company stock options.

The Stock Options Agreement provides that, in consideration of the services being provided to the Company by IP and KLI IP Holding Inc., the Company shall issue stock options in such amounts as set forth below.  The stock options will be fully-vested upon issuance and will have an exercise price equal to the fair market value of the Company Common Stock on the grant date ($50).  The stock options will have a term of five years and a cashless exercise option.

▪	KLI IP Holding Inc. – options to purchase 27,168 shares
▪	IP management shareholders – options to purchase 17,579 shares

KLI Agreements - The Subscription Agreement provides that KLI will purchase up to 63,924 shares of the Company’s Common Stock at a per share purchase price of $50 per share for an aggregate consideration of up to $100,000.  KLI, or its affiliates or assigns, shall have a period of up to two months from the execution of the Subscription Agreement to make such purchases.

The Revolving Senior Subordinated Debenture provides that KLI may loan up to $100,000 to the Company.  The debenture has a term of five years and pays interest at a rate of 10% per annum.

Continued Support from Shareholders – On January 15, 2009 management shareholders and KLI provided a combined $50,000 to meet working capital needs via purchase of common stock of $25,000 and notes payable of $25,000 at 10% due January 15, 2014.

2009 Stock Investment Plan – On April 23, 2009 the Company’s 2009 Stock Investment Plan (the “Plan”) was put into effect.  Under the Plan terms, eligible participants include directors, officers, key employees and consultants as selected by the Company’s compensation committee (the “Committee”).  Awards under the Plan may be in the form of stock options or incentive stock options for purchase of shares of the Company’s Common Stock at an exercise price equal to 100% of the estimated fair market value of a share of Common Stock on the date option is granted.  Vesting terms are at the discretion of the Committee but in no case may the exercise period of time exceed ten years.  The maximum amount of Common Stock which may be issued under the Plan is 383,546 shares.

Cancellation of Common Stock Put Options – On July 26, 2009, per renewal terms of one executive’s employment agreement and on August 1, 2009 per terms of the separation agreement of a different executive, all common stock put options were cancelled. See also Debt Maturity Extension below.

Debt Maturity Extension - On August 1, 2009, per terms of a separation agreement (see also Cancellation of Common Stock Put Options above), the former Company executive who holds the $16,000 note payable due September 23, 2009 agreed to an extension of terms in the amount of two installments of $2,000 and $14,000 due December 31, 2009 and January 30, 2010, respectively.  The same former Company executive also agreed to a payment date of September 30, 2009 for the unpaid portion, $3,722 of the $9,722 note due June 2, 2009 of which $6,000 had been paid on June 2, 2009.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee	$436
FINRA Filling Fees	825
Printing Fees	20,000
Accounting Fees and Expenses	160,561
Legal Fees and Expenses	70,000
Miscellaneous	540,000
Total	$791,822

Item 14. Indemnification of Directors and Officers

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.  The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections.

Our Certificate of Incorporation and bylaws provide that we shall indemnify each of our officers and directors to the fullest extent permitted by Section 145.

Our Certificate of Incorporation, as amended, provides that no current or former director of ours shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The Company issued 1,000,000 shares of common stock on December 8, 2006, to Mondo Management Corp., for an aggregate purchase price of $17,500.

The Company issued an aggregate of 225,000 shares of common stock on June 1, 2009 to Nana Baffour, Johnson Kachidza, Frank Asante-Kissi and B.N. Bahadur for an aggregate purchase price of $225.

The Company issued 80,000 shares of common stock on July 17, 2009. 30,000 shares of common stock on July 31, 2009 and 52,000 of common stock on August 14, 2009 to investors for an aggregate purchase price of $340,200.

On August 21, 2009, in connection with the acquisition of Utilipoint, we issued an aggregate of 1,348,516 shares of common stock to the Utilipoint stockholders in exchange for 42,191 Utilipoint common shares and 172,597 options in exchange for 5,400 Utilipoint options. In addition, Knox Lawrence International, LLC, KLI IP Holding, Inc. and UTP International LLC, former shareholders of Utilipoint, acquired an aggregate of 889,444 shares of our common stock and 27,168 options at the closing of the Merger. Nana Baffour, our CEO and Johnson Kachidza, our President, are key shareholders of Knox Lawrence International, LLC, KLI IP Holding, Inc. and UTP International, LLC. In addition, we issued options to purchase 25,000 shares of our common stock to David Steele, President of Utilipoint and options to purchase 10,000 of our common stock each to Peter Shaw, Managing Director of The Intelligent Project and Stephen Schweich, our Director.

We believe that the offer and sale of the securities referenced were exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act, except for up to 35 non-accredited investors. The purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information; appropriate legends were affixed to the stock certificates issued in such transactions; and offers and sales of these securities were made without general solicitation or advertising.

Item 16. Exhibits

1.1 *	Form of Underwriting Agreement between Midas Medici Group Holdings, Inc. and National Securities Corporation.
2.1
Agreement of Merger and Plan of Reorganization, dated as of August 10, by and among Midas Medici Group Holdings, Inc., Utilipoint Acquisition Corp. and Utilipoint International, Inc. (Incorporated by reference to the Registrant’s Form 8-K filed on August 14, 2009).

3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 on Form 10SB filed May 2, 2007).
3.2	Certificate of Ownership of Mondo Acquisition I, Inc. and Midas Medici Group Holdings, Inc. (Incorporated by reference to the Registrant’s Form 8-K filed on May 27, 2009)
3.3	Bylaws (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
4.1**	Form of Underwriter’s Purchase Option
5.1*	Opinion of Sichenzia Ross Friedman Ference LLP (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
10.1	Stock Option Plan (Incorporated by reference to the Registrant’s Form 8-K filed on July 31, 2009).
10.2	Employment Agreement between Midas Medici Group Holdings, Inc. and Nana Baffour dated as of July 16, 2009 (Incorporated by reference to the Registrant’s Form 8-K filed on July 22, 2009).
10.3	Employment Agreement between Midas Medici Group Holdings, Inc. and Johnson Kachidza dated as of July 16, 2009 (Incorporated by reference to the Registrant’s Form 8-K filed on July 22, 2009).
10.4
Stock Purchase Agreement dated May 15, 2009, among Mondo Acquisition I, Inc., Mondo Management Corp., and Midas Medici Group, Inc. (Incorporated by reference to the Registrant’s Form 8-k filed on May 21, 2009)

10.5
Capital Commitment Agreement between Utilipoint International, Inc. and The Intelligent Project, LLC dated as of July 1, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.6
Agreement to be bound to the Limited Liability Company Agreement between of The Intelligent Project, LLC dated as of July 1, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.7	Limited Liability Company Agreement of The Intelligent Project, LLC dated as of May 22, 2009. (Incorporated by reference to the Registrant’s Form S-1/A filed on November 3, 2009).
10.8	Consulting Agreement between Utilipoint International, Inc. and KLI IP Holding, Inc. dated as of July 1, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
10.9
Management Services Agreement between Utilipoint International, Inc. and The Intelligent Project, LLC dated as of July 1, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.10	Stock Subscription Agreement executed by Knox Lawrence International, LLC dated as of July 1, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
10.11	Revolving Senior Subordinated Note dated as of July 1, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
10.12	Form of Subscription Agreement for sales of common stock on July 17, July 31, and August 14, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
10.13
Form of Return to Treasury Agreement executed by Nana Baffour, Johnson Kachidza, Frank Asante-Kissi and B.N. Bahadur effective June 29, 2009 (Incorporated by reference to the Registrant’s Form 8-K filed on July 31, 2009)

10.14
Reimbursement Agreement between Midas Medici Group Holdings, Inc. and Knox Lawrence International LLC dated as of August 7, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.15
Management Agreement between Utilipoint International, Inc. and Knox Lawrence International LLC dated as of July 23, 2007(Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.16
Senior Subordinated Debenture issued by Utilipoint International, Inc. to Knox Lawrence International LLC dated as of January 15, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.17
Senior Subordinated Debenture issued by Utilipoint International, Inc. to Knox Lawrence International LLC dated as of December 31, 2008 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.18	Lease for Utilipoint’s corporate offices in Albuquerque, New Mexico (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
10.19	Lease for Utilipoint’s corporate offices in Tulsa, Oklahoma (Incorporated by reference to the Registrant’s Form S-1/A filed on November 3, 2009).
10.20	Lease for Utilipoint’s corporate offices in Sugar Land, Texas (Incorporated by reference to the Registrant’s Form S-1/A filed on November 3, 2009).
10.21	Lease for Utilipoint’s corporate offices in Brno, Czech Republic (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
10.22	Revolving Loan Agreement among Midas Medici Group Holdings, UtiliPoint International, Inc. and Proficio Bank (Incorporated by reference to the Registrant’s Form S-1/A filed on November 25, 2009)
10.23
Form of Secured Revolving Promissory Note (Incorporated by reference to the Registrant’s Form 8-K filed on October 20, 2009) (Incorporated by reference to the Registrant’s Form S-1/A filed on November 25, 2009) (Incorporated by reference to the Registrant’s Form S-1/A filed on November 25, 2009)

10.24	Security Agreement among Midas Medici Group Holdings, Inc., UtiliPoint International, Inc. and Proficio Bank. (Incorporated by reference to the Registrant’s Form 8-K filed on October 20, 2009)
10.25
Subordination and Standstill Agreement among, Bruce R. Robinson Trust under agreement dated March 27, 2006, Jon Brock, Robert C. Bellemare, and Knox Lawrence International, LLC (Incorporated by reference to the Registrant’s Form 8-K filed on October 20, 2009)

10.26	Comfort Letter by Knox Lawrence International, LLC (Incorporated by reference to the Registrant’s Form 8-K filed on October 20, 2009)
10.27	Letter Agreement between Forbes Magazine and Utlipoint International, Inc. dated as of October 2, 2009(Incorporated by reference to the Registrant’s Form S-1/A filed on November 3, 2009).
14.1	Code of Ethics (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
16.1	Letter from Russell Bedford International dated July 24, 2009 (Incorporated by reference to the Registrant’s Form 8-K/A filed on July 28, 2009).
21	Subsidiaries (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
23.1*	Consent of REDW LLC.
23.2*	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

*  Filed herewith.
** To be filed by amendment

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii. Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that  in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, , in the city of  New York, in the State of  New York, on January 19, 2010 .

Midas Medici Group Holdings, Inc.

By:	/s/ Nana Baffour
Nana Baffour CEO, Co-Executive Chairman (Principal Executive Officer) and Director

By:	/s/ Johnson M. Kachidza
Johnson M. Kachidza
CFO, President, Co-Executive Chairman (Principal Financial and Accounting Officer) and Director

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Nana Baffour
Nana Baffour	CEO, Co-Executive Chairman (Principal Executive Officer) and Director	January 19, 2010

/s/ Johnson M. Kachidza*
Johnson M. Kachidza	CFO, President, Co-Executive Chairman (Principal Financial and Accounting Officer) and Director	January 19, 2010

/s/ Stephen Schweich*
Stephen Schweich	Director	January 19, 2010

/s/ Frank Henson
Frank Henson	Director	January 19, 2010

*By: /s/ Nana Baffour
Nana Baffour, attorney-in-fact

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